     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998.



                                                      REGISTRATION NO. 333-50433

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               AP HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 7521                                06-1269403
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                              800 SUPERIOR AVENUE
                           CLEVELAND, OHIO 44114-2601
                                 (216)522-0700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                                      Copies of all communications to:
              A. PETTER OSTBERG                            ADAM O. EMMERICH, ESQ.
                VICE PRESIDENT                         WACHTELL, LIPTON, ROSEN & KATZ
              AP HOLDINGS, INC.                             51 WEST 52ND STREET
             800 SUPERIOR AVENUE                          NEW YORK, NEW YORK 10019
          CLEVELAND, OHIO 44114-2601                           (212) 403-1000
                (216) 522-0700
    (NAME, ADDRESS, INCLUDING ZIP CODE AND
               TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Exchange Offer referred to herein.
                            ------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 9, 1998


[STANDARD PARKING LOGO]                                             [APCOA LOGO]
                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                     11 1/4% SENIOR DISCOUNT NOTES DUE 2008
                   ($70,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                   11 1/4% NEW SENIOR DISCOUNT NOTES DUE 2008
                         ($70,000,000 PRINCIPAL AMOUNT)

                                       OF

                               AP HOLDINGS, INC.

        THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                  TIME, ON             , 1998, UNLESS EXTENDED

     AP Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $70,000,000 of its 11 1/4% New Senior Discount Notes due 2008 (the "New Notes") for an equal principal amount of its outstanding 11 1/4% Senior Discount Notes due 2008 (the "Notes"), in integral multiples of $1,000. The New Notes will be general unsecured obligations of Holdings and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of New Notes will not be entitled to certain rights of holders under a Registration Rights Agreement of Holdings dated as of March 30, 1998 (the "Registration Rights Agreement"). The Notes have been, and the New Notes will be, issued under an Indenture dated as of March 30, 1998 (the "Indenture"), among Holdings and State Street Bank & Trust Company, as trustee (the "Trustee"). See "Description of New Notes." There will be no proceeds to Holdings from this offering; however, pursuant to the Registration Rights Agreement, Holdings will bear certain offering expenses.
                            ------------------------


SEE "RISK FACTORS," COMMENCING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER OR IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1998.

                                                          (cover page continued)

     Holdings will accept for exchange any and all validly tendered Notes on or
prior to 12:00 midnight, New York City time, on             , 1998, unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank & Trust Company will act as Exchange Agent with respect to the Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

     The Notes were sold by Holdings on March 25, 1998 in transactions not registered under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act. A portion of the Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of Holdings under the Registration Rights Agreement. See "The Exchange Offer."

     The New Notes will accrete at a rate of 11 1/4% compounded semi-annually to an aggregate principal amount of $70,000,000 at March 15, 2003. Thereafter, the New Notes will accrue interest at the rate of 11 1/4% per annum, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2003. The New Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after March 15, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to March 15, 2001, Holdings may redeem the New Notes, in whole but not in part, at the option of Holdings, at a redemption price of 111.25% of the accreted value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering. See "Description of New Notes -- Optional Redemption," and "Prospectus Summary -- Summary of Terms of New Notes."

     Upon the occurrence of a Change of Control (as defined in the Indenture), each Holder (as defined herein) of New Notes will have the right to require Holdings to repurchase all or any part of such Holder's New Notes at an offer price in cash equal to 101% of the Accreted Value (determined at the date of redemption) thereof on the date of repurchase (if such date of repurchase is prior to March 15, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after March 15, 2003). See "Description of New Notes -- Repurchase at the Option of Holders." There can be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to repurchase all New Notes tendered. See "Risk
Factors -- Payment Upon a Change of Control."


     The New Notes will be general, unsecured obligations of Holdings, will rank pari passu in right of payment with all existing and future senior indebtedness of Holdings and will rank senior in right of payment to all subordinated indebtedness of Holdings. As indebtedness of Holdings, however, the Notes will be effectively subordinated to all indebtedness of APCOA/Standard Parking, Inc., a Delaware Corporation formerly known as APCOA, Inc. and a majority owned subsidiary of Holdings (as combined with Standard (as defined) after giving effect to the Combination (as defined) the "Company"). As of March 31, 1998, on a pro forma basis, after giving effect to the Combination, the related financings and other transactions described herein, including, without limitation, the Note Offering and the application of the net proceeds therefrom, the Notes would have been effectively subordinate to approximately $150.2 million of indebtedness of the Company.



     Based on an interpretation by the staff of the SEC (as defined herein) set forth in no-action letters issued to third parties, Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer that acquired Notes directly from Holdings or (ii) any such holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the


                                                          (cover page continued)
ordinary course of such holder's business and that such holder does not intend to participate in the distribution of such New Notes.


     Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. The Letter of Transmittal delivered with this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holdings has agreed that for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Notwithstanding the foregoing, broker-dealers that acquired Notes directly from Holdings may not resell New Notes received in exchange for such Notes without complying with the registration and prospectus delivery requirements of the Securities Act.


     Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), or Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by Holdings.

     Holdings does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" or the "Initial Purchaser") has advised Holdings that it intends to make a market in the New Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. As a result, Holdings cannot determine whether an active public market will develop for the New Notes.

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND HOLDINGS WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."


     The New Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global New Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for the Global New Notes only on the terms set forth in the Indenture. See "Description of New Notes -- Book-Entry, Delivery and Form."

                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL        , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     Holdings has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to Holdings or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Such documents and other information filed by Holdings can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the website maintained by the SEC (http://www.sec.gov), and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

     Holdings is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the New Notes, Holdings will become subject to the informational requirements of the Exchange Act. Holdings will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission. In addition, Holdings will send to each Holder of New Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act.

     So long as Holdings is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to the Trustees and the Holders of the Notes and the New Notes. Holdings has agreed that, even if it is not required under the Exchange Act to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by Holdings under Section 13 of the Exchange Act to the Trustees and the Holders of the Notes or New Notes as if it were subject to such periodic reporting requirements.

     In addition, Holdings has agreed that, for so long as any of the Notes remain outstanding, it will make available to any prospective purchaser of the Notes or Holder of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM AP HOLDINGS, INC., 800 SUPERIOR AVENUE, CLEVELAND, OHIO 44114-2601, (216) 522-0700;
ATTENTION: ROBERT N. SACKS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY           , 1998.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to Holdings' business and all pro forma data give effect to the Transactions described below. An index of certain defined terms used herein can be found on page 102. Unless the context indicates or otherwise requires, references in this Prospectus to
(i) "Holdings" are to AP Holdings, Inc., and its subsidiaries; (ii) "APCOA" are to APCOA/Standard Parking, Inc., and its subsidiaries; (iii) "Standard" are to the combined operations of the group of affiliated entities controlled by the Standard Owners as defined in "The Transactions--The Combination"; and (iv) the "Company" are to APCOA and Standard, on a combined basis after giving effect to the Combination.


                                    HOLDINGS

     Following consummation of the Transactions, capital stock of the Company accounts for all of Holdings' assets. Holdings owns 84.0% of the Company's common stock and all of the Company's preferred stock, which preferred stock consists only of that issued by the Company in the Preferred Stock Contribution. Holdings conducts substantially all of its business through the Company.

                                  THE COMPANY


     The Company is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities in the two major markets of the parking industry: urban parking and airport parking. Following consummation of the Combination, the Company manages approximately 1,100 parking facilities, containing approximately 580,000 parking spaces in over 45 cities across the United States and Canada. The Company's pro forma gross customer collections, pro forma parking services revenue, pro forma EBITDA and pro forma net loss for the year ended December 31, 1997 were $948.6 million, $186.1 million, $19.9 million and $2.8 million, respectively. In addition, due to interest expense on the Notes, Holdings pro forma net loss for the year ended December 31, 1997 was $7.5 million.


     The Company believes that its superior management services coupled with its focus on increasing market share in select core cities leads to higher profitability per parking facility than its competitors. The Company believes that it enhances its leading position by providing: (i) Ambiance in Parking(R), an approach to parking that includes a number of premium, on-site, value-added services and amenities; (ii) state-of-the-art information technology, including Client View(C), a proprietary client reporting system which allows the Company to provide clients with real-time access to site-level financial and operating information; and (iii) award-winning training programs for on-site employees that promote customer service and client retention. In addition, the Company believes that it distinguishes itself from its competitors because of its ability to leverage its long-standing experience in securing contracts, particularly with regard to the airport parking market.

     The Company's diversified client base includes some of the nation's largest owners and developers of major office building complexes, shopping centers, sports complexes, hotels and hospitals. In addition, the Company manages parking operations at many of the major airports in North America. In the urban parking market, the Company's clients include CB Commercial Real Estate Group, Equity Office Properties, the Taubman Company, Harvard Medical School, Northwestern University, Children's Memorial Medical Center in Chicago and Cedars Sinai Medical Center in Los Angeles. Parking facilities managed by the Company include the CNN Center in Atlanta, the Kennedy Center for the Performing Arts in Washington, D.C. and the Gateway Sports Complex in Cleveland. In the airport parking market, the Company's clients include Chicago O'Hare International and Chicago Midway, Cleveland-Hopkins International, Minneapolis-St. Paul International and Detroit Metropolitan airports.

     The Company operates its clients' parking properties through two types of arrangements: management contracts and leases. The Company does not own any parking facilities and, as a result, the Company assumes fewer of the risks of real estate ownership. Under a management contract, the Company typically receives a base monthly fee for managing the property, and may also receive an incentive fee based on the achievement of facility revenues above a base amount. In some instances, the Company also receives certain fees for ancillary services. Typically, all of the underlying revenues and expenses under a management contract flow through to the property owner, not to the Company. Under lease arrangements, the Company generally pays either a fixed annual rental, a percentage of gross customer collections, or a combination thereof to the property owner. The Company collects all revenues under lease arrangements and is responsible for most operating expenses, but it is typically not responsible for major maintenance or capital expenditures. As of March 31, 1998, the Company operated approximately 73% of its approximately 1,100 parking facilities under management contracts and approximately 27% under leases. Renewal rates for the Company's management contracts and leases were approximately 96% for each of the last three years.



                              RECENT DEVELOPMENTS



THE COMBINATION



     Pursuant to the terms of the Combination Agreement, on March 30, 1998, APCOA acquired all of the outstanding capital stock, partnership and other equity interests of Standard for consideration consisting of $65 million in cash, 16% of the common stock of the Company, and the assumption of certain liabilities, subject to certain adjustments. See "The Transactions -- The Combination."



THE FINANCING



     In connection with, and concurrently with the consummation of, the Combination, on March 30, 1998, Holdings (a) consummated the Note Offering and
(b) contributed $40.7 million of cash to the Company (the "Preferred Stock Contribution") in exchange for $40.7 million initial liquidation preference of new preferred stock of the Company. Concurrently, the Company consummated the Senior Subordinated Notes Offering and entered into the New Credit Facility. The net proceeds from the Senior Subordinated Notes Offering, together with the Preferred Stock Contribution, were used by the Company: (i) to fund the cash portion of the consideration payable in connection with the Combination; (ii) to repay certain indebtedness; (iii) for general corporate purposes, including working capital needs and future acquisitions; (iv) to redeem preferred stock held by Holberg; and (v) to pay fees and expenses in connection with the Transactions. See "Use of Proceeds" and "The Transactions -- The Financing."



OTHER ACQUISITIONS



     On May 1, 1998, the Company acquired the remaining 76% interest in Executive Parking Industries LLC, a Delaware limited liability company ("EPI"), through the acquisition of all of the outstanding capital stock of S&S Parking, Inc., a California corporation ("S&S Parking"), the sole asset of which was such 76% interest in EPI, for $7.0 million in cash. In addition, on June 1, 1998, the Company acquired all of the outstanding capital stock of Century Parking, Inc., a California corporation ("Century Parking"), and Sentry Parking Corporation, a California corporation ("Sentry Parking"), for consideration consisting of $5.2 million in cash at closing and $1.0 million payable on the third anniversary of the closing date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of APCOA -- Summary of Operating Facilities."

                                  THE INDUSTRY


     The International Parking Institute, a trade organization of parking professionals, estimates that there are 35,000 parking facilities in the United States generating over $26.0 billion in gross customer collections. The parking industry is highly fragmented, with over 1,700 commercial parking operators in the United States, as estimated by the Parking Market Research Company, an independent research company. Industry participants, the vast majority of which are privately-held companies, consist of relatively few nationwide companies and a large number of small regional or local operators, including a substantial number of companies providing parking as an ancillary service in connection with property management or ownership. Clients of parking facility managers include the owners of office buildings, major airports, shopping centers, sports complexes, hotels and hospitals, which provide parking to customers.

     The parking industry is comprised of two major markets: urban parking and airport parking. The urban parking market consists of many sub-markets with differing clients including commercial, office, residential, event, entertainment, retail, shopping centers, hospitals and hotels. In contrast, the airport parking market consists of a relatively small number of clients with large revenue-generating parking operations and similar needs that are unique to airport parking facilities.

                     THE COMBINATION AND EXPECTED BENEFITS


     Pursuant to the terms of the Combination Agreement, APCOA has combined its operations with the operations of Standard (the "Combination"). After consummation of the Combination, the Company is one of the largest parking facility managers in the United States, operating approximately 1,100 parking locations, providing first-class, customer-oriented parking services, and using proprietary, award-winning management information systems and technology to improve services and reduce costs. Through the Combination, the Company believes that it will be able to achieve approximately $6.3 million of annualized cost savings within 12 to 18 months following the Combination as a result of the elimination of certain duplicative costs and achievement of operating efficiencies. Specific anticipated benefits include:


     - Reduced Personnel Expenses. Subsequent to the Combination, the Company intends to consolidate headquarters in Chicago and eliminate redundant corporate functions. In addition, the Company expects to reduce the number of field managers and administrative staff with overlapping functions in certain core cities. The Company also expects to realize additional net savings from the restructuring of certain executive compensation packages.

     - Operational Improvements and Elimination of Redundant Services Provided by Third Parties. The Company plans to rely on APCOA's state-of-the-art proprietary management information and reporting systems to perform many services which Standard previously outsourced to third parties, such as payroll and accounts receivable processing. The Company also expects to realize purchasing economies and eliminate redundant services from consolidating certain third-party service providers.


     In addition, since January 1, 1997, the Company completed six small acquisitions (the "Other Acquisitions" as defined below under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings"). The Company expects to realize $1.9 million of cost savings related to the Other Acquisitions.


     Of the aggregate potential $8.2 million in annualized cost savings discussed above, approximately $4.9 million are reflected in the Pro Forma Condensed Consolidated Financial Statements included elsewhere herein. Actual cost savings achieved by the Company may vary considerably from the estimates discussed above. See "Summary Unaudited Pro Forma Consolidated Financial Data" and "Risk Factors--Ability to Integrate Acquisitions."

                   BUSINESS STRATEGY & COMPETITIVE ADVANTAGES

     The Company believes its innovative parking facility amenities, services and management, coupled with its state-of-the-art information technology and reporting systems, position the Company to enhance its standing as a leading provider of parking services. Specific elements of the Company's business strategy and competitive advantages include:

     - Focus on Core Cities. Part of the Company's business strategy is to focus on increasing system-wide profitability by maximizing operating leverage. As part of this strategy, the Company operates in certain core cities and realizes certain economies of scale, including the ability to spread administrative overhead costs across a large number of parking facilities in a single market. As a result, the Company has been able to significantly increase profitability per contract. For example, in 1997, management estimates that the Company's average profit per contract in cities in which it operated more than 35 parking locations was nearly double the Company's profit per contract in cities in which it operated fewer than 35 locations.


     - Strong Operating Performance and Stable Cash Flow. From 1993 to 1997, the Company's EBITDA increased from $7.2 million to $15.0 million, representing a compounded annual growth rate ("CAGR") of 20.0%. The Company's cash flow from operating activities increased from $3.2 million to $6.0 million from 1993 to 1997. Over the same period, the Company's capital expenditures averaged less than $3.0 million per year. In addition, the Company reduced exposure to increasing cost of parking services by (i) increasing the proportion of its management contracts, which generally pass cost of parking services onto the Company's clients, and (ii) maintaining low minimum rental commitments under its non-cancelable leases. The Company's average management and lease contract renewal rate over the last three years was approximately 96%. As a result of the Company's operating performance, as well as the low capital expenditure requirements and low risk portfolio of management contracts and leases, the Company has been able to generate consistent cash flow. After giving pro forma effect to the Transactions and the Other Acquisitions, the Company's and Holdings' earnings would have been inadequate to cover fixed charges by $2.4 million and $7.1 million, respectively, for the year ended December 31, 1997.


     - Strategic Growth Through Acquisitions. The parking industry is highly fragmented, with over 1,700 industry participants. In addition to pursuing individual contracts, the Company is seeking to capitalize on this industry fragmentation by pursuing a focused acquisition strategy which includes: (i) acquiring parking management companies within core cities and target cities where the Company believes it can attain a significant market share, and (ii) acquiring larger, regional parking management companies. As a part of this strategy, APCOA and Standard, combined, have successfully acquired and integrated 6 companies with 138 new facilities and 252 net individual contracts over the past five years.

     - Leading Client Base. The Company's diversified, long-standing customer base comprises many of the premier national property management and ownership organizations in the United States and Canada. The Company is a market leader in airport parking, operating approximately 100 parking facilities at airports in the United States and Canada. Management believes that the Company's focus on select core cities enables the Company to maintain broader and stronger relationships with the local client base and improves its client retention rates and its ability to compete for new contracts.

     - Value-Added Services and Award-Winning Information Systems. The Company believes that it can continue to increase profitability and attract new clients by providing: (i) Ambiance in Parking(R); (ii) state-of-the-art information technology, including Client View(C); and (iii) award-winning training programs for on-site employees. Management believes that these capabilities facilitate development opportunities that typically lead to long-term lease and management contracts on new facilities. Also, the Company has developed state-of-the-art information technology systems which connect local offices across the country to its corporate office. These systems, which received the 1994 Esprit Award sponsored by Booz-Allen & Hamilton and CIO magazine, enable a centralized staff to eliminate inefficient duplication of administrative and accounting functions at the field level and also help provide key operational information to clients. Management believes that these systems will enable the Company to add many new clients and contracts without incurring additional administrative staff and expense.

     - Experienced Management Team. Myron C. Warshauer, the Company's Chief Executive Officer and the third generation of his family to direct Standard, has over 35 years of industry experience. G. Walter Stuelpe, Jr., the Company's President, has been with APCOA for over 25 years, serving as Chief Executive Officer since 1986. Other members of the Company's executive team are the most experienced, talented executives from both companies. Overall, the members of the Company's executive team have an average of over 15 years of industry experience.

                                THE TRANSACTIONS

     In connection with the Combination, Holdings consummated the Note Offering. Concurrently, the Company: (i) consummated the offering of $140.0 million of
9 1/4% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes Offering"); (ii) entered into the New Credit Facility; and (iii) received the Preferred Stock Contribution. The Combination, the issuance of the Notes, the Senior Subordinated Notes Offering, the New Credit Facility, the Preferred Stock Contribution, the application of proceeds therefrom and the payment of related fees and expenses are collectively referred to herein as the "Transactions."
                            ------------------------

     Holdings' principal executive offices are presently located at 800 Superior Avenue, Cleveland, Ohio 44114-2601, and its telephone number is (216) 522-0700. Holdings expects to move its principal executive offices to Chicago, Illinois, at a location to be determined.

                               THE NOTE OFFERING


The Notes.................. The Notes were sold by Holdings on March 25, 1998 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and to persons in transactions outside the United States in reliance on Regulation S under the Securities Act (the "Note Offering").


Registration Rights
Agreement.................. In connection with the Note Offering, Holdings entered into the Registration Rights Agreement, which grants holders of the Notes certain exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered......... $70.0 million in aggregate principal amount of
                            Holdings' 11 1/4% New Senior Discount Notes due
                            2008.

The Exchange Offer......... $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of the Notes. As of the date hereof, $70.0 million aggregate principal amount of Notes are outstanding. Holdings will issue the New Notes to Holders on or promptly after the Expiration Date.

Expiration Date............ 12:00 midnight, New York City time, on
                                           , 1998, unless the Exchange Offer is
                            extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes
  and the Notes............ The New Notes will accrete at a rate of 11 1/4%
                            compounded semi-annually to an aggregate principal amount of $70,000,000 at March 15, 2003. Thereafter, the New Notes will accrue interest at the rate of 11 1/4% per annum, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2003.

Conditions to the
  Exchange Offer........... The Exchange Offer is subject to certain customary conditions, which may be waived by Holdings. See "The Exchange Offer -- Conditions."

Procedures for
  Tendering Notes.......... Each Holder of Notes wishing to accept the Exchange
                            Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the relevant Exchange Agent at the address set forth in the Letter of Transmittal. The Letter of Transmittal should be used to tender Notes. By executing the Letter of Transmittal, each Holder will represent to Holdings that, among other things, the Holder or the person receiving such New Notes, whether or not such person is the Holder, is acquiring the New Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners........ Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures............... Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.......... Tenders may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Terms of the Exchange Offer."

Acceptance of Notes and
  Delivery of New Notes.... Holdings will accept for exchange any and all Notes that are properly tendered in the Exchange Offer prior to 12:00 midnight, New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


Federal Income Tax
  Consequences............. The issuance of the New Notes to Holders of the
                            Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."


Use of Proceeds............ There will be no proceeds to Holdings from the exchange of Notes pursuant to the Exchange Offer.

Effect on Holders of
Notes...................... As a result of the making of this Exchange Offer,
                            Holdings will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

Exchange Agent............. State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                         SUMMARY OF TERMS OF NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Notes (which they will replace) except that (i) the New Notes have been registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) the Holders of the New Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."

Securities Offered.........  $70.0 million in principal amount of 11 1/4% New
                             Senior Discount Notes due 2008.

Maturity Date..............  March 15, 2008.

Accretion..................  The New Notes will accrete at a rate of 11 1/4%, compounded semi-annually to an aggregate principal amount of $70.0 million at March 15, 2003.

Interest Rate..............  The New Notes will accrue interest at the rate of
                             11 1/4% per annum, payable semi-annually in cash on March 15 and September 15 of each year, commencing September 15, 2003.

Optional Redemption........  The New Notes will be redeemable at the option of
                             Holdings, in whole or in part, at any time on or after March 15, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to March 15, 2001, Holdings may redeem the New Notes, in whole, but not in part, at the option of Holdings, at a redemption price of 111.25% of the Accreted Value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering (as defined). See "Description of New Notes--Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined), each holder of New Notes will have the right to require Holdings to repurchase all or any part of such holder's New Notes at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to March 15, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after March 15, 2003). See "Description of New Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to purchase all New Notes tendered. See "Risk Factors--Payment Upon a Change of Control."


Ranking....................  The New Notes will be general unsecured obligations of Holdings, will rank pari passu in right of payment with all existing and future senior indebtedness of Holdings and will rank senior in right of payment to all subordinated indebtedness of Holdings. As indebtedness of Holdings, however, the New Notes will be effectively subordinated to all indebtedness of the Company. As of March 31, 1998, on a pro forma basis, after giving effect to the Transactions, the New Notes would have been effectively subordinate to approximately $150.2 million of indebtedness of the Company. See "Risk Factors--Holding Company Structure; Effective Subordination."

Certain Covenants..........  The Indenture contains certain covenants that limit, among other things, the ability of Holdings and its Restricted Subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of New Notes--Certain Covenants."

Original Issue Discount....  The New Notes are being issued with original issue discount for U.S. federal income tax purposes. Thus, although interest will not be payable on the New Notes prior to March 15, 2003, holders will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Description of Certain Federal Income Tax Consequences--Original Issue Discount."

Form and Denomination......  The certificates representing the New Notes will be issued in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depository in the form of a Global New Note. Beneficial interests in the certificates representing the Global New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its Participants. See "Book Entry, Delivery and Form."

Exchange Offer Registration
  Rights...................  If any Holder of an aggregate of at least $2.0 million in principal amount of Notes notifies Holdings within 20 days of the consummation of the Exchange Offer that (A) such Holder is prohibited by law or SEC policy from participating in the Exchange Offer, or (B) such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder, or (C) such Holder is a broker-dealer and holds Notes acquired directly from Holdings or one of its respective affiliates, then Holdings will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof. Notwithstanding the foregoing, at any time after consummation of the Exchange Offer, Holdings may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of Holdings determines in good faith that it is in the best interests of Holdings not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving Holdings, and Holdings notifies the Holders within a certain period of time after the Board of Directors makes such determination, or
                             (ii) the prospectus contained in the Shelf
                             Registration Statement contains an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Holdings will pay certain liquidated damages to Holders of Notes and Holders of New Notes if Holdings is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."


     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER OR IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS."

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)


     The following table sets forth summary historical financial data of Holdings at and for the year ended December 31, 1997 and at and for the three months ended March 31, 1998 and summary unaudited pro forma consolidated income statement data of Holdings for the year ended December 31, 1997 and the three months ended March 31, 1998. The historical financial data at and for the year ended December 31, 1997, have been derived from the audited financial statements of Holdings, and the historical financial data at and for the three months ended March 31, 1998, have been derived from the unaudited financial statements of Holdings. The pro forma consolidated balance sheet data at March 31, 1998 give effect to the acquisition of EPI as if it had occurred on March 31, 1998. The pro forma consolidated income statement data and other data for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to the Transactions and the Other Acquisitions as if they had occurred at the beginning of the period presented. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard," the audited financial statements of Holdings, the unaudited financial statements of Holdings, the unaudited pro forma financial statements of Holdings, the historical financial statements of Standard and the related notes thereto included elsewhere herein.



                                                        YEAR ENDED             THREE MONTHS ENDED
                                                     DECEMBER 31, 1997           MARCH 31, 1998
                                                  -----------------------    -----------------------
                                                  HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                                  ----------    ---------    ----------    ---------
INCOME STATEMENT DATA:
  Parking services revenue......................   $115,676     $186,078      $ 28,804     $ 44,769
  Cost of parking services......................     92,818      146,165        23,576       35,571
  General and administrative expenses...........     13,528       20,045         3,460        5,131
  Restructuring charge..........................         --           --        14,500       14,500
  Depreciation and amortization.................      3,767        7,496         1,055        1,860
                                                   --------     --------      --------     --------
  Operating income (loss).......................      5,563       12,372       (13,787)     (12,293)
  Interest expense, net.........................      3,243       19,441           888        4,812
  Minority interest.............................        321          321           143          143
  Income tax expense............................        140          140            30           30
                                                   --------     --------      --------     --------
  Income (loss) before extraordinary item.......   $  1,859     $ (7,530)     $(14,848)    $(17,278)
                                                   ========     ========      ========     ========



                                                                  HISTORICAL
                                                            -----------------------    PRO FORMA
                                                            AT DECEMBER    AT MARCH    AT MARCH
                                                             31, 1997      31, 1998    31, 1998
                                                            -----------    --------    ---------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................   $  3,322      $ 60,480    $ 54,078
  Working capital (deficiency)............................    (17,059)       27,691      20,332
  Total assets............................................     59,095       213,510     215,136
  Total debt..............................................     38,283       190,806     190,904
  Redeemable preferred stock of subsidiary................      8,728            --          --
  Common stock of subsidiary (the Company) subject to
     put/call rights(1)...................................         --         4,589       4,589
  Common stock subject to put/call rights(2)..............        333           333         333
  Stockholders' equity (deficit)..........................    (22,592)      (46,039)    (46,039)

                                                        YEAR ENDED             THREE MONTHS ENDED
                                                     DECEMBER 31, 1997           MARCH 31, 1998
                                                  -----------------------    -----------------------
                                                  HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                                  ----------    ---------    ----------    ---------
OTHER DATA:
  Gross customer collections....................   $476,183     $948,612      $128,591     $250,256
  EBITDA(3).....................................      9,330       19,868         1,768        4,067
  Capital expenditures..........................      2,357        2,849         1,600        1,600
  Net cash provided by (used in):
     Operating activities.......................        931          N/A        (5,017)         N/A
     Investing activities.......................     (3,592)         N/A       (72,869)         N/A
     Financing activities.......................      3,451          N/A       135,044          N/A
  Ratio of earnings to fixed charges(4).........       1.5x          N/A           N/A          N/A


------------------------------

(1) In accordance with the Stockholders Agreement (as defined below under "Certain Relationships and Related Party Transactions -- Stockholders Agreement"), the Company will be obligated under certain circumstances to repurchase shares of common stock issued in connection with the Combination. The Company will not be obligated to repurchase such common stock prior to the third anniversary of the consummation of the Combination.


(2) In accordance with an agreement (the "Put/Call Agreement"), between Holdings and Delaware North Companies, Incorporated, a Delaware corporation and the holder of 10% of the common stock of Holdings ("Delaware North"), Holdings has the right under certain circumstances to, and has the obligation under certain circumstances to, repurchase the shares of its common stock held by Delaware North. Holdings has exercised the right to repurchase the common stock held by Delaware North pursuant to the terms of the Put/Call Agreement.


(3) EBITDA represents operating income plus depreciation and amortization and restructuring charge. EBITDA is computed as follows:



                                                                  YEAR ENDED              THREE MONTHS ENDED
                                                              DECEMBER 31, 1997             MARCH 31, 1998
                                                           ------------------------    ------------------------
                                                           HISTORICAL    PRO FORMA     HISTORICAL    PRO FORMA
                                                           ----------    ----------    ----------    ----------
Operating income (loss)..................................   $  5,563      $ 12,372      $(13,787)     ($12,293)
Depreciation and amortization............................      3,767         7,496         1,055         1,860
Restructuring charge.....................................         --            --        14,500        14,500
                                                            --------      --------      --------      --------
EBITDA...................................................   $  9,330      $ 19,868      $  1,768      $  4,067
                                                            ========      ========      ========      ========



    EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as prepared by Holdings, however, may not necessarily be comparable to similarly titled measures prepared by other companies within the industry. Holdings understands that EBITDA is not intended to represent (a) cash flow for the period, (b) a source of liquidity or (c) funds to be used for discretionary purposes, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(4) For purposes of computing this ratio, earnings consist of income before income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the year ended December 31, 1997, on a pro forma basis, earnings were inadequate to cover fixed charges by $7.1 million. For the three months ended March 31, 1998, on a historical and pro forma basis, earnings were inadequate to cover fixed charges by $14.7 million and $17.1 million, respectively.

                                  RISK FACTORS


     Holders of the Notes and prospective purchaser of New Notes should consider carefully the factors set forth below, as well as the other information set forth elsewhere in this Prospectus, before making a decision to tender into the Exchange Offer or making an investment in the New Notes. This Prospectus includes forward-looking statements, including statements concerning Holdings' business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. Holdings' actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard" and "Business." The forward-looking statements are made as of the date of this Prospectus, and Holdings assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS


     Holdings is and will continue to be highly leveraged as a result of the substantial indebtedness it has incurred in connection with the Transactions. After giving pro forma effect to the acquisition of EPI, Holdings would have had total indebtedness of $190.9 million and a stockholders' deficit of $46.0 million as of March 31, 1998, and Holdings' earnings would have been inadequate to cover fixed charges by $7.1 million for the year ended December 31, 1997 and $17.1 million for the three months ended March 31, 1998. The pro forma ratio of total indebtedness to total capitalization would have been 1.3x as of March 31, 1998. Holdings may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the New Credit Facility. See "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "The Transactions -- The Combination" and "Description of Indebtedness."



     Holdings' ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the New Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of Holdings believes that the cash flow and available cash of its subsidiaries, together with available borrowings under the New Credit Facility, will be adequate to meet anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of and interest on its indebtedness, and interest on the New Notes. However, all or a portion of the principal payments at maturity on the New Notes may require refinancing. There can be no assurance that Holdings will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Holdings to service its indebtedness, including the New Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of
Holdings -- Liquidity and Capital Resources."



     The degree to which Holdings is now leveraged and will continue to be leveraged following the Note Offering could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) approximately $13.0 million of Holdings' annual cash flow from operations will be required to service interest on the Company's Senior Subordinated Notes and will not be available for other purposes; (ii) Holdings' ability to obtain additional financing in the future could be limited; and (iii) the Indenture contains financial and restrictive covenants that limit the ability of Holdings to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by Holdings to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on Holdings.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION


     Holdings is a holding company and does not have any material operations or assets other than ownership of 84.0% of the Company Common Stock and $40.7 million of preferred stock of the Company as a result of the Preferred Stock Contribution. Accordingly, the New Notes will be effectively subordinated to all existing and future liabilities of Holdings' subsidiaries including indebtedness under the New Credit Facility and the Company's Senior Subordinated Notes. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the aggregate amount of indebtedness of Holdings' subsidiaries to which the holders of the Notes would be effectively subordinated would have been approximately $150.2 million. Holdings and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.


     Any right of Holdings to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the New Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. The obligations of the Company under the New Credit Facility are secured by substantially all of its assets. Additionally, Holdings guarantees the Company's obligations under the New Credit Facility and such guarantee is secured by a first priority pledge of all the capital stock of the Company owned by Holdings. See "Description of Indebtedness--New Credit Facility."

LIMITATION ON THE PAYMENT OF FUNDS TO HOLDINGS BY ITS SUBSIDIARIES

     Holdings' cash flow, and consequently its ability to pay dividends and to service debt, including its obligations under the New Notes, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holdings in the form of loans, dividends or otherwise. Holdings' subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes or to make any funds available therefor. In addition, the Company's New Credit Facility and the indenture governing the Company's Senior Subordinated Notes impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company to Holdings. Under the New Credit Facility, subject to certain financial covenants, the Company is permitted to pay dividends to Holdings equal to the semi-annual interest payments due on the New Notes; provided that upon a notice of a default or event of default under the New Credit Facility, Holdings' subsidiaries are prohibited from paying such dividends until the earlier of the 180th day following such notice and the date such default or event of default is cured or waived. Accordingly, repayment of the New Notes may depend upon the ability of Holdings to effect an offering of capital stock or to refinance the New Notes.

ASSET ENCUMBRANCES

     In connection with the New Credit Facility, Holdings has granted the lenders thereunder a first priority lien on all of the capital stock of the Company owned by it as security for its guarantee of the Company's obligations under the New Credit Facility. In the event of a default under the New Credit Facility or such guarantee, the lenders under the New Credit Facility could foreclose upon the assets pledged to secure the New Credit Facility, including such capital stock, and the holders of the New Notes might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness under the New Credit Facility was discharged or paid in full.

DEPENDENCE ON MANAGEMENT CONTRACTS AND LEASES

     The principal sources of the Company's revenues are management contracts and leases covering parking facilities. For the years ended December 31, 1996 and December 31, 1997, gross profits from management contracts accounted for 43.8% and 42.5%, respectively, of the Company's total gross profits, and for the years ended December 31, 1996 and December 31, 1997, gross profits from leased facilities accounted for 56.2% and 57.5%, respectively, of the Company's total gross profits. Under a management contract, the Company typically receives a base monthly fee for managing the property, and may also receive an incentive fee based on the achievement of facility revenues above a base amount. In some instances, the Company also receives certain fees for ancillary services. Typically, all of the underlying revenues and expenses under a management contract flow through to the property owner, not to the Company. Leases generally are for three to ten year terms. Certain of Standard's management contracts and leases contain provisions allowing the property owner to terminate such management contract or lease in the event of a transaction such as the Combination. There can be no assurance that property owners will not terminate such management contracts or leases upon consummation of the Combination, nor that any such terminations would not have a material adverse effect on the Company and its business, operations or financial condition. There also can be no assurance that the Company will be able to maintain or renew its management contracts and leases on favorable terms. In addition, because certain management contracts and leases are with state, local and quasi-governmental entities, changes to certain governmental entities' approaches to contracting regarding parking facilities could affect such contracts. The loss, or renewal on less favorable terms, of a substantial number of management contracts or leases could have a material adverse effect on the Company. In addition, a material reduction in the profit margins associated with ancillary services provided by the Company under its management contracts and leases, including increases in costs or claims associated with, or reductions in the number of clients purchasing, insurance provided by the Company, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard" and "Business--Insurance."

DEPENDENCE ON PROPERTY PERFORMANCE

     The Company's leases generally require the Company to make a fixed monthly lease payment regardless of the parking fees collected. Some management contracts provide for payment to the Company based on a percentage of revenues generated by the parking facility. Accordingly, the Company's revenues and net income are dependent on the performance of the parking facilities it leases and manages. Such performance depends, in part, on the ability to negotiate favorable contract terms, the ability to control operating expenses, financial conditions prevailing generally and in areas where parking facilities are located, the nature and extent of competitive parking facilities in the area, weather conditions at certain properties (particularly with respect to airports), government-mandated security measures at airport parking facilities and the real estate market generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard."

EXPANSION OF BUSINESS; ABILITY TO INTEGRATE ACQUISITIONS


     The Company will have to integrate Standard's and APCOA's businesses, as well as the Other Acquisitions. While this process has already begun and the Company believes that such integration provides significant opportunities to reduce costs, there can be no assurance that the Company will be able to meet performance expectations or successfully integrate these businesses on a timely basis without disruption in the quality and reliability of service to its customers or clients or diversion of management resources. In addition, while each of APCOA and Standard has made acquisitions successfully before, the Combination is substantially larger than any of such prior acquisitions. Further, the Company intends to expand its business by adding leases and management contracts and by acquiring additional parking management companies. The Company's growth will be directly affected by results of operations of added parking facilities, which will depend, in turn, upon the Company's ability to obtain suitable financing, contract terms, government licenses and approvals, and the competitive environment for acquisitions. In that regard, the nature of licenses and approvals, and the timing and likelihood of obtaining them, vary widely from state to state and from country to country. Some of the acquired operations may be located in geographic markets in which the Company has little or no presence. Successful integration and management of additional facilities will depend on a number of factors, many of which are beyond the Company's control. There can be no assurance that suitable acquisition candidates will be identified, that such acquisitions can be consummated, or that the acquired operations can be integrated successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings--Liquidity and Capital Resources," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard--Liquidity and Capital Resources," "Business--Business Strategy and Competitive Advantages" and "--Regulation."

ENVIRONMENTAL AND OTHER REGULATIONS

     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the operation of parking facilities, the Company may be potentially liable for such costs. Although the Company is currently not aware of any material environmental claims pending or threatened against it or any of its operated parking facilities, no assurances can be given that a material environmental claim will not be asserted against the Company or against the parking facilities it operates. The cost of defending against claims of liability, or of remediating a contaminated property, could have a material adverse effect on the results of operations or financial condition of the Company.

     Various other governmental regulations affect the Company's operation of parking facilities, both directly and indirectly, including air quality laws, licensing laws and the Americans with Disabilities Act of 1990 (the "ADA"). Under the ADA, all public accommodations, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. Although management believes that the parking facilities it operates are in substantial compliance with these requirements, a determination that the Company or the facility owner is not in compliance with the ADA could result in the imposition of fines or damage awards against the Company. See "Business--Regulation."

COMPETITION

     The parking industry is highly competitive with limited barriers to entry. The Company's competitors range from small single-lot operators to large regional and national multi-facility operators, and include municipal and other governmental entities. Some of the Company's present and potential competitors have or may obtain greater financial and marketing resources than those of the Company. Furthermore, the Company competes for qualified management personnel with other parking facility operators, with property management companies, and with property owners. The Company competes for acquisitions with other parking facility operators. There can be no assurance that the Company will not encounter increased competition for acquisitions in the future and that such competition will not have an adverse effect on the Company's ability to complete acquisitions or on prices paid for acquisitions. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's and Holdings' success is, and will continue to be, substantially dependent upon the continued services of the Company's management team.

     The loss of the services of one or more members of senior management could have a material adverse effect on Holdings' financial condition and results of operations. Although the Company has entered into employment agreements with, and historically has been successful in retaining the services of, its senior management, there can be no assurance that the Company will be able to retain such personnel in the future. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDER


     Following the consummation of the Transactions, Holberg Industries, Inc. ("Holberg") owns 82.5% of the issued and outstanding common stock of Holdings. See "Security Ownership of Certain Beneficial Holders and Management." Holberg has sufficient rights and/or voting power to elect the majority of the Board of Directors of each of Holdings, and through Holdings, the Company, and thereby exercise control over the business, policies and affairs of Holdings, and, in general, determine the outcome of any corporate transaction or other matters submitted to stockholders for approval, such as any amendment to the certificate of incorporation of Holdings (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation or sale of all or substantially all of the assets of Holdings, all of which could adversely affect Holdings and holders of the New Notes. See "Security Ownership of Certain Beneficial Holders and Management."

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes may require Holdings to repurchase all or a portion of such holder's New Notes at 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to March 15, 2003) or 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is on or after March 15, 2003). In addition, the New Credit Facility provides that, if a Change of Control (as defined therein) occurs, it will constitute an event of default under the New Credit Facility. In the event of such a Change of Control, the Company would be required to repay the indebtedness outstanding under the New Credit Facility and the Company may be required to repay its Senior Subordinated Notes. There can be no assurance that the Company and Holdings would have the resources necessary to repay their respective indebtedness or that a Change of Control would not have a material adverse effect on the value of the New Notes or the ability of Holdings to repay the indebtedness under the New Notes. See "Description of New Notes--Repurchase at the Option of Holders--Change of Control" and "--Holding Company Structure; Effective Subordination."

FRAUDULENT CONVEYANCE RISKS


     Management of Holdings believes that the indebtedness represented by the New Notes is being, and by the Notes for which New Notes are exchanged was, incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Exchange Offer, and the Transactions, Holdings will be, and was, solvent, will, and did, have sufficient capital for carrying on its business and will be, and was, able to pay its debts as they mature. See "--Substantial Leverage and Debt Service Requirements." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness (either under the New Notes or the Notes for which New Notes are exchanged), Holdings was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of Holdings' obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full and/or (ii) subordinate Holdings' obligations to the holders of the New Notes to other existing and future indebtedness of Holdings to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes.


ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; RESTRICTIONS ON TRANSFERS

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Exchange Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. The New Notes will constitute a new issue of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by Holders who are not affiliates of Holdings without compliance with the registration requirements under the Securities Act, Holdings does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ has advised Holdings that it currently intends to make a market in the New Notes, it is not obligated to do so and may discontinue such market making at any time without notice. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. In addition, such market making activity will be subject to the limits imposed by the Exchange Act. See "Description of New Notes -- Registration Rights; Liquidated Damages." Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; RESTRICTIONS ON RESALES

     Issuance of the New Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Holdings is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, including statements concerning Holdings and the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. Holdings and the Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the sections of this Prospectus captioned "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard" and "Business." Forward-looking statements are made as of the date of this Prospectus, and Holdings assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what Holdings believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by Holdings on March 25, 1998, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the Note Offering, Holdings entered into the Registration Rights Agreement, which requires, among other things, that promptly following the completion of the Note Offering, Holdings: (i) file with the SEC a registration statement under the Securities Act with respect to an issue of new Notes of Holdings identical in all material respects to the Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities
Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of Holdings or any other person who has obtained a properly completed bond power from the registered holder.


     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc. Because Holdings anticipates that most holders of Notes will elect to exchange such Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, Holdings anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Holdings will accept any and all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. Holdings will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Notes except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. Holdings intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     Holdings shall be deemed to have accepted validly tendered Notes when, as and if Holdings has given oral or written notice thereof to the Exchange Agents. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from Holdings.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. Holdings will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 12:00 midnight, New York City time,
on             , 1998, unless Holdings, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, Holdings will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Holdings reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Holdings to constitute a material change, Holdings will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, Holdings will extend the Exchange Offer for five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If Holdings does not consummate the Exchange Offer, or, in lieu thereof, Holdings does not file and cause to become effective a resale shelf registration for the New Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the New Notes either temporarily or permanently. See "Description of New Notes -- Registration Rights; Liquidated Damages."

INTEREST ON NEW NOTES

     The New Notes will not bear interest prior to September 15, 2003. Thereafter, interest will be payable in cash semi-annually on March 15 and September 15 of each year, commencing on September 15, 2003.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the relevant Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 12:00 midnight, New York City time, on the Expiration Date. The Letter of Transmittal must be used to tender Notes.

     Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to Holdings the representation set forth below in the second paragraph under the heading "-- Resale of New Notes."

     The tender by a Holder and the acceptance thereof by Holdings will constitute an agreement between such Holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.


     Holdings understands that each Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depositary for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depositary's system may make book-entry delivery of the Notes by causing the Depositary to transfer such Notes into the relevant Exchange Agent's account with respect to the Notes in accordance with the Depositary's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depositary does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Notes not properly tendered or any Notes Holdings' acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as Holdings shall determine. Although Holdings intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of Holdings, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose New Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the relevant Exchange Agent or
(iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;


          (b) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depositary) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and



          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depositary) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.


     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date.


     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Holdings shall not be required to accept for exchange, or to exchange New Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of Holdings, might materially impair the ability of Holdings to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Holdings.

     If Holdings determines in its reasonable judgment that any of the conditions are not satisfied, Holdings may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Holdings will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, Holdings will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank & Trust Company will act as Exchange Agent for the Exchange Offer with respect to the Notes (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:


            By Mail               By Facsimile Transmission:     By Hand or Overnight Courier:
 (registered or certified mail          (617) 664-5395
         recommended):
                                                                     State Street Bank and
     State Street Bank and           Confirm by Telephone                Trust Company
         Trust Company             or for Information Call:       Corporate Trust Department
  Corporate Trust Department            (617) 664-5587                     4th floor
         P.O. Box 778                Attn.: Kellie Mullen           Two International Place
     Boston, MA 02102-0078                                             Boston, MA 02110

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of Holdings and its affiliates.

     Holdings has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. Holdings, however, will pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustees, filing fees, blue sky fees and printing and distribution expenses.

     Holdings will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount in the case of the Notes, as reflected in Holdings' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALE OF NEW NOTES


     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than (i) a broker-dealer that acquired Notes directly from Holdings or (ii) any such Holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 or 508 of Regulation S-K of the Securities Act, as applicable. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Notwithstanding the foregoing, broker-dealers that acquired Notes directly from Holdings may not resell New Notes received in exchange for such Notes without complying with the registration and prospectus delivery requirements of the Securities Act.


     By tendering in the Exchange Offer, each Holder will represent to Holdings that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes
(a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by Holdings. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of Holdings will represent to Holdings that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.


     As set forth above, (i) broker-dealers that acquired Notes directly from Holdings or (ii) affiliates of Holdings are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.


CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, Holdings will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for New Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to Holdings (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     Holdings may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Holdings has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the New Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes, and ownership of the New Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the New Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, and other tax characteristics of the New Notes should be identical to the issue price, and other tax characteristics of the Notes exchanged therefor.

     See also "Description of Certain Federal Income Tax Consequences."

                                THE TRANSACTIONS


     In connection with, and concurrently with the consummation of, the Combination on March 30, 1998, Holdings: (i) consummated the Note Offering and
(ii) effected the Preferred Stock Contribution. Concurrently, the Company: (i) consummated the Senior Subordinated Notes Offering, (ii) received the Preferred Stock Contribution, and (iii) entered into the New Credit Facility. The Senior Subordinated Notes Offering, the Preferred Stock Contribution and the New Credit Facility, collectively, will be referred to herein as the "Financing." The Combination and the Financing will collectively be referred to as the "Company Transactions" and, together with the Note Offering, the "Transactions." See "Description of Indebtedness."


THE COMBINATION


     Pursuant to the Combination Agreement, dated as of January 15, 1998 (the "Combination Agreement"), by and among Myron C. Warshauer, Stanley Warshauer, Steven A. Warshauer, Dosher Partners, L.P., a Delaware limited partnership, SP Parking Associates, an Illinois general partnership, and SP Associates, an Illinois general partnership (collectively, "Standard Owners") and APCOA, APCOA has, subject to the terms and conditions contained in the Combination Agreement, on March 30, 1998, acquired all of the outstanding capital stock, partnership and other equity interests of Standard Parking Corporation, an Illinois corporation; Standard Auto Park, Inc., an Illinois corporation; Standard Parking Corporation MW, an Illinois corporation; Standard Parking, L.P., a Delaware limited partnership; Standard Parking Corporation IL, an Illinois corporation; and Standard/Wabash Parking Corporation, an Illinois corporation (all such entities, collectively, "Standard") for consideration consisting of $65.0 million in cash, 5.0095230 shares, or 16%, of the common stock of the Company ("Company Common Stock") outstanding as of January 15, 1998, valued at $4.6 million, and the assumption of certain liabilities. In addition, on March 30, 1998, APCOA paid to the Standard Owners $2.8 million, generally representing Standard's earnings through the date of the Combination and Standard's cash on hand at such time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings--Pro Forma Liquidity and Capital Resources."


     Pursuant to the Combination Agreement, the company executed certain agreements including (a) a stockholders agreement among the stockholders of the Company, (b) an escrow agreement among the Company and the Standard Owners, (c) an employment agreement between the Company and Myron C. Warshauer, and (d) a consulting agreement between the Company and Sidney Warshauer.

     The Combination Agreement contains customary representations and warranties by the parties which generally survive for a period of two years after the consummation of the Combination. The Standard Owners and APCOA have agreed to indemnify each other for any loss resulting from such party's breach of a representation, warranty or covenant made by such party; provided, however, that such indemnity is limited, in the aggregate, to a basket of $2.0 million and is limited to a cap of $10.0 million, except for an indemnity by the Standard Owners related to taxes which shall not be subject to such limitations.

THE FINANCING

     The Senior Subordinated Notes Offering. Concurrently with the Note Offering, the Company offered $140.0 million in aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2008. The net proceeds from the Senior Subordinated Notes Offering, together with the other Financings, were used to finance the Company Transactions.


     The Preferred Stock Contribution. In connection with the Combination, Holdings contributed $40.7 million of cash to the Company (the "Preferred Stock Contribution") in exchange for $40.7 million initial liquidation preference of new preferred stock of the Company. The new preferred stock has terms substantially similar to those of the New Notes. See "Certain Relationships and Related Party Transactions--Preferred Stock". The Preferred Stock Contribution was financed with the proceeds of the Note Offering, the fees and expenses of which were borne by the Company.



     The New Credit Facility. Upon the closing of the Senior Subordinated Notes Offering (the "Closing"), the Company entered into a $40.0 million secured revolving credit facility (the "New Credit Facility") with The First National Bank of Chicago (the "Agent"). Borrowings under the New Credit Facility bear interest at variable rates based, at the Company's option, either on LIBOR, the federal funds rate, or the Agent's base rate. See "Description of Indebtedness--New Credit Facility."

                                USE OF PROCEEDS

                                    HOLDINGS


     The gross proceeds from the sale of the Notes of approximately $40.7 million were used by Holdings to fund the Preferred Stock Contribution. The fees and expenses of the Note Offering were borne by the Company.


                                  THE COMPANY
                             (DOLLARS IN MILLIONS)

     The Company used the net proceeds from the Senior Subordinated Notes Offering (after deducting discounts and commissions and estimated expenses), together with the Preferred Stock Contribution: (i) to fund the cash portion of the consideration payable in connection with the Combination; (ii) to repay certain indebtedness; (iii) for general corporate purposes, including working capital needs and future acquisitions; (iv) to redeem preferred stock held by Holberg; and (v) to pay fees and expenses in connection with the Transactions. The existing indebtedness repaid in connection with the Senior Subordinated Notes Offering included approximately $40.7 million of borrowings under APCOA's then-existing credit facility and approximately $0.35 million of borrowings under Standard's then-existing credit facility. See "Certain Relationships and Related Party Transactions."


     The following table sets forth the approximate sources and uses of funds in connection with the Transactions:



SOURCES OF FUNDS:
  9 1/4% Senior Subordinated Notes due 2008.................  $140.0
  Preferred Stock Contribution..............................    40.7
                                                              ------
          Total sources of funds............................  $180.7
                                                              ======
USES OF FUNDS:
  Cash consideration to the Standard Owners.................  $ 65.0
  Refinance APCOA debt......................................    40.7
  Refinance Standard debt...................................     0.3
  General corporation purposes..............................    45.6
  Consideration to EPI owners...............................     7.0
  Redeem preferred stock....................................     8.0
  Fees and expenses.........................................    14.1
                                                              ------
          Total uses of funds...............................  $180.7
                                                              ======

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)


     The following table sets forth the actual cash and cash equivalents and capitalization of Holdings as of March 31, 1998, which reflects the Transactions, and on a pro forma basis, adjusted to reflect the acquisition of EPI, and in each case on a consolidated basis. This table should be read in conjunction with the historical financial statements of Holdings and the related notes thereto, the historical financial statements of Standard and the related notes thereto and the unaudited pro forma financial statements of Holdings and the related notes thereto, each included elsewhere herein. See "The Transactions."



                                                              AS OF MARCH 31, 1998
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
Cash and cash equivalents...................................  $ 60,480    $ 54,078
                                                              ========    ========
Long-term debt (including current portion):
  New Credit Facility(1)....................................  $    497    $    497
  11 1/4% Senior Discount Notes due 2008....................    40,683      40,683
  9 1/4% Senior Subordinated Notes due 2008.................   140,000     140,000
  Other debt................................................     9,626       9,724
                                                              --------    --------
     Total long-term debt...................................   190,806     190,904
Common stock of subsidiary (the Company) subject to put/call
  rights(2).................................................     4,589       4,589
Common stock subject to put/call rights(3)..................       333         333
Stockholders' equity (deficit):
  Preferred stock...........................................    25,957      25,957
  Common stock and additional paid-in capital...............     2,089       2,089
  Retained earnings (deficit)...............................   (74,085)    (74,085)
                                                              --------    --------
     Total stockholders' equity (deficit)...................   (46,039)    (46,039)
                                                              --------    --------
          Total capitalization..............................  $149,689    $149,787
                                                              ========    ========


------------------------------

(1) $40.0 million is available under the New Credit Facility for working capital and general corporate purposes, including the issuance of letters of credit, $4.9 million of which were issued at Closing, which occurred on March 30, 1998, subject to the achievement of certain financial ratios and compliance with certain conditions. See "Description of Indebtedness--New Credit Facility."



(2) In accordance with the Stockholders Agreement (as defined below under "Certain Relationships and Related Party Transactions--Stockholders Agreement") the Company will be obligated under certain circumstances to repurchase shares of common stock issued in connection with the Combination. The amount reflected herein has been calculated based on the formula in the Stockholders Agreement. The Company will not be obligated to repurchase such common stock prior to the third anniversary of the consummation of the Combination.



(3) In accordance with the Put/Call Agreement between Holdings and Delaware North, Holdings has the right under certain circumstances to, and has the obligation under certain circumstances to, repurchase the shares of its common stock held by Delaware North. Holdings has exercised the right to repurchase the common stock held by Delaware North pursuant to the terms of the Put/Call Agreement, and the price of such repurchase will be determined in accordance with the terms of the Put/Call Agreement by a nationally recognized investment bank.

                 SELECTED HISTORICAL FINANCIAL DATA OF HOLDINGS
                             (DOLLARS IN THOUSANDS)


     The following table presents selected historical consolidated financial data of Holdings at and for the fiscal years 1993, 1994, 1995, 1996 and 1997 which have been derived from the audited financial statements of Holdings, audited by Ernst & Young LLP, and at and for the three months ended March 31, 1997 and 1998, which have been derived from the unaudited financial statements of Holdings. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings" and the historical consolidated financial statements of Holdings and the notes thereto included elsewhere herein. In the opinion of management, the interim financial statements at and for the three months ended March 31, 1997 and 1998 reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results of operations to be expected for the full year.



                                                                                                     THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                           ----------------------------------------------------   -------------------
                                             1993       1994       1995       1996       1997       1997       1998
INCOME STATEMENT DATA:
  Parking services revenue...............  $150,280   $148,398   $141,540   $135,752   $115,676   $ 27,019   $ 28,804
  Cost of parking services...............   132,598    129,175    120,215    113,501     92,818     22,547     23,576
  General and administrative expenses....    10,712     10,879     12,121     13,017     13,528      2,940      3,460
  Restructuring charge...................        --         --         --         --         --         --     14,500
  Depreciation and amortization..........     8,486      8,749      8,772      4,888      3,767      1,110      1,055
                                           --------   --------   --------   --------   --------   --------   --------
  Operating income (loss)................    (1,516)      (405)       432      4,346      5,563        422    (13,787)
  Interest expense, net..................     2,021      2,350      2,705      2,877      3,243        767        888
  Other expense..........................       500        125         --         --         --         --         --
  Minority interest......................       496        850        604        424        321         38        143
  Income tax expense.....................       126        169        240        106        140         60         30
  Extraordinary loss.....................        --         --         --         --         --         --      2,816
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss)......................  $ (4,659)  $ (3,899)  $ (3,117)  $    939   $  1,859   $   (443)  $(17,664)
                                           ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Gross customer collections.............  $352,466   $389,556   $408,952   $430,696   $476,183   $108,474   $128,591
  Capital expenditures...................     1,577      2,002      2,782      2,552      2,357        257      1,600
  Net cash provided by (used in):
    Operating activities.................     3,062      3,403      4,340      2,042        931     (4,216)    (5,017)
    Investing activities.................    (3,013)    (4,647)    (4,917)    (3,349)    (3,592)      (658)   (72,869)
    Financing activities.................       (98)     1,068      1,107      1,288      3,451      6,304    135,044
  Ratio of earnings to fixed
    charges(1)...........................       N/A        N/A        N/A        1.3x       1.5x       N/A        N/A
  Number of managed locations............       173        197        227        207        318        217        813
  Number of leased locations.............       232        223        260        243        252        240        303
  Number of total locations..............       405        420        487        450        570        457      1,116
  Number of parking spaces...............   268,000    235,000    226,000    225,000    273,000    243,000    595,000
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents..............  $  2,197   $  2,021   $  2,551   $  2,532   $  3,322   $  3,962   $ 60,480
  Working capital (deficiency)...........   (24,065)   (20,795)   (20,990)   (19,455)   (17,059)   (13,626)    27,691
  Total assets...........................    52,788     51,544     51,605     52,823     59,095     56,101    213,510
  Total debt.............................    24,829     27,700     30,461     32,795     38,283     39,099    190,806
  Redeemable preferred stock of
    subsidiary (the Company).............     6,000      6,330      7,045      7,841      8,728      7,842         --
  Common stock of subsidiary (the
    Company) subject to put/call
    rights...............................        --         --         --         --         --         --      4,589
  Common stock subject to put/call
    rights...............................       333        333        333        333        333        333        333
  Stockholders' equity (deficit).........   (14,470)   (19,875)   (23,707)   (23,564)   (22,592)   (23,823)   (46,039)


------------------------------

(1) For purposes of computing this ratio, earnings consist of income before income taxes, minority interest and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1997 and 1998, earnings were inadequate to cover fixed charges by $4,037, $2,880 and $2,273, $345 and $14,675, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOLDINGS

     The following discussion of Holdings' results of operations should be read in conjunction with the consolidated financial statements of Holdings and the notes thereto included elsewhere herein. Following consummation of the Transactions, Holdings' assets consist solely of capital stock of the Company, and Holdings conducts all of its business through the Company.

OVERVIEW


     APCOA operates facilities under two types of arrangements: management contracts and leases. APCOA does not own any parking facilities and, as a result, APCOA assumes few of the risks of real estate ownership. Under a management contract, APCOA typically receives a base monthly fee for managing the property, and may also receive an incentive fee based on the achievement of facility revenues above a base amount. In some instances, APCOA also receives certain fees for ancillary services. Typically, all of the underlying revenues, expenses and capital expenditures under a management contract flow through to the property owner, not to APCOA. Under lease arrangements, APCOA generally pays to the property owner either a fixed annual rental, a percentage of gross customer collections or a combination thereof. APCOA collects all revenues under lease arrangements and is responsible for most operating expenses, but it is typically not responsible for major maintenance or capital expenditures. As of March 31, 1998, the Company (giving effect to the Combination and the Other Acquisitions) operated approximately 73% of its approximately 1,100 parking facilities under management contracts and approximately 27% under leases.


     Gross customer collections. Gross customer collections consist of gross receipts collected at all leased and managed properties, including unconsolidated affiliates.

     Parking services revenue--leases. Lease parking services revenues consist of all revenues received at a leased facility.

     Parking services revenue--management contracts. Management contract revenues consist of management fees, including both fixed and revenue-based, and fees for ancillary services such as accounting, equipment leasing, consulting, and other value-added services with respect to managed locations, but exclude gross customer collections at such locations. Management contracts generally provide APCOA a management fee regardless of the operating performance of the underlying facility.

     Cost of parking services--leases. Cost of parking services under lease arrangements consist of (i) contractual rental fees paid to the facility owner and (ii) all operating expenses incurred in connection with operating the leased facility. Contractual fees paid to the facility owner are based on either a fixed contractual amount or a percentage of gross revenue, or a combination thereof. Generally under a lease arrangement, APCOA is not responsible for major capital expenditures or property taxes.

     Cost of parking services--management contracts. Cost of parking services under management contracts are generally passed through to the facility owner. Most management contracts have no cost of parking services related to them as all costs are reimbursable to APCOA by the client. Several APCOA contracts, however, require APCOA to pay for certain costs which are offset by larger management fees. These contracts tend to be large airport properties with high cost structures.

     General and administrative expenses. General and administrative expenses include primarily salaries, wages, travel and office related expenses for the headquarters and field employees.

SUMMARY OF OPERATING FACILITIES


     Pursuant to the terms of the Combination Agreement, APCOA paid to the Standard Owners $65.0 million in cash and 16.0% of the Company Common Stock outstanding as of January 15, 1998. In addition to the Combination, the Company completed six acquisitions since January 1, 1997, as follows: (i) Colonial Richmond (March 1, 1997); (ii) Metropolitan Parking (June 1, 1997); (iii) the remaining 50% interest in APCOA Parking Management & Development, Ltd. (November 1, 1997); (iv) Dixie Parking (January 22,

1998); (v) S&S Parking (the remaining 76% interest in EPI) (May 1, 1998); and
(vi) Century Parking and Sentry Parking (June 1, 1998) (the "Other Acquisitions"). The Other Acquisitions, excluding Century Parking and Sentry Parking, contributed 233 additional parking locations as of March 31, 1998.


     The following table reflects the Company's facilities at the end of the periods indicated taking into consideration the Combination and the Other Acquisitions, on a pro forma basis:


                                                                        THREE MONTHS
                                                   FISCAL YEAR         ENDED MARCH 31,
                                              ---------------------    ---------------
                                              1995    1996    1997     1997      1998
Managed facilities:
  APCOA.....................................  227     207       263     217       262
  Standard..................................  233     295       344     303       364
  Other Acquisitions........................  N/A     N/A       187      31       187
                                              ---     ---     -----    ----     -----
     Combined...............................  460     502       794     551       813
Leased facilities:
  APCOA.....................................  260     243       227     240       224
  Standard..................................   32      32        35      30        33
  Other Acquisitions........................  N/A     N/A        46      22        46
                                              ---     ---     -----    ----     -----
     Combined...............................  292     275       308     292       303
                                              ---     ---     -----    ----     -----
Total facilities............................  752     777     1,102     843     1,116
                                              ===     ===     =====    ====     =====
Contract retention rate.....................  96%     96%       96%     N/A       N/A


RESULTS OF OPERATIONS

     APCOA has made a strategic decision to pursue management contracts primarily because its target client base generally prefers such arrangements and, therefore, management believes that there are greater growth opportunities in this area.


     In analyzing gross margins of APCOA, it should be noted that the cost of parking services in connection with the provision of management services is generally paid by the clients. Margins for lease arrangements are significantly impacted by variables other than operating performance, such as the ability to charge higher parking rates in different cities and widely varying space utilization by parking facility type.


     The following table sets forth, for the periods indicated, Holdings' results of operations expressed in thousands of dollars:


                                                                      THREE MONTHS
                                        FISCAL YEAR                 ENDED MARCH 31,
                              --------------------------------    --------------------
                                1995        1996        1997        1997        1998
Gross customer
  collections...............  $408,952    $430,696    $476,183    $108,474    $128,591
                              ========    ========    ========    ========    ========
Parking services revenue:
  Lease contracts...........  $128,745    $120,286    $ 99,594    $ 23,371    $ 24,663
  Management contracts......    12,795      15,466      16,082       3,648       4,141
                              --------    --------    --------    --------    --------
                               141,540     135,752     115,676      27,019      28,804
Cost of parking services:
  Lease contracts...........   113,337     104,718      83,327      20,158      21,315
  Management contracts......     6,878       8,783       9,491       2,389       2,261
                              --------    --------    --------    --------    --------
                               120,215     113,501      92,818      22,547      23,576

                                                                      THREE MONTHS
                                        FISCAL YEAR                 ENDED MARCH 31,
                              --------------------------------    --------------------
                                1995        1996        1997        1997        1998
General and administrative
  expenses..................  $ 12,121    $ 13,017    $ 13,528    $  2,940    $  3,460
Restructuring charge........        --          --          --          --      14,500
Depreciation and
  amortization..............     8,772       4,888       3,767       1,110       1,055
                              --------    --------    --------    --------    --------
Operating income (loss).....       432       4,346       5,563         422     (13,787)
Interest expense, net.......     2,705       2,877       3,423         767         888
Minority interest...........       604         424         321          38         143
Income tax expense..........       240         106         140          60          30
Extraordinary loss..........        --          --          --          --       2,816
                              --------    --------    --------    --------    --------
Net income (loss)...........  $ (3,117)   $    939    $  1,859    $   (443)   $(17,664)
                              ========    ========    ========    ========    ========



FIRST QUARTER 1998 COMPARED TO FIRST QUARTER 1997



     Gross customer collections. Gross customer collections increased $20.1 million, or 18.5%, to $128.6 million in the first quarter of 1998 compared to $108.5 in the first quarter of 1997. This increase is attributable to the net addition of 14 management contracts plus the acquisition of 55 managed locations and 25 leased locations during the period.



     Parking services revenue -- leases. Lease revenue increased $1.3 million, or 5.5%, to $24.7 million during the first quarter of 1998 as compared to $23.4 million in the first quarter of 1997. This increase was driven by core business growth of $2.2 million and revenue from acquisitions of $0.4 million, offset somewhat by the impact of the loss of a large airport lease in January 1997 that had revenue of $1.3 million in the first quarter of 1997.



     Parking services revenue -- management contracts. Management contract revenue increased $0.5 million, or 13.5%, to $4.1 million in the first quarter of 1998 as compared to $3.6 million in the first quarter of 1997. This increase resulted from improvement in management fees at existing locations of $0.3 million, and the impact of management contracts added through acquisitions of $0.2 million.



     Cost of parking services -- leases. Cost of parking for leases increased $1.1 million, or 5.7%, to $21.3 million in the first quarter of 1998 from $20.2 million in the first quarter of 1997. This increase resulted from increases in costs at existing locations of $2.3 million and costs associated with acquired leases of $0.3 million offset by expenses at an airport that was lost in 1997 of $1.4 million. Gross margin for leases remained relatively flat for the first quarter of 1998 at 13.6% of lease revenue compared to 13.7% for the first quarter of 1997.



     Cost of parking services -- management contracts. Cost of parking for management contracts decreased by $0.1 million, or 5.4%, to $2.3 million in the first quarter of 1998 from $2.4 million in the first quarter of 1997. This improvement resulted from $0.2 million of cost reductions at existing accounts offset by $0.1 million of additional costs for acquired management contracts. Gross margin for management contracts improved to 45.4% in the first quarter of 1998 compared to 34.5% for the first quarter of 1997. This improvement resulted from the relative mix of locations that were added compared to those already in the contract portfolio. Management contracts added to the contract portfolio relating to new locations do not carry any cost of parking services because all of such costs are paid by the client while some of the older management contracts in the contract portfolio do carry costs of parking services. The addition of management contracts relating to new locations dilutes the impact of the costs borne by the Company in respect of older management contracts and thereby improves gross margin as a percent of management contract revenue.



     General and administrative expenses. General and administrative costs increased $0.6 million, or 17.7%, to $3.5 million for the first quarter of 1998 as compared to $2.9 million for the first quarter of 1997. This increase resulted primarily from inflation and increases in field administrative costs associated with the acquisitions made in 1997.



     Restructuring charge. APCOA recorded a $14.5 million restructuring charge in the first quarter of 1998 which was based upon a thorough analysis of the costs associated with implementing the planned consolidation of the Company's headquarters in Chicago and the costs related to APCOA staff reductions. The charge included $5.8 million of severance costs, $5.0 million of relocation costs, the write-off of $2.4 million of assets that will no longer be used in the business, and $1.3 million in other restructuring costs.



     Other income and expenses. Net interest expense for the first quarter of 1998 increased $0.1 million to $0.9 million from $0.8 million in the first quarter of 1997. During the first quarter of 1998, the Company recorded an extraordinary loss of $2.8 million which was comprised of $2.1 million from a prepayment penalty for early extinguishment of debt and $0.7 million from a write-off of the unamortized balance of deferred financing costs associated with the extinguished debt. Minority interest expense for the first quarter of 1998 totaled $0.1 million.


  FISCAL 1997 COMPARED TO FISCAL 1996

     Gross customer collections. Gross customer collections increased $45.5 million, or 10.6%, to $476.2 million in fiscal 1997 from $430.7 million in fiscal 1996. This increase resulted primarily from the net addition of 120 leased and managed locations, as well as a combination of rate increases and higher utilization of parking spaces at existing facilities.

     Parking services revenue--leases. Lease revenue decreased $20.7 million, or 17.2%, to $99.6 million in fiscal 1997 from $120.3 million in fiscal 1996. This decrease resulted from the loss of an airport lease ($31.7 million) partially offset by improvements at other lease facilities ($6.9 million) and new leases acquired in connection with the Other Acquisitions ($4.1 million).

     Parking services revenue--management contracts. Management contract revenue increased $0.6 million, or 4.0%, to $16.1 million in fiscal 1997 from $15.5 million in fiscal 1996. This increase resulted primarily from increased revenues at existing facilities ($0.4 million) and new contracts acquired in connection with the Other Acquisitions ($1.1 million), offset by APCOA's Los Angeles facilities that were contributed to EPI ($0.9 million).


     Cost of parking services--leases. Cost of parking for leases decreased $21.4 million, or 20.4%, to $83.3 million in fiscal 1997 from $104.7 million in fiscal 1996. The reduction in cost of parking services leases was due to the loss of a large airport lease ($31.2 million) partially offset by increases in costs at existing lease locations ($6.6 million) and new leases acquired in connection with the Other Acquisitions ($3.8 million). Gross margin for leases improved to 16.3% of lease revenue in 1997 from 12.9% in 1996. This improvement in gross margin resulted from the termination of a large airport lease with a low gross margin.



     Cost of parking services--management contracts. Cost of parking for management contracts increased $0.7 million, or 8.1%, to $9.5 million in fiscal 1997 from $8.8 million in fiscal 1996. Most management contracts have no cost of parking services related to them as all costs are reimbursable to APCOA. However, several contracts (primarily large airport properties), require APCOA to pay for certain costs which are offset by larger management fees. The increase in cost of parking for management contracts was related to growth at two airport facilities ($0.8 million), costs related to new management contracts and the acquisition of Metropolitan in June 1997 ($0.4 million), offset by APCOA's Los Angeles facilities that were contributed to EPI ($0.5 million). Gross margin for management contracts declined to 41.0% of management contract revenue in 1997 from 43.2% in 1996. This decline resulted from the addition of a location in 1997 that had a small loss in its initial contract year.


     General and administrative expenses. General and administrative expenses increased $0.5 million, or 3.9%, to $13.5 million in fiscal 1997 from $13.0 million in fiscal 1996. This increase was primarily a result of inflation.

     Depreciation and amortization expense. Depreciation and amortization expense decreased $1.1 million, or 22.9%, to $3.8 million in fiscal 1997 from $4.9 million in fiscal 1996. This decrease resulted primarily from the declining balance of the leasehold contracts which were amortized over seven years. The leasehold contracts were recorded in 1989 at their fair value in connection with the acquisition of APCOA by Holberg.


     Other income and expenses. Net interest expense for 1997 increased $0.3 million, or 12.7%, to $3.2 million from $2.9 million in 1996. The increase was due to an increased level of indebtedness resulting from the incurrence of debt to fund working capital needs and acquisitions that occurred in 1997. Minority interest expense for 1997 declined by $0.1 million to $0.3 million compared to $0.4 million in 1996. Income taxes were $0.1 million in both 1997 and 1996.


  FISCAL 1996 COMPARED TO FISCAL 1995

     Gross customer collections. Gross customer collections increased $21.7 million, or 5.3%, to $430.7 million in fiscal 1996 from $409.0 million in fiscal 1995. This increase resulted primarily from a combination of rate increases and higher utilization of parking spaces at existing facilities.

     Parking services revenue--leases. Lease revenue decreased $8.4 million, or 6.6%, to $120.3 million in fiscal 1996 from $128.7 million in fiscal 1995. This decrease resulted from a strategic shift from leases to management contracts, particularly the conversion of one large airport lease ($10.7 million). This decrease was partially offset by growth in existing revenues at other locations ($2.3 million).

     Parking services revenue--management contracts. Management contract revenue increased $2.7 million, or 20.9%, to $15.5 million in fiscal 1996 from $12.8 million in fiscal 1995. This increase resulted from the conversion of one large lease to a management contract ($0.2 million), significant growth at two large airports ($1.4 million) and the increased revenues at existing facilities primarily as a result of rate increases ($1.1 million).


     Cost of parking services--leases. Cost of parking for leases decreased $8.6 million, or 7.6%, to $104.7 million in fiscal 1996 from $113.3 million in fiscal 1995. The reduction in cost of parking services for leases is primarily related to the conversion of one airport lease to a management contract ($10.4 million). Gross margin for leases improved to 12.9% of lease revenue in 1996 from 12.0% in 1995 due to an improvement in the average profit per contract and growth in the number of urban contracts which generally earn a higher margin than airport leases.



     Cost of parking services--management contracts. Cost of parking for management contracts increased $1.9 million, or 27.7%, to $8.8 million in fiscal 1996 from $6.9 million in fiscal 1995. The increase in cost of parking services for management contracts reflects the significant growth at two airport facilities ($0.9 million), and additional costs at other management accounts ($1.0 million). Gross margin for management contracts declined to 4.2% of management contract revenue in 1996 from 46.2% in 1995. This change resulted from the addition of an airport shuttle contract under which APCOA is obligated to pay payroll expenses out of its management fee, thereby reducing the gross margin of the contract.


     General and administrative expenses. General and administrative expenses increased $0.9 million, or 7.4%, to $13.0 million in fiscal 1996 from $12.1 million in fiscal 1995. This increase was primarily a result of additions to the airport administrative staff designed to stimulate growth in that segment.

     Depreciation and amortization. Depreciation and amortization expenses decreased $3.9 million, or 44.3%, to $4.9 million in fiscal 1996 from $8.8 million in fiscal 1995. This decrease resulted primarily from the declining balance of the leasehold contracts which were amortized over seven years. The leasehold contracts were recorded in 1989 at their fair value in connection with the acquisition of APCOA by Holberg.


     Other income and expenses. Net interest expense for 1996 increased $0.2 million, or 6.4%, to $2.9 million from $2.7 million in 1995. The increase resulted from minor fluctuations in interest rates during the period. Minority interest expense for 1996 decreased $0.2 million to $0.4 million from $0.6 million in 1995. Income taxes declined to $0.1 million in 1996 from $0.2 million in 1995.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

     As a result of day-to-day activity at the parking locations, APCOA collects significant amounts of cash. Under lease contracts, this revenue is deposited into APCOA's bank account, with a portion remitted to the clients in the form of rental payments according to the terms of the leases. Under management contracts, some clients require APCOA to deposit the daily receipts into an APCOA bank account while others require the deposit into a client account. The locations with revenues deposited into the APCOA banks result in the Company operating with a negative working capital. This negative working capital arises from the liability that is created for the amount of revenue that will be remitted to the clients in the form of rents or net profit distributions subsequent to month end, after the books are closed and reconciled. Since the Company operates with a revolving working capital facility, all funds held for future remittance to the clients are used to reduce the line until the payments are made to the clients.


     Holdings had $27.7 million of working capital at March 31, 1998 as compared to $13.6 million of negative working capital at March 31, 1997. This significant increase resulted primarily from an increase in the cash balance to $60.5 million at March 31, 1998, from $4.0 million at March 31, 1997, resulting from the retention of excess cash from the proceeds of the debt offerings consummated by the Company and Holdings in March 1998, partially offset by an increase in accrued liabilities as a result of the restructuring charge of $14.5 million recorded in March 1998 and other purchase accounting reserves that were recorded in March 1998. The majority of the balance in these accruals will be disbursed during the remainder of 1998.



     Net cash used in operating activities totaled $5.0 million for the first quarter of 1998 compared to $4.2 million for the first quarter of 1997. This increase in cash used resulted from a $2.1 million prepayment penalty for early extinguishment of debt offset by improved operating profit.



     Cash used in investing activities totaled $72.9 million in the first quarter of 1998 compared to $0.4 million in the same period in 1997. The change was a result of the acquisition of Standard and Dixie Parking by APCOA in the first quarter of 1998. In addition, APCOA expended $1.6 million in capital purchases in the first quarter of 1998 compared to $0.3 million in the first quarter of 1997. This increase related to the acquisition of a leasehold in March 1998.



     Cash from financing activities totaled $135.0 million in the first quarter of 1998 compared to $6.3 million for the same quarter in 1997. The financing activities in the first quarter of 1998 included $189.6 million of proceeds from the issuance of debt, $40.7 million in debt repayments and $8.0 million for the redemption of preferred stock. These transactions were completed in conjunction with the combination with Standard. Cash from financing activities for the first quarter of 1997 included primarily an increase in the working capital revolver due to seasonal working capital swings.


     Holdings had $17.1 million of negative working capital at December 31, 1997 as compared to $19.5 million at December 31, 1996. The reduction in negative working capital in fiscal 1997 resulted primarily from an increase in cash and accounts receivable attributable to the addition of management contracts during the year. This is partially offset by the increase in current portion of long-term debt which totaled $4.1 million at December 31, 1997 and $0.7 million at December 31, 1996.

     Net cash provided by operating activities totaled $0.9 million for fiscal 1997 and $2.0 million for fiscal 1996. The reduction of $1.1 million resulted from working capital uses primarily related to adding new management contracts and reductions in accrued rent and insurance reserves. The new management contracts were concentrated in the type that require the Company to deposit the receipts into the client's account. The reductions in accrued rent were primarily a result of a location that was lost in a competitive bid. Insurance reserves declined due to a concerted effort to close out old claims.

     Cash used in investing activities totaled $3.6 million in 1997 and $3.3 million in 1996. The primary use is for capital expenditures which are used to extend lease contracts, obtain new contracts and for management information system equipment and upgrades. The Company has historically expended about $2.0 million annually on capital expenditures at parking properties. These expenditures are generally used to acquire parking equipment, booths, or install paving or fencing. The average expenditure is $50,000 to $60,000 per project. In addition, the Company spends approximately $250,000 to $500,000 per year on management information system upgrades.

     Cash from financing activities totaled $3.5 million in 1997 up from $1.3 million in 1996. The primary reason for the increase was the acquisition of three small parking companies in 1997 that were funded partially with promissory notes issued by APCOA to the sellers in these transactions.


     Holdings had $19.5 million of negative working capital at December 31, 1996 as compared to $21.0 million at December 31, 1995. The change resulted from a small decline in accounts payable and accrued insurance.



     Net cash provided by operating activities totaled $2.0 million for 1996 compared to $4.3 million for 1995. This reduction resulted primarily from changes in working capital including a decrease in accounts payable of $2.9 million.



     Cash used in investing activities totaled $3.3 million in 1996 compared to $4.9 million in 1995. The reduction in spending resulted from lower capital expenditures during 1996.



     Cash provided by financing activities totaled $1.3 million in 1996 compared to $1.1 million in 1995. During 1996, APCOA refinanced its revolver with a new bank.


PRO FORMA LIQUIDITY AND CAPITAL RESOURCES


     In connection with the Offering, the Company has $54.1 million of additional cash on its balance sheet as of March 31, 1998. The Company anticipates using this cash to finance working capital needs, as well as for future acquisitions.


     The Company has lease commitments of $51.4 million for fiscal 1998. The leased properties generate sufficient cash flow to meet the base rent payments. In addition, following the Combination APCOA paid to the Standard Owners $2.8 million, generally representing Standard's earnings through the date of the Combination and Standard's cash on hand at such time. See "The Transactions--The Combination."


     The pro forma results of operations for the first quarter of 1998, assuming the Transactions had occurred as of January 1, 1998, include $37.9 million in lease parking services revenues, $6.9 million in management contract revenues, $33.0 million in cost of parking services under lease arrangements, $2.6 million in cost of parking services under management contracts and $5.1 million in general and administrative expenses. In addition, the pro forma statement of operations for the first quarter of 1998 reflects a $14.5 million restructuring charge, depreciation and amortization of $1.9 million and $4.9 million of interest expense.



     Pro forma results of operations for 1997, assuming the Transactions had occurred as of January 1, 1997, include $159.8 million in lease parking services revenues, $26.3 million in management contract revenues, $136.7 million in cost of parking services under lease arrangements, $9.5 million in cost of parking services under management contracts and $20.0 million in general and administrative expenses. In addition, the pro forma statement of operations for 1997 reflects $7.5 million of depreciation and amortization and $19.7 million of interest expense.


     The Company entered into the New Credit Facility for $40.0 million of secured revolving credit. Borrowings under the New Credit Facility will bear interest at variable rates based, at the Company's option, either on LIBOR, overnight federal funds rate, or the bank's base rate. The New Credit Facility contains certain covenants with which the Company must comply, including restrictions on debt limits relative to EBITDA, capital expenditures, and other customary requirements.


     The Company's primary capital requirements are for working capital, capital expenditures and debt service. In addition, the Company will be relocating its headquarters offices to Michigan Avenue in Chicago, Illinois in the fall of 1998. It is expected that the costs to improve the space for the new office will approximate $3.5 million which will be capitalized as expended. The Company believes that cash flow from operating activities, cash and cash equivalents and borrowings under the New Credit Facility will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of its long-term indebtedness, although no assurance can be provided in this regard. If the Company identifies investment opportunities requiring cash in excess of the Company's cash flows and the net proceeds from the Senior

Subordinated Notes Offering, the Company may borrow under the New Credit Facility, or may seek additional sources of capital including the sale or issuance of Company Common Stock. The Company has in the past and expects in the future to pursue a strategy of growth through acquisition. Effective June 1, 1998, the Company completed the acquisition of Century Parking and Sentry Parking for consideration consisting of $5.2 million in cash at closing and $1.0 million payable on the third anniversary of the closing date. The results of operations of Century Parking and Sentry Parking prior to acquisition were not material to the Company. The Company is currently in negotiations with respect to several possible acquisitions, none of which are "probable" as of the date hereof. There can be no assurance as to the Company's ability to effect future acquisitions, nor as to the effect of any such acquisition on the Company's operations, financial condition and profitability.



     On a pro forma basis, Holdings would have had total indebtedness of $190.9 million as of March 31, 1998. The degree to which Holdings is now leveraged and will continue to be leveraged following the Note Offering could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) approximately $13.0 million of Holdings' annual cash flow from operations will be required to service interest on the Company's Senior Subordinated Notes and will not be available for other purposes; (ii) Holdings' ability to obtain additional financing in the future could be limited and (iii) the Indenture contains financial and restrictive covenants that limit the ability of Holdings to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by Holdings to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on Holdings.


IMPACT OF INFLATION AND CHANGING PRICES

     The primary sources of revenues to APCOA are parking revenues from leased locations and management contract revenue on managed parking facilities. APCOA believes that inflation has had a limited impact on its overall operations for fiscal years 1995, 1996 and 1997.

YEAR 2000


     The Company has tested its computer systems and applications for compliance with Year 2000 issues and believes that its computer systems and applications are Year 2000 compliant and that Year 2000 issues will not have a significant impact on its operations or liquidity.

                 SELECTED HISTORICAL FINANCIAL DATA OF STANDARD
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of Standard at and for the fiscal years 1993, 1994, 1995, 1996 and 1997. The selected historical financial data of Standard at and for the fiscal years 1994, 1995, 1996 and 1997 have been derived from the audited financial statements of Standard, audited by Altschuler, Melvoin and Glasser LLP. The selected historical financial data of Standard at and for the fiscal year 1993 have been derived from the unaudited financial statements of Standard. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Standard" and the historical consolidated financial statements of Standard and the notes thereto included elsewhere herein.

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1993        1994        1995        1996        1997
INCOME STATEMENT DATA:
  Parking services revenue..........  $ 21,537    $ 35,787    $ 45,201    $ 50,275    $ 63,652
  Cost of parking services..........    12,213      25,901      35,168      37,838      50,142
  General and administrative
     expenses.......................     9,074       6,095       6,798       7,547       7,857
  Depreciation and amortization.....       119         184         316         376         464
                                      --------    --------    --------    --------    --------
  Operating income..................       131       3,607       2,919       4,514       5,189
  Interest income, net..............        16           9          59          56          85
                                      --------    --------    --------    --------    --------
  Net income........................  $    147    $  3,616    $  2,978    $  4,570    $  5,274
                                      ========    ========    ========    ========    ========
OTHER DATA:
  Gross customer collections........  $217,734    $250,081    $339,234    $412,114    $462,261
  Capital expenditures..............       196         306         547         336         492
  Ratio of earnings to fixed
     charges(1).....................       2.9x       41.6x       26.9x       35.9x       41.6x
  Number of managed locations.......       177         186         233         295         344
  Number of leased locations........        18          23          32          32          35
  Number of total locations.........       195         209         265         327         379
  Number of parking spaces..........   155,000     174,000     192,000     235,000     249,000

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents.........  $    838    $  2,774    $  1,248    $  2,968    $  2,478
  Working capital...................     2,305       2,615       1,697       3,453       3,449
  Total assets......................     5,642       6,672       6,956       9,130      10,176
  Total debt........................        --         248         529         470         590
  Equity............................     2,516       3,894       3,400       4,912       5,016

------------------------------
(1) For purposes of computing this ratio, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STANDARD

     The following discussion of Standard's results of operations should be read in conjunction with the Standard Consolidated Financial Statements and Notes thereto.

OVERVIEW

     For a general discussion of parking revenues, costs and expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings--Overview."

     As of December 31, 1997, Standard operated 344 facilities under management contracts and 35 facilities pursuant to leases. A summary of Standard's facilities is as follows:

                                                                         FISCAL YEAR
                                                               --------------------------------
                                                               1995          1996          1997
Managed facilities.........................................    233           295           344
Leased facilities..........................................     32            32            35
                                                               ---           ---           ---
Total facilities (end of period)...........................    265           327           379
Contract retention rate....................................     97%           97%           96%

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, Standard's results of operations expressed in thousands of dollars:


                                                                       FISCAL YEAR
                                                             --------------------------------
                                                               1995        1996        1997
Gross customer collections.................................  $339,234    $412,114    $462,261
                                                             ========    ========    ========
Parking services revenue:
  Leases...................................................  $ 38,418    $ 41,770    $ 54,801
  Management contracts.....................................     6,783       8,505       8,851
                                                             --------    --------    --------
                                                               45,201      50,275      63,652
Cost of parking services:
  Leases...................................................    35,168      37,838      50,142
  Management contracts.....................................        --          --          --
                                                             --------    --------    --------
                                                               35,168      37,838      50,142
General and administrative expenses........................     6,798       7,547       7,857
Depreciation and amortization..............................       316         376         464
                                                             --------    --------    --------
Operating income...........................................     2,919       4,514       5,189
Interest income, net.......................................        59          56          85
                                                             --------    --------    --------
Net income.................................................  $  2,978    $  4,570    $  5,274
                                                             ========    ========    ========



     Standard does not incur any net expenses in providing services for management contracts. The facility owner pays all of the property-level expenses. Thus, Standard is fully reimbursed for any and all costs that it incurs in providing its management contract services. Such reimbursements include (but are not limited to) all payroll and related expenses for all supervisory, bookkeeping and accounting personnel performing services at the managed locations.


  FISCAL 1997 COMPARED TO FISCAL 1996

     Gross customer collections. Gross customer collections increased $50.2 million, or 12.2%, to $462.3 million in fiscal 1997 from $412.1 million in fiscal 1996. This increase resulted primarily from the net addition of

52 leased and managed locations as well as from a combination of rate increases and higher utilization of parking spaces at existing facilities.

     Parking services revenue--leases. Lease revenue increased $13.0 million, or 31.1%, to $54.8 million in fiscal 1997 compared to $41.8 million in fiscal 1996. This increase resulted from the net addition of two large leased properties.

     Parking services revenue--management contracts. Revenue at managed locations increased $0.4 million, or 4.1%, to $8.9 million in fiscal 1997 from $8.5 million in fiscal 1996. This increase resulted from the net addition of 49 managed locations.

     Cost of parking services. Cost of parking services increased $12.3 million, or 32.5%, to $50.1 million in fiscal 1997 from $37.8 million in fiscal 1996. This increase resulted from a net addition of two large leased properties. There are no cost of parking services for management contracts because all such costs are reimbursed by the parking facility owner.

     General and administrative expenses. General and administrative expenses increased $0.4 million, or 4.1%, to $7.9 million in fiscal 1997 from $7.5 million in fiscal 1996. This modest increase was primarily due to an increase in employee compensation.

     Depreciation and amortization expenses. Depreciation and amortization expenses were $0.5 million in fiscal 1997 and $0.4 in fiscal 1996.


     Interest income, net. Interest income, net of interest expense, was $0.1 million in fiscal 1997 and fiscal 1996.


  FISCAL 1996 COMPARED TO FISCAL 1995

     Gross customer collections. Gross customer collections increased $72.9 million, or 21.5%, to $412.1 million in fiscal 1996 from $339.2 million in fiscal 1995. This increase resulted primarily from the net addition of 62 leased and managed locations as well as from a combination of rate increases and higher utilization of parking spaces at existing facilities.

     Parking services revenue--leases. Lease revenue increased $3.4 million, or 8.7%, to $41.8 million in fiscal 1996 from $38.4 in fiscal 1995. This increase resulted from rate increases and increased volume.

     Parking services revenue--management contracts. Management contract revenue increased $1.7 million, or 25.4%, to $8.5 million in fiscal 1996 from $6.8 million in fiscal 1995. This increase resulted from the net addition of 62 managed locations.

     Cost of parking services. Cost of parking services increased $2.6 million, or 7.6%, to $37.8 million in fiscal 1996 from $35.2 million in fiscal 1995. This increase was due to increased volume.

     General and administrative expenses. General and administrative expenses increased $0.7 million, or 11.0%, to $7.5 million in fiscal 1996 from $6.8 million in fiscal 1995. This increase was primarily a result of increased compensation of key employees.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased $0.1 million, or 19.0%, to $0.4 million in fiscal 1996 from $0.3 million in fiscal 1995. This increase resulted primarily from the headquarters office relocation late in 1995.


     Interest income, net. Interest income, net of interest expense, was $0.1 million in fiscal 1996 and fiscal 1995.


LIQUIDITY AND CAPITAL RESOURCES

     During fiscal 1997, Standard generated cash flows from operating activities of $5.1 million compared to $5.3 million in fiscal 1996. This decrease in cash flow from operating activities resulted primarily from net changes in the components of working capital.

     Net cash used in investing activities was $0.5 million for the years ended December 31, 1997 and December 31, 1996. The primary use of these funds was the acquisition of capital assets.

     Net cash used by financing activities was $5.0 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1996. The primary use of these funds was distributions to partners.


     During fiscal 1996, Standard generated cash flows from operating activities of $5.3 million compared to $2.8 million in fiscal 1995. This increase in cash flow from operating activities resulted primarily from an increase in net income and net changes in the components of working capital.



     Net cash used in investing activities was $0.5 million for the year ended December 31, 1996 and $1.3 million for the year ended December 31, 1995. This decrease in net cash used in investing activities was primarily due to the purchase of 19 management contracts in fiscal 1995.



     Net cash used by financing activities was $3.1 million for the years ended December 31, 1996 and December 31, 1995. The primary use of these funds was distributions to partners.


     Standard has lease commitments of $23.3 million for fiscal 1998. The lease commitments are in the form of a fixed base rent with the majority of leases on a year-to-year renewal. The leased properties generate sufficient cash flow in order to meet the base rent payments.

YEAR 2000

     Standard has considered the impact of Year 2000 issues on its computer systems and applications and believes the impact of the Year 2000 will not have a significant impact on its operations or liquidity. As part of the Combination, Standard will convert to the APCOA computer system which has been tested to comply with Year 2000 issues.

                                    BUSINESS

GENERAL


     The Company is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities in the two major markets of the parking industry: urban parking and airport parking. Following consummation of the Combination, the Company manages approximately 1,100 parking facilities, containing approximately 580,000 parking spaces in over 45 cities across the United States and Canada. The Company's pro forma gross customer collections, pro forma parking services revenue, pro forma EBITDA and pro forma net loss for the year ended December 31, 1997 were $948.6 million, $186.1 million, $19.9 million and $2.8 million, respectively. In addition, due to interest expense on the Notes, Holdings pro forma net loss for the year ended December 31, 1997 was $7.5 million.


     The Company believes that its superior management services coupled with its focus on increasing market share in select core cities leads to higher profitability per parking facility than its competitors. The Company believes that it enhances its leading position by providing: (i) Ambiance in Parking(C), an approach to parking that includes a number of premium, on-site, value-added services and amenities; (ii) state-of-the-art information technology, including Client View(C), a proprietary client reporting system which allows the Company to provide clients with real-time access to site-level financial and operating information; and (iii) award-winning training programs for on-site employees that promote customer service and client retention. In addition, the Company believes that it distinguishes itself from its competitors because of its ability to leverage its long-standing experience in securing contracts, particularly with regard to the airport parking market.

     The Company's diversified client base includes some of the nation's largest owners and developers of major office building complexes, shopping centers, sports complexes, hotels and hospitals. In addition, the Company manages parking operations at many of the major airports in North America. In the urban parking market, the Company's clients include CB Commercial Real Estate Group, Equity Office Properties, the Taubman Company, Harvard Medical School, Northwestern University, Children's Memorial Medical Center in Chicago and Cedars Sinai Medical Center in Los Angeles. Parking facilities managed by the Company include the CNN Center in Atlanta, the Kennedy Center for the Performing Arts in Washington, D.C. and the Gateway Sports Complex in Cleveland. In the airport parking market, the Company's clients include Chicago O'Hare International and Chicago Midway, Cleveland-Hopkins International, Minneapolis-St. Paul International and Detroit Metropolitan airports.


     The Company operates its clients' parking properties through two types of arrangements: management contracts and leases. The Company does not own any parking facilities and, as a result, the Company assumes fewer of the risks of real estate ownership. Under a management contract, the Company typically receives a base monthly fee for managing the property, and may also receive an incentive fee based on the achievement of facility revenues above a base amount. In some instances, the Company also receives certain fees for ancillary services. Typically, all of the underlying revenues and expenses under a management contract flow through to the property owner, not to the Company. Under lease arrangements, the Company generally pays either a fixed annual rental, a percentage of gross customer collections, or a combination thereof to the property owner. The Company collects all revenues under lease arrangements and is responsible for most operating expenses, but it is typically not responsible for major maintenance or capital expenditures. As of March 31, 1998, the Company operated approximately 73% of its approximately 1,100 parking facilities under management contracts and approximately 27% under leases. Renewal rates for the Company's management contracts and leases were approximately 96% for each of the last three years.


INDUSTRY OVERVIEW

     General. The International Parking Institute, a trade organization of parking professionals, estimates that there are 35,000 parking facilities in the United States generating over $26.0 billion in gross customer collections. The parking industry is highly fragmented, with over 1,700 commercial parking operators in the

United States, as estimated by the Parking Market Research Company, an independent research company. Industry participants, the vast majority of which are privately-held companies, consist of a relatively few nationwide companies and a large number of small regional or local operators, including a substantial number of companies providing parking as an ancillary service in connection with property management or ownership. Clients of parking facility managers include the owners of office buildings, major airports, shopping centers, sports complexes, hotels and hospitals, which provide parking to customers.

     Operating Arrangements. Parking facilities operate under three general types of arrangements: management contracts, leases and fee ownership. The general terms and benefits of these three types of arrangements are as follows:

          Management Contracts. Under a management contract, the facility manager generally receives a base monthly fee for managing the facilities and often receives an incentive fee based on the achievement of facility revenues above a base amount. Facility managers generally charge fees for various ancillary services such as accounting, equipment leasing and consulting. Responsibilities under a management contract include hiring, training and staffing parking personnel, and providing collections, accounting, record-keeping, insurance and facility marketing services. In general, the facility manager is not responsible for structural or mechanical repairs, and typically is not responsible for providing security or guard services. Under typical management contracts, the facility owner is responsible for operating expenses such as taxes, license and permit fees, insurance premiums, payroll and accounts receivable processing and wages of personnel assigned to the facility. In addition, the facility owner is responsible for non-routine maintenance, repair costs and capital improvements. The typical management contract is for a term of one to three years (though the owner often reserves the right to terminate, without cause, on 30 days' notice) and may contain a renewal clause.

          Leases. Under a lease arrangement, the parking facility operator generally pays either a fixed annual rent, a percentage of gross customer collections, or a combination thereof to the property owner. The parking facility operator collects all revenues and is responsible for most operating expenses, but is typically not responsible for major maintenance. In contrast to management contracts, lease arrangements are typically for terms of three to ten years and typically contain a renewal term, and provide for a fixed payment to the facility owner regardless of the operating earnings of the parking facility. As a result, the leased facilities generally require a longer commitment and a larger capital investment by the parking facility operator than do managed facilities.

          Fee Ownership. Under fee ownership arrangements, the parking facility operator owns the property and fixtures. Ownership of parking facilities, either independently or through joint ventures, typically requires a larger capital investment than managed or leased facilities but provides maximum control over the operation of the parking facility, and all increases in revenue flow directly to the owner. Ownership provides the potential for realizing capital gains from the appreciation in the value of the underlying real estate, but it also subjects the property owner to risks including reduction in value of the property and additional potential liabilities, as well as additional costs such as real estate taxes and structural, mechanical or electrical maintenance or repairs.

     Parking Industry Markets. The parking industry is comprised of two major markets: urban parking and airport parking. The urban parking market consists of many sub-markets with differing clients including commercial, office, residential, event, entertainment, retail, shopping centers, hospitals and hotels. In contrast, the airport parking market consists of a relatively small number of clients with large revenue-generating parking operations and similar needs that are unique to airport parking facilities.

     Industry Growth Dynamics. A number of opportunities for growth exist for parking facility operators:

          Industry Consolidation. There are many opportunities for industry consolidation, both domestically and abroad. Consolidation is essential to growth in the parking industry because of the limitations on growth in revenues of existing operations. While some growth in revenues from existing operations is possible through redesign, increased operational efficiency or increased facility use and prices, such growth is ultimately limited by the size of a facility and market conditions. The net effect of the consolidation in the urban parking market is that the typical buyer in this market is becoming larger and increasingly sophisticated. This increase in sophistication has placed greater demands on parking management firms and has driven the trend toward management contracts where clients require high-level management and reporting systems, site-specific services and quality control.

          Privatization of Government-Owned and Operated Facilities. Additional growth in the industry has been a function of the trend for parking owners to move from owner-operation to outsourcing the management of operations to private operators. This is particularly true in the case of privatization of government operations and facilities, which is resulting in new opportunities for the parking industry. The Company believes that cities and municipal authorities are increasingly retaining private firms to operate facilities and parking-related services in an effort to reduce operating budgets and increase efficiency.

          Expanding Relationships with Large Property Managers, Owners and Developers. Generally, the overall parking industry expansion is created by new construction of parking facilities by property managers, owners and developers. While new construction in the United States slowed in the late 1980s and has only gradually begun to increase in recent years, growth for parking facility operators during such period generally resulted from more established parking facility operators leveraging their relationships with property managers and owners to take market share from smaller companies. As new construction of parking facilities increases, the Company believes that facility operators with established relationships with such parking facility developers can leverage such relationships to capture incremental market share.

BUSINESS STRATEGY AND COMPETITIVE ADVANTAGES

     The Company believes its innovative parking facility amenities, services and management, coupled with its state-of-the-art information technology and reporting systems, position the Company to enhance its standing as a leading provider of parking services. Specific elements of the Company's business strategy and competitive advantages include:

          Focus on Core Cities. Part of the Company's business strategy is to focus on increasing system-wide profitability by maximizing operating leverage. As part of this strategy, the Company operates in certain core cities and realizes certain economies of scale, including the ability to spread administrative overhead costs across a large number of parking facilities in a single market. As a result, the Company has been able to increase significantly profitability per contract. For example, management estimates that in 1997 the Company's average profit per contract in cities in which it operated more than 35 parking locations was nearly double the Company's profit per contract in cities in which it operated fewer than 35 locations.


          Strong Operating Performance and Stable Cash Flow. From 1993 to 1997, the Company's EBITDA increased from $7.2 million to $15.0 million, representing a CAGR of 20.0%. The Company's cash flows from operating activities increased from $3.2 million to $6.0 million from 1993 to 1997. Over the same period, the Company's capital expenditures averaged less than $3.0 million per year. In addition, the Company reduced exposure to increasing cost of parking services by (i) increasing the proportion of its management contracts, which generally pass cost of parking services onto the Company's clients, and (ii) maintaining low minimum rental commitments under its non-cancelable leases. The Company's average management and lease contract renewal rate over the last three years was approximately 96%. As a result of the Company's operating performance, as well as the low capital expenditure requirements and low risk portfolio of management contracts and leases, the Company has been able to generate consistent cash flow.


          Strategic Growth Through Acquisitions. The parking industry is highly fragmented, with over 1,700 industry participants. In addition to pursuing individual contracts, the Company is seeking to capitalize on this industry fragmentation by pursuing a focused acquisition strategy which includes:
     (i) acquiring parking management companies within core cities and target cities where the Company believes it can attain a significant market share, and (ii) acquiring larger, regional parking management companies. As a part of this strategy, APCOA and Standard, combined, have successfully acquired and integrated 6 companies with 138 new facilities and also added 252 net individual contracts over the past five years.

          Leading Client Base. The Company's diversified, long-standing customer base comprises many of the premier national property management and ownership organizations in the United States and Canada. The Company is a market leader in airport parking, operating approximately 100 parking facilities at airports in the United States and Canada. The Company's focus on select core cities enables the Company to maintain broader and stronger relationships with the local client base, which the Company believes improves its client retention rates and its ability to compete for new contracts.

          Value-Added Services and Award-Winning Information Systems. The Company believes that it can continue to increase profitability and attract new clients by providing: (i) Ambiance in Parking(R); (ii) state-of-the-art information technology, including Client View(C); and (iii) award-winning training programs for on-site employees. In addition, these capabilities facilitate development opportunities that typically lead to long-term lease and management contracts on new facilities. Also, the Company has developed state-of-the-art information technology systems which connect local offices across the country to its corporate office. These systems, which received the 1994 Esprit Award sponsored by Booz-Allen & Hamilton and CIO magazine, enable a centralized staff to eliminate inefficient duplication of administrative and accounting functions at the field level and also help provide key operational information to clients. Management believes that these systems will enable the Company to add many new clients without incurring additional administrative staff and expense.

          Experienced Management Team. Myron C. Warshauer, the Company's Chief Executive Officer and the third generation of his family to direct Standard, has over 35 years of industry experience. G. Walter Stuelpe, Jr., the Company's President, has been with APCOA for over 25 years, serving as Chief Executive Officer since 1986. The Company's other executive team members are comprised of the most experienced, talented executives from both companies. Overall, the members of the Company's executive team have an average of over 15 years of industry experience.

  AMBIANCE IN PARKING(R)

     The Company offers a comprehensive package of value-added, on-site parking services and amenities which the Company characterizes as Ambiance in Parking(R) which includes:

          Patented Musical Theme Floor Reminder System. The Company's patented musical theme floor reminder system is designed to help customers remember the garage level on which they had parked. A different song is played on each floor of the parking garage which also displays distinctive signs and graphics which correspond with the floor's theme. For example, in one garage with U.S. cities as a theme, songs played include "I Left My Heart in San Francisco" on one floor and "New York, New York" on a different floor. Other garages have themes such as college fight songs, broadway shows, classic movies and professional sports teams.

          Books-To-Go(R). Books-To-Go(R) is an audiotape library which is provided free-of-charge for monthly parkers.

          ParkNet(R). The ParkNet(R) traffic information system allows parking customers to obtain continuous, site-specific traffic reports relating to current traffic conditions on area expressways as well as the routes utilized to get from the specific parking facility to the expressways.

          CarCare(R). The CarCare(R) service program is provided in conjunction with Midas(R). Parking customers can have their cars picked up from the parking facility, serviced and returned before the end of the business day.

          Standard Parking Exchange(TM). The Standard Parking Exchange(TM) program entitles monthly parkers at participating locations to free parking for one hour per day at all other participating locations.

          Complimentary Windshield and Headlight Cleaning. During off-peak hours, the Company's parking attendants clean windshields and headlights of cars and place a card on the windshield informing the parking customer that this service has been provided.

          Emergency Car Services. The Company offers complimentary services such as battery starts, lost car assistance, tire inflation, tire change, escort service and key retrieval.

STATE-OF-THE-ART INFORMATION TECHNOLOGY

     The Company's information technology provides valuable benefits to the Company's clients. Client View(C), a proprietary Windows(R)-based client reporting system, allows the Company's clients to access, on a real-time basis, site-level financial and operating information.

     The Company has created advanced information systems that connect local offices across the country to its corporate office. A centralized staff provides accounting and administrative expertise and controls that eliminate duplication of administrative and accounting functions at the field level. ParkStat(C), one of the Company's proprietary software tools, enhances the performance of parking facilities managed by the Company. By automatically polling information from on-site collection devices, ParkStat(C) uses location-specific information to calculate the impact of pricing alternatives, optimize staffing levels, improve forecasting and assist in long-range planning.

     Technological innovations such as an automated credit card lane and a radio-activated hands-free parking access system allow fast and hassle-free service for parking customers.

AWARDS

     In 1994, the Company received the prestigious Esprit Award sponsored by CIO magazine and Booz-Allen & Hamilton for its proprietary state-of-the-art information technology systems which connect local offices across the country to the Company's corporate office. These systems enable a centralized staff to eliminate inefficient duplication of administrative and accounting functions at the field level and also help provide key operational, financial and demographic information to clients. No other parking facility manager has ever received this award.

     Over the past five years various elements of the Company's training program have received industry awards for outstanding content and production, including:

     - National Association of Industrial and Office Properties' Outstanding Literature and Video Award;

     - two Telly Awards, a prestigious national award in the field of advertising, film and video productions;

     - BPAA Bronze Tower Award which recognizes business-to-business communications in Business/Professional Advertising; and

     - Great-Lakes Sho-Me Award which recognizes outstanding business communication in Greater Cleveland.

PARKING FACILITIES


     The Company operates parking facilities in 35 states, Washington D.C. and three provinces of Canada pursuant to management contracts or leases. The Company does not currently own any parking facilities. The following table summarizes certain information regarding the Company's facilities as of March 31, 1998, giving effect to the Combination and the Other Acquisitions:



                                                              NUMBER OF LOCATIONS               NUMBER OF SPACES
                                                           -------------------------      -----------------------------
  STATES/PROVINCES        AIRPORTS AND URBAN CITIES        AIRPORT    URBAN    TOTAL      AIRPORT     URBAN      TOTAL
Alabama               Airports                                 3                  3         1,430                 1,430
Arizona               Phoenix                                           13       13                   13,392     13,392
British Columbia      Vancouver                                          5        5                    2,236      2,236
California            Los Angeles, San Diego, San              6       177      183        23,779     51,866     75,645
                      Francisco, San Jose, Santa
                      Barbara and Airports
Colorado              Denver and Airports                      3        13       16           363      7,625      7,988
Connecticut           Stamford and Airport                     1         6        7         4,351      4,332      8,683
Delaware              Wilmington                                         1        1                      500        500
District of Columbia  Washington D.C.                                   10       10                    7,577      7,577
Florida               Miami, Orlando and Airports              4        13       17         4,340      6,085     10,425
Georgia               Atlanta and Airports                     2        33       35         2,142      9,405     11,547
Hawaii                Honolulu                                          53       53                   21,735     21,735
Idaho                 Airport                                  1                  1           376                   376
Illinois              Chicago and Airport                      2       150      152        26,800     86,116    112,916
Indiana               Indianapolis and Airport                 1        19       20           619      4,420      5,039
Kentucky              Louisville and Airport                   2         1        3         3,071        395      3,466
Louisiana             New Orleans and Airport                  2        42       44           984      8,546      9,530
Maine                 Airport                                  2                  2         1,299                 1,299
Maryland              Baltimore, Bethesda                               19       19                    4,597      4,597
Massachusetts         Boston and Airports                      2        97       99           645     63,362     64,007
Michigan              Detroit and Airports                     6         1        7         1,412        132      1,544
Minnesota             Minneapolis and Airports                 8        36       44        13,495     11,219     24,714
Missouri              Kansas City and Airports                 2        74       76         9,848     13,367     23,215
Montana               Great Falls and Airports                 5         4        9         2,432      1,966      4,398
Nebraska              Airport                                  1                  1         1,361                 1,361
Nevada                Las Vegas                                          1        1                      286        286
New York              Buffalo, Hamburg, Hawthorne and         10         3       13         8,678     16,060     24,738
                      Airports
North Dakota          Airports                                 2                  2         1,415                 1,415
Ohio                  Cleveland, Columbus and Airports         9        96      105         7,492     39,515     47,007
Ontario               East York, North York, Oshawa,           1        34       35         3,171     23,912     27,083
                      Scarsborough, Toronto and Airport
Oregon                Airport                                  1                  1           433                   433
Pennsylvania          Philadelphia, Pittsburgh and             2         3        5         1,331      2,181      3,512
                      Airports
Quebec                Airports                                 3                  3         8,591                 8,591
South Carolina        Airport                                  1                  1         4,987                 4,987
South Dakota          Airport                                  2                  2         1,508                 1,508
Tennessee             Memphis and Airports                     2        13       15         3,077      5,226      8,303
Texas                 Houston, Dallas, Fort Worth and          4        57       61         2,862     29,176     32,038
                      Airports
Virginia              Richmond and Airport                     5        36       41         3,468      8,776     12,244
Washington            Seattle and Airports                     2         3        5           822      1,195      2,017
Wisconsin             Milwaukee and Airports                   3         3        6         1,512      1,948      3,460
                                                             ---      -----    -----      -------    -------    -------
                      TOTALS                                 100      1,016    1,116      148,094    447,148    595,242
                                                             ===      =====    =====      =======    =======    =======


     The Company has interests in 18 joint ventures that each operate a single parking facility. The Company is the general partner of three limited partnerships which operate a single parking facility and one limited partnership which operates five parking facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Holdings--Summary of Operating Facilities."

COMPETITION

     The parking industry is fragmented and highly competitive, with limited barriers to entry. The Company faces direct competition for additional facilities to manage or lease and the facilities currently operated by the Company face competition for employees and customers. The Company competes with a variety of other companies to add new operations. Although there are relatively few large, national parking companies that compete with the Company, developers, hotel companies, and national financial services companies also have the potential to compete with parking companies. Municipalities and other governmental entities also operate parking facilities that compete with the Company. The Company also faces competition from local owner-operators of facilities who are potential clients for the Company's management services. Construction of new parking facilities near the Company's existing facilities could adversely affect the Company's business. See "Risk Factors--Competition."

REGULATION

     The Company's business is not substantially affected by direct governmental regulation, although parking facilities are sometimes directly regulated by both municipal and state authorities. The Company is affected by laws and regulations (such as zoning ordinances) that are common to any business that deals with real estate and by regulations (such as labor and tax laws) that affect companies with a large number of employees. In addition, several state and local laws have been passed in recent years that encourage car pooling and the use of mass transit, including, for example, a Los Angeles, California law prohibiting employers from reimbursing employee parking expenses. Laws and regulations that reduce the number of cars and vehicles being driven could adversely impact the Company's business.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the operation of parking facilities, the Company may be potentially liable for any such costs. Although the Company is currently not aware of any material environmental claims pending or threatened against it or any of the parking facilities which it operates, there can be no assurance that a material environmental claim will not be asserted against the Company or against the parking facilities which it operates. The cost of defending against claims of liability, or of remediating a contaminated property, could have a material adverse effect on the Company's financial condition or result of operations.

     Various other governmental regulations affect the Company's operation of parking facilities, both directly and indirectly, including the ADA. Under the ADA, all public accommodations, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. For example, the ADA requires parking facilities to include handicapped spaces, headroom for wheelchair vans, attendants' booths that accommodate wheelchairs, and elevators that are operable by disabled persons. When negotiating management contracts and leases with clients, the Company generally has the property owner contractually assume responsibility for any ADA liability in connection with the property; however, there can be no assurance that the property owner has assumed such liability for any given property and there can be no assurance that the Company would not be held liable despite assumption of responsibility for such liability by the property owner. Management believes that the parking facilities the Company operates are in substantial compliance with ADA requirements.

EMPLOYEES


     As of March 31, 1998, the Company employed approximately 8,000 individuals, including approximately 4,200 full-time and 3,800 part-time employees. The Company believes that its employee relations are good. Approximately 2,600 employees are represented by unions. Most union employees are represented by the Teamsters Union. The largest union facilities are in the Chicago metropolitan area and in airport parking facilities located in Detroit, Michigan, San Jose, California, Minneapolis, Minnesota, Cleveland, Ohio and Hartford, Connecticut.

INTELLECTUAL PROPERTY

     The APCOA name and logo and the Standard name and logo are registered with the United States Patent and Trademark Office. In addition, the Company has registered the names and, as applicable, the logos of all material subsidiaries and divisions of the Company in the United States Patent and Trademark Office or the equivalent State registry, including the right to the exclusive use of the name Central Park in the Chicago metropolitan area. The Company has also obtained a United States patent for its Multi-Level Vehicle Parking Facility (the Musical Theme Floor Reminder System) and trademark protection for its proprietary parker programs, such as Books-To-Go(C) and Ambiance in Parking(C). Proprietary software developed by the Company, such as Client View(C), Hand Held Program(C), License Plate Inventory Program(C) and Parkstat(C) are registered in the United States Copyright Office.

LITIGATION

     The provision of services to the public entails an inherent risk of liability. The Company is engaged in routine litigation incidental to its business. There is no legal proceeding to which the Company is a party which, if decided adversely, would be material to the Company's financial condition, liquidity, or results of operations. The Company attempts to disclaim liability for personal injury and property damage claims by printing disclaimers on its ticket stubs and by placing warning signs in the facilities it operates. The Company also carries liability insurance that management believes meets or exceeds industry standards; however, there can be no assurance that any future legal proceedings (including any related judgments, settlements or costs) will not have a material adverse effect on the financial condition, liquidity, or results of operations of the Company.

INSURANCE

     The Company purchases comprehensive liability insurance covering the parking facilities that it leases and manages. The Company also purchases workers' compensation insurance with respect to all its employees, whether such persons are employed at leased or managed facilities. The Company's insurance program insulates its clients against any additional annual premium charges in the event of adverse claims experience. Due to the magnitude of the Company's parking operations, the Company's management believes that the rates at which it purchases such insurance represent a discount to the rates that would be charged to parking facility owners on a stand-alone basis. Recognizing the benefits and protection afforded by the Company's insurance program, a significant majority of the Company's clients historically have purchased liability insurance through the Company. However, the clients of the Company have the option of purchasing their own policies, provided that the Company is adequately protected. A significant reduction in the number of clients that purchase insurance through the Company could have a material adverse effect on operating earnings. In addition, although the cost of insurance has not fluctuated significantly in recent years for the Company, a material increase either in the Company's insurance costs or in the magnitude of its claims could have a material adverse effect on the Company's operating earnings.

                                   MANAGEMENT

                                    HOLDINGS

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to each person who is an executive officer or director of Holdings, as indicated below:

NAME                             AGE    TITLE
----                             ---    -----
John V. Holten.................  41     Director and Chairman
G. Walter Stuelpe, Jr..........  53     Director, President and Chief Executive Officer
Gunnar E. Klintberg............  49     Director and Assistant Secretary
Andrew Nicol...................  59     Director
A. Petter Ostberg..............  36     Vice President
Michael J. Celebrezze..........  41     Treasurer
Robert N. Sacks................  45     Secretary

     John V. Holten. Mr. Holten joined Holdings as a Chairman, President and Secretary in 1989. Mr. Holten has served as Chairman and Chief Executive Officer of Holberg since its inception in 1986, and as a Director and Chairman of APCOA since 1989. Mr. Holten was Managing Director of DnC Capital Corporation, a merchant banking firm in New York City, from 1984 to 1986. Mr. Holten received his M.B.A. from Harvard University in 1982 and he graduated from the Norwegian School of Economics and Business Administration in 1980.

     G. Walter Stuelpe, Jr. Mr. Stuelpe joined Holdings as Vice President, Treasurer and Assistant Secretary in 1989. Mr. Stuelpe has been associated with APCOA for over 25 years, serving as the Company's President since 1986. His prior executive positions have included sales and marketing, corporate development and strategic planning, as well as having headed up different operational divisions in a variety of cities in the United States and Europe. Mr. Stuelpe is an alumnus of Indiana University, class of 1967. Mr. Stuelpe has since participated in numerous executive programs specifically designed to address managing business change and growth. He has also had an active leadership role in industry-related associations, having served as president, chairman and now as a member of the Board of the National Parking Association as well as the International Parking Institute, and is a full member of the Urban Land Institute.

     Gunnar E. Klintberg. Mr. Klintberg joined Holdings as Vice President, Treasurer and Assistant Secretary in 1989. Mr. Klintberg has served as Vice Chairman of Holberg since its inception in 1986, and as a Director of APCOA since 1989. Mr. Klintberg was a Managing Partner of DnC Capital Corporation, a merchant banking firm in New York City, from 1983 to 1986. From 1975 to 1983, Mr. Klintberg held various management positions with the Axel Johnson Group, headquartered in Stockholm, Sweden. Mr. Klintberg headed up the Axel Johnson Group's headquarters in Moscow from 1976 to 1979 and served as assistant to the President of Axel Johnson Group's $1 billion operation in the U.S., headquartered in New York City, from 1979 to 1983. Mr. Klintberg received his undergraduate degree from Dartmouth College in 1972 and a degree in Business Administration and Economics from the University of Uppsala, Sweden in 1974.

     Andrew Nicol. Mr. Nicol joined Holdings as Director in 1996. Mr. Nicol is the Vice President--Corporate Development of Delaware North, which owns 10.0% of the outstanding common stock of Holdings. From 1985 to 1988, Mr. Nicol was the Vice President, Administration and Chief Financial Officer of APCOA. Mr. Nicol received his B.A. degree from Western Reserve University.

     A. Petter Ostberg. Mr. Ostberg joined Holdings as Vice President in 1998. Mr. Ostberg joined Holberg in 1994 and was appointed Chief Financial Officer of Holberg in 1997. Mr. Ostberg is currently a Vice President of APCOA. Prior to joining Holberg, Mr. Ostberg held various finance positions from 1990 to 1994 with New York Cruise Lines, Inc., including Group Vice President, Treasurer and Secretary. Prior to joining New York Cruise Lines, Inc., Mr. Ostberg was General Manager of Planter Technology Ltd. in Mountain View, California, and from 1985 to 1987, Mr. Ostberg was a Financial Analyst with Prudential Securities, Inc.

in New York. Mr. Ostberg received a B.A. in International Relations and Economics from Tufts University in 1985, and an M.B.A. from Stanford University Graduate School of Business in 1989.

     Michael J. Celebrezze. Mr. Celebrezze joined Holdings as Treasurer in 1989. Mr. Celebrezze joined APCOA in 1984 as Manager, Treasury and Financial Planning. Since then he has held the positions of Vice President, Controller and, since 1995, Senior Vice President, Chief Financial Officer and Treasurer. His responsibilities included the operations of accounting, tax, management information systems, corporate security, financial planning, insurance and risk management, real estate finance and banking. Mr. Celebrezze graduated cum laude from Kent State University with a Degree in Business Administration, majoring in Accounting and he subsequently earned a Masters in Business Administration from John Carroll University. He is a Certified Public Accountant in the State of Ohio.

     Robert N. Sacks. Mr. Sacks joined Holdings as Secretary in 1989. Mr. Sacks joined APCOA in 1988, serving as General Counsel and Secretary since 1988, serving as Vice President, Secretary, and General Counsel since 1989 and serving as Senior Vice President, Secretary and General Counsel since 1997. Mr. Sacks has overall responsibility for the Legal Department, which includes negotiation, documentation and approval of parking and corporate contracts, financing documentation and coordination of outside counsel. In his position, Mr. Sacks is also responsible for maintaining field compliance with corporate legal and financial policies. Mr. Sacks received his B.A. Degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. Degree from Suffolk University. Mr. Sacks has spoken on legal issues concerning the parking industry at the National Parking Association National Convention and the Institutional and Municipal Parking Congress.

                                  THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to each person who is an executive officer or director of the Company following consummation of the Combination, as indicated below (biographical information for those persons who are also officers or directors of Holdings is not repeated):

NAME                             AGE    TITLE
----                             ---    -----
John V. Holten.................  41     Director and Chairman
Myron C. Warshauer.............  58     Director and Chief Executive Officer
G. Walter Stuelpe..............  53     Director and President
Michael J. Celebrezze..........  41     Executive Vice President -- Chief Financial Officer
Douglas R. Warshauer...........  30     Executive Vice President -- Marketing/Business Development
Steven A. Warshauer............  43     Executive Vice President -- Operations
Michael K. Wolf................  48     Executive Vice President -- Chief Administrative Officer
                                        and Associate General Counsel
James A. Wilhelm...............  44     Executive Vice President -- Operations
Herbert W. Anderson, Jr. ......  39     Executive Vice President -- Operations
Robert N. Sacks................  45     Executive Vice President -- General Counsel and Secretary
James V. LaRocco, Jr...........  53     Executive Vice President -- Corporate Development
Patrick J. Meara...............  35     Director
Gunnar E. Klintberg............  49     Director, Vice President
A. Petter Ostberg..............  36     Vice President

     Myron C. Warshauer. Mr. Warshauer has served as President and Chief Executive Officer of Standard since 1973, and has been associated with Standard since 1963. Mr. Warshauer received his B.S. Degree in Finance from the University of Illinois in 1962, and received a Masters Degree in Business Administration from Northwestern University in 1963.

     Douglas R. Warshauer. Mr. Warshauer joined Standard in 1994, initially serving as Vice President. Upon receiving his Masters of Management Degree with distinction from the J.L. Kellogg School of Management at Northwestern University, Mr. Warshauer became Standard's Executive Vice President for Finance. Mr. Warshauer also holds a Bachelors Degree with highest honors in Social Science from the University of California at Berkeley.

     Steven A. Warshauer. Mr. Warshauer joined Standard in 1982, initially serving as Vice President, then becoming Senior Vice President and, since January 1, 1998, serving as Executive Vice President. Mr. Warshauer is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants. Mr. Warshauer received his Bachelor of Science Degree from the University of Northern Colorado in 1976 with dual majors in Accounting and Finance. Prior to joining Standard, he practiced with a national accounting firm.

     Michael K. Wolf. Mr. Wolf joined Standard as Senior Vice President and General Counsel in 1990, after sixteen years in the private practice of law. Mr. Wolf was subsequently appointed Executive Vice President of Standard. Prior to joining Standard, Mr. Wolf was a partner of the international law firm of Jones, Day, Reavis & Pogue, resident in the Chicago office, where his primary concentration was in the field of real estate. Mr. Wolf received his B.A. Degree in 1971 from the University of Pennsylvania, and in 1974 received his J.D. Degree from Washington University, where he served as Notes and Comments editor of the Washington University Law Quarterly. Upon graduation from law school, Mr. Wolf was elected to the Order of the Coif.

     James A. Wilhelm. Mr. Wilhelm joined Standard in 1985, serving as Executive Vice President since January 1, 1998. Mr. Wilhelm is currently responsible for managing Standard's Midwest and Western Regions, which include parking facilities in Chicago and sixteen other cities throughout the United States and Canada. Mr. Wilhelm received his B.A. Degree from Northeastern Illinois University in 1976. Mr. Wilhelm is a member of the National Parking Association and the International Parking Institute.

     Herbert W. Anderson, Jr. Mr. Anderson joined APCOA in 1994, and has served as Corporate Vice President--Urban Properties since 1995. Mr. Anderson graduated from LaSalle University and began his career in the parking industry in 1984. Mr. Anderson is a member of the Board of the National Parking Association.

     James V. LaRocco, Jr. Mr. LaRocco has been associated with APCOA since 1962, starting in an operations position at the Los Angeles International Airport, and has served as Executive Vice President since 1995. His prior positions have included Division Manager, Regional Manager and Vice President.

     Patrick J. Meara. Mr. Meara became a director of the Company upon consummation of the Combination. Mr. Meara is a Senior Vice President of JMB Realty Corporation, which held an interest in Standard prior to the Combination, and acquired an interest in the Company as a result of the Combination.

EXECUTIVE COMPENSATION

     Holdings has no paid employees. The following table sets forth information for 1995, 1996 and 1997 with regard to compensation for services rendered in all capacities (a) to APCOA by the Chief Executive Officer and the other four most highly compensated executive officers of APCOA and (b) to Standard by two executive officers of Standard for each of whom disclosure would have been provided but for the fact that he was not serving as an executive officer of APCOA at the end of the last completed fiscal year (collectively, the "Named Executive Officers"). Except as otherwise noted, information set forth in the table reflects compensation earned by such individuals for services with APCOA or its respective subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                                                              OTHER
                                                                             ANNUAL      ALL OTHER
                                                                             COMPEN-      COMPEN-
                                          FISCAL    SALARY        BONUS      SATION       SATION
     NAME AND PRINCIPAL POSITION           YEAR       ($)           $           $           ($)
     ---------------------------          ------    -------      -------     -------     ---------
G. Walter Stuelpe, Jr.................     1997     420,942(1)   183,500         --       21,000(2)
  Chief Executive Officer                  1996     405,129(1)   216,600         --       17,000(2)
  and President                            1995     393,834(1)   222,100         --       17,000(2)
James V. LaRocco, Jr..................     1997     189,396(1)    62,390         --       22,000(2)
  Executive Vice President,                1996     172,006(1)    64,539         --       19,300(2)
  Corporate Development                    1995     164,063(1)    61,710         --       19,300(2)
Trevor R. Van Horn(4).................     1997     140,399(1)    45,741         --           --
  Corporate Vice President,                1996      98,654(1)    29,798     17,033(3)        --
  Airport Properties                       1995          --           --         --           --
Herbert W. Anderson, Jr...............     1997     130,250(1)    45,448     21,241(3)     7,900(2)
  Corporate Vice President,                1996     121,944(1)    49,050     17,695(3)        --
  Urban Properties                         1995     101,334(1)    26,972         --           --
Michael J. Celebrezze.................     1997     128,477(1)    43,750         --        8,500(2)
  Senior Vice President, Chief             1996     116,386(1)    45,911         --        7,900(2)
  Financial Officer and                    1995     108,227(1)    38,304         --        2,400(2)
  Treasurer
Myron C. Warshauer(5).................     1997      98,265           --     41,229(6)    42,102(7)
  Chief Executive Officer and              1996      53,290           --     28,795(6)    41,630(7)
  President of Standard                    1995      37,950           --     18,740(6)    46,169(7)
Michael K. Wolf(5)....................     1997     376,400           --         --           --
  Executive Vice President and             1996     313,800           --         --           --
  General Counsel of Standard              1995     254,800           --         --           --


------------------------------
(1) The amount shown includes amounts contributed by APCOA to its 401(k) plan under a contribution matching program.

(2) The amount shown reflects deposits made by APCOA on behalf of Named Executive Officers into a supplemental pension plan pursuant to which the Named Executive Officers will be entitled to monthly cash retirement and death benefit payments.

(3) The amount shown includes car allowances, club dues and moving expenses paid by APCOA.


(4) As of February 26, 1998, Mr. Van Horn is no longer an employee of the Company.



(5) All compensation information set forth in the table for this individual reflects compensation earned for services with Standard or its respective subsidiaries.



(6) The amount shown includes car allowances, club dues, health insurance premiums and legal fees related to estate planning paid by Standard.



(7) The amount shown reflects premiums paid by Standard on behalf of Myron C. Warshauer for life insurance policies to which Mr. Warshauer is entitled to the cash surrender value.


DIRECTOR COMPENSATION

     Directors of Holdings do not receive compensation for serving on Holdings' Board of Directors. Directors of the Company do not receive compensation for serving on the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Holdings did not have a Compensation Committee in the year ended December 31, 1997. During 1997, no executive officer of Holdings served as a member of the Compensation Committee of another entity.

     The Company did not have a Compensation Committee in the year ended December 31, 1997. The Company intends to form a Compensation Committee in 1998. The members of such committee have not yet been determined. During 1997, no executive officer of the Company served as a member of the Compensation Committee of another entity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS


     Mr. Stuelpe's current employment agreement with the Company provides for an initial four-year term with default annual renewals, and is scheduled to lapse on December 31, 2000. The agreement also provides for an annual base salary of $423,306 in 1998, plus an annual bonus equal to eight percent of an amount substantially based on the amount by which the Company's EBITDA, subject to certain adjustments, exceeds a certain floor amount, as well as certain other benefits. Mr. Stuelpe agrees not to disclose confidential information if such disclosure would have a material adverse effect on the Company. During the term of the employment agreement, and for two years after its termination, or, under certain circumstances, until receipt of the final salary payment due under the terms of the agreement, Mr. Stuelpe shall not render services to, or have any ownership interest in, any business which is competitive with the Company.


     If Mr. Stuelpe's employment is terminated by reason of his death or Disability (as defined in the agreement), the Company is obligated to pay Mr. Stuelpe's designated beneficiary, in the case of termination by reason of death, and Mr. Stuelpe, in the case of termination by reason of Disability, (i) an amount equal to Mr. Stuelpe's annual base salary at the time of his death; (ii) the annual bonus for the year in which the termination of employment occurred, prorated for the numbers of days Mr. Stuelpe was employed during that year; and
(iii) certain other benefits.

     If Mr. Stuelpe's employment is terminated other than for death or Disability, and without Cause (as defined in the agreement) or within six months following a Change of Control (as defined in the agreement), the Company is required to pay Mr. Stuelpe (a) his salary (i) through the date that the agreement was scheduled to terminate as if Mr. Stuelpe had continued to be employed by the Company, in the case of a termination without Cause and (ii) for a minimum period of twenty-four months after the termination of employment, in the case of a Change of Control; (b) the annual bonus for the year in which the termination of employment occurred, prorated for the number of days Mr. Stuelpe was employed during that year; and (c) certain other benefits.


     Mr. LaRocco's current employment agreement with the Company provides for an eighteen-month term, scheduled to lapse on September 30, 1999, and an annual base salary of not less than $190,000, subject to annual review and increases at the discretion of the Company's President, plus severance pay in the amount of $157,872, paid on April 10, 1998, a severance bonus of $66,500 payable on September 30, 1998, an annual bonus of $76,000 for 1998 and an annual bonus for 1999 of up to forty percent of annual base salary, as well as certain other benefits. Mr. LaRocco shall not disclose confidential information for any reason whatsoever. During the term of the employment agreement, and for one year after its termination if Mr. LaRocco is terminated other than without Cause (as defined in the agreement), Mr. LaRocco shall not render services to, or have any ownership interest in, any business which is competitive with the Company. Mr. LaRocco's employment agreement does not contain change of control provisions.



     If Mr. LaRocco's employment is terminated by reason of his death or Disability (as defined in the agreement), the Company is obligated to pay Mr. LaRocco's designated beneficiary, in the case of termination by reason of death, and Mr. LaRocco, in the case of termination by reason of Disability, (i) an amount equal to Mr. LaRocco's annual base salary at the time of his death plus $9,600, which represents the estimated annual value of the right to use a company automobile, (ii) the annual bonus for the year of termination and (iii) certain other benefits.



     Mr. Van Horn's employment agreement with the Company terminated as of February 26, 1998. In connection with such termination, the Company provided Mr. Van Horn with a severance package the total value of which was $218,251 and pursuant to which the Company paid Mr. Van Horn (i) thirty weeks' severance pay;
(ii) a thirty-five percent Severance Retention Bonus; and (iii) $25,000 in relocation and related expenses. In addition, the Company transferred to Mr. Van Horn the title to Mr. Van Horn's company automobile and company computer, and will continue providing insurance benefits to Mr. Van Horn for a certain time after such termination.



     Mr. Anderson's current employment agreement with the Company provides for a three-year term, scheduled to lapse on March 30, 2001, default annual renewals, and an annual base salary of not less than $175,000, subject to annual review, plus an annual bonus of up to forty percent of the annual base salary and a $250,000 housing differential loan bearing interest at an annual rate of 5.39% with a term of three years, of which one-third of the principal balance and the accrued interest due thereon shall be forgiven by the Company, and treated as additional compensation to Mr. Anderson in the year of such forgiveness, for each year Mr. Anderson remains in the continual employ of the Company (and the Company shall make Mr. Anderson whole with respect to the tax consequences of any such forgiveness), as well as certain other benefits.



     Mr. Anderson shall not communicate, divulge or disseminate confidential information at any time during or after his employment with the Company, except with the prior written consent of the Company or as required by law or legal process. During the term of the employment agreement and for one year after its termination, Mr. Anderson shall not render services to, or have any ownership interest in, any business which is competitive with the Company in geographic areas in which the Company, or its affiliates, is then conducting, or is in the process of developing prospects to conduct, business. Mr. Anderson's employment agreement does not contain change of control provisions.



     If Mr. Anderson's employment is terminated by reason of his death, the Company is obligated to pay Mr. Anderson's estate an amount equal to the sum of
(i) Mr. Anderson's annual base salary through the end of the calendar month in which death occurs and (ii) any earned and unpaid annual bonus, vacation pay and other vested benefits. If Mr. Anderson's employment is terminated by reason of his Disability (as defined in the agreement), the Company is obligated to pay Mr. Anderson or his legal representative (a) Mr. Anderson's annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program and (b) any earned and unpaid annual bonus and other vested benefits.



     If Mr. Anderson's employment is terminated by the Company other than for death, Disability or Cause (as defined in the agreement) or if Mr. Anderson terminates his employment for Good Reason (as defined in the agreement), the Company is required to continue (A) to pay Mr. Anderson for the remainder of the employment period in effect immediately before the date of termination his annual base salary and annual bonus(es) through the end of the then-current employment period and (B) to provide Mr. Anderson and/or his family with certain other benefits.



     If Mr. Anderson's employment is terminated by the Company for Cause, or by Mr. Anderson without Good Reason, Mr. Anderson shall be obligated to repay the remaining principal balance of, and any accrued and unpaid interest on, the housing differential loan within thirty days from the date of such termination. If Mr. Anderson's employment is terminated by the Company for any reason other than Cause, or by Mr. Anderson for Good Reason, any remaining principal balance and any accrued and unpaid interest on the housing differential loan shall be forgiven by the Company, and the Company shall make Mr. Anderson whole for any tax consequences of such forgiveness.



     Mr. Celebrezze's current employment agreement with the Company provides for a three-year term, scheduled to lapse on March 30, 2001, default renewals for additional two year periods, an annual base salary of not less than $180,000, subject to annual review, plus an annual bonus of at least 35% of Mr. Celebrezze's annual base salary and a $250,000 housing differential loan bearing interest at an annual rate of 5.39% with a term of three years, of which one-third of the principal balance and the accrued interest due thereon shall be forgiven by the Company, and treated as additional compensation to Mr. Celebrezze in the year of such forgiveness, for each year Mr. Celebrezze remains in the continual employ of the Company (and the Company shall make Mr. Celebrezze whole with respect to the tax consequences of any such forgiveness), as well as certain other benefits.



     Mr. Celebrezze shall not communicate, divulge or disseminate confidential information at any time during or after his employment with the Company, except with the prior written consent of the Company or as required by law or legal process. During the term of the employment agreement and for two years after its termination, Mr. Celebrezze shall not render services to, or have any ownership interest in, any business which is competitive with the Company in geographic areas in which the Company, or its affiliates, is then conducting, or is in the process of developing prospects to conduct, business. Mr. Celebrezze's employment agreement does not contain change of control provisions.


     If Mr. Celebrezze's employment is terminated by reason of his death, the Company is obligated to pay Mr. Celebrezze's estate an amount equal to the sum of (i) Mr. Celebrezze's annual base salary through the end of the calendar month in which death occurs and (ii) any earned and unpaid annual bonus, vacation pay and other vested benefits. If Mr. Celebrezze's employment is terminated by reason of his Disability (as defined in the agreement), the Company is obligated to pay Mr. Celebrezze or his legal representative (a) Mr. Celebrezze's annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program and (b) any earned and unpaid annual bonus and other vested benefits.

     If Mr. Celebrezze's employment is terminated by the Company other than for death, Disability or Cause (as defined in the agreement) or if Mr. Celebrezze terminates his employment for Good Reason (as defined in the agreement), the Company is required to continue (A) to pay Mr. Celebrezze for the remainder of the employment period in effect immediately before the date of termination his annual base salary and annual bonus(es) through the end of the then-current employment period and (B) to provide Mr. Celebrezze and/or his family with certain other benefits, provided that in the event of a termination of employment by Mr. Celebrezze for Good Reason, the annual base salary, annual bonus and benefit continuation period shall be two years from the date of such termination. In addition, under the foregoing circumstances, any remaining principal balance and any accrued and unpaid interest on the housing differential loan shall be forgiven by the Company, and the Company shall make Mr. Celebrezze whole for any tax consequences of such forgiveness.

     If Mr. Celebrezze's employment is terminated by the Company any time before the third anniversary of the employment agreement for any reason other than for Cause, or if the Company gives notice of its intention not to renew the agreement for an additional two-year term beginning on the third anniversary of the agreement, the Company is obligated to (x) pay Mr. Celebrezze his annual base salary and annual bonus for the remaining balance of the initial three-year term, if any, and for an additional two years and (y) to continue to provide Mr. Celebrezze with certain other benefits for the same period.


     Mr. Wolf's current employment agreement with the Company provides for a three-year term, scheduled to lapse on March 26, 2001, default annual renewals, and an annual base salary of not less than $376,400, subject to annual review, plus an annual bonus based on a percentage of the annual base salary to be mutually agreed upon by the Company and Mr. Wolf, as well as certain other benefits. Mr. Wolf shall hold all confidential information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company. During the term of the employment agreement and for two years after its termination (or eighteen months if such termination follows a Change in Control (as defined in the agreement)), Mr. Wolf shall not render services to, or have any ownership interest in, any business which is competitive with the Company in certain geographic areas.


     If Mr. Wolf's employment is terminated by reason of his death, the Company is obligated to pay Mr. Wolf's estate an amount equal to the sum of (i) Mr. Wolf's annual base salary through the end of the calendar month in which death occurs and (ii) any earned and unpaid annual bonus, vacation pay and other vested benefits.

     If Mr. Wolf's employment is terminated by reason of his Disability (as defined in the agreement), the Company is obligated to pay Mr. Wolf or his legal representative (a) an amount equal to Mr. Wolf's annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program and (b) any earned and unpaid annual bonus and other vested benefits.

     If Mr. Wolf's employment is terminated by the Company other than for death or Disability and without Cause (as defined in the agreement), the Company is required to continue (A) to pay Mr. Wolf for the remainder of the employment period in effect immediately before the date of termination his annual base salary and annual bonus(es) through the end of the then-current employment period and (B) to provide Mr. Wolf and/or his family with certain other benefits.

     If Mr. Wolf's employment is terminated by the Company for any reason other than Cause during the three-year period following a Change in Control (as defined in the agreement), the Company is obligated to (x) pay Mr. Wolf an amount ("Severance Pay") equal to the greater of (1) one and one-half times the sum of (I) Mr. Wolf's current annual base salary plus (II) the amount of any bonus paid to Mr. Wolf in the preceding twelve months and (2) the annual base salary and annual bonuses through the end of the then-current employment period and (y) continue to provide Mr. Wolf with certain other benefits for a certain period of time. If Mr. Wolf terminates his employment voluntarily following a Change in Control, he shall not be entitled to Severance Pay, provided, however, that any such termination by Mr. Wolf for Good Reason (as defined in the agreement) shall not be considered a voluntary termination and Mr. Wolf will be treated as if he had been terminated by the Company other than for Cause.

     Consummation of the Combination was conditioned, among other things, upon the execution of an employment agreement between the Company and Myron C. Warshauer.

     Employment Agreement with Myron C. Warshauer. The Employment Agreement between the Company and Myron C. Warshauer (the "Warshauer Employment Agreement") provides that Myron C. Warshauer serve as Chief Executive Officer of the Company, and be appointed as a member of the Board of Directors of the Company (the "Board") and each committee of the Board, for a period beginning on the date of the consummation of the Combination and ending on Myron C. Warshauer's 65th birthday (the "Employment Period"). Myron C. Warshauer will receive during the Employment Period an annual base salary of $600,000 ("Annual Base Salary"). The Warshauer Employment Agreement also provides for certain perquisites.

     Under the Warshauer Employment Agreement, if Myron C. Warshauer's employment were to be terminated by Myron C. Warshauer for Good Reason (as defined below), or by the Company other than for Cause (as defined below), death or Disability (as defined below), the Company would be obligated to (i) pay Myron C. Warshauer a lump sum cash payment in an amount equal to the aggregate Annual Base Salary that he would have received for the remainder of the Employment Period, reduced to present value using as a discount rate the "applicable federal rate," as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, and (ii) continue to provide for the same period welfare benefits to Myron C. Warshauer and/or his family, at least as favorable as those that would have been provided to them under the Warshauer Employment Agreement if Myron C. Warshauer's employment had continued until the end of the Employment Period, provided, however, that during any period when Myron C. Warshauer is eligible to receive such benefits under another employer-provided plan, such benefits provided by the Company may be made secondary to those provided under such other plan. If Myron C. Warshauer's employment were to be terminated by reason of his Disability during the Employment Period, the Company would be obligated to pay Myron C. Warshauer, or his legal representative, as applicable, the Annual Base Salary for the duration of the Employment Period in effect at the time of the termination of employment.

     In addition to the above compensation and benefits, if Myron C. Warshauer's employment were to be terminated for any reason other than by the Company for Cause, the Company would be obligated, beginning on the date of such termination in the case of a voluntary termination by Myron C. Warshauer, and beginning on Myron C. Warshauer's 65th birthday in all other cases, and ending on the first to occur of Myron C. Warshauer's 75th birthday and Myron C. Warshauer's death (such ending date, the "Cutoff Date"), to (i) pay Myron C. Warshauer $200,000 annually, adjusted for inflation and (ii) provide Myron C. Warshauer with an executive office and secretarial services. In consideration for such benefits, Myron C. Warshauer is obligated to provide reasonable consulting services to the Company from the date of termination of his employment through the Cutoff Date.

     As used in the Warshauer Employment Agreement: (i) "Cause" means (a) illegal conduct, or gross misconduct, that results in material damage to the business or reputation of the Company; or (b) any willful and continued failure by Myron C. Warshauer to perform his duties under the Warshauer Employment Agreement, (ii) "Disability" means that Myron C. Warshauer has been unable, for a period of 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform a material portion of his duties under the Warshauer Employment Agreement, as a result of physical or mental illness or injury, and a physician selected by the Company has determined that Myron C. Warshauer's incapacity is total and permanent, and (iii) "Good Reason" means (a) the relocation of Myron C. Warshauer's principal place of business outside of the central business district and northern suburbs of Chicago; (b) a material reduction in Myron C. Warshauer's responsibilities; (c) the assignment to Myron
C. Warshauer of duties inconsistent with his position as set forth in the Warshauer Employment Agreement; (d) a change in Myron C. Warshauer's title from that required under the Warshauer Employment Agreement; (e) a removal of Myron
C. Warshauer from the Board or any committee thereof; (f) a requirement that Myron C. Warshauer report to anyone other than the Chairman of the Board; or (g) any material breach by the Company of any other term of the Warshauer Employment Agreement.

     The Warshauer Employment Agreement also provides that during the period beginning on the date of the consummation of the Combination and ending on Myron
C. Warshauer's 75th birthday (the "Noncompetition Period"), Myron C. Warshauer shall not, without written consent of the Board, engage in or become associated with any business or other endeavor that engages in construction, ownership, leasing, design and/or management of parking lots, parking garages, or other parking facilities or consulting with respect thereto, provided, however, that Myron C. Warshauer may own or sell investments in certain parking facilities ("Permitted Investments") during the Noncompetition Period, and may own or sell any interest in any other real estate ("Other Real Estate") at any time after the Employment Period for the remainder of the Noncompetition Period. The Warshauer Employment Agreement provides that, if such Permitted Investment or Other Real Estate includes a parking facility, Myron C. Warshauer shall initiate negotiations, or, under certain circumstances, use reasonable and good-faith efforts to cause such negotiations, with the Company in an attempt to determine mutually agreeable terms pursuant to which the Company will manage or lease the parking facility and, if such negotiations fail, that, under certain circumstances, the Company shall have a right of first refusal with respect to any management agreement or lease that may be negotiated with any independent third party.

     Pursuant to the Warshauer Employment Agreement, within 120 days after the Closing Date, the Company shall establish a stock option or phantom stock option plan (the "Option Plan") providing for grants of actual or phantom options with respect to the common stock of the Company ("Company Common Stock"), under which Myron C. Warshauer will be granted options to purchase a number of shares of Company Common Stock equal to 1.0% of the total number of shares of Company Common Stock. All such options will have a term of 10 years from the date of the grant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

                                    HOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the common stock of Holdings, par value $0.01 per share ("Holdings Common Stock"), by (i) each person known to Holdings to own beneficially more than 5% of Holdings Common Stock, (ii) each director of Holdings, (iii) each Named Executive Officer of Holdings, and (iv) all executive officers and directors of Holdings, as a group. All information with respect to beneficial ownership has been furnished to Holdings by the respective stockholders of Holdings. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.


                                                                                       PERCENT
                                                       AMOUNT AND NATURE              OF SHARES
             NAME AND ADDRESS                       OF BENEFICIAL OWNERSHIP          OUTSTANDING
             ----------------                       -----------------------          -----------
Holberg Industries, Inc.*.................      7,260 shares of Common Stock(1)         82.5%
Delaware North**..........................       880 shares of Common Stock(2)          10.0
G. Walter Stuelpe, Jr.***.................       276.6 shares of Common Stock            3.1
Michael J. Celebrezze***..................        27.7 shares of Common Stock            0.3
Robert N. Sacks***........................        27.7 shares of Common Stock            0.3
James V. LaRocco, Jr.***..................       138.3 shares of Common Stock            1.6
John V. Holten*...........................                    (3)
Orkla ASA ("Orkla")*......................                    (4)
Gunnar E. Klintberg*......................                    --
Directors and Executive Officers as a
  Group...................................                                              65.3


------------------------------


  * The address of Holberg is 545 Steamboat Road, Greenwich, Connecticut 06830. The address of Orkla and the business address of Messrs. Holten and Klintberg is the same as that of Holberg.



 ** The address of Delaware North is 438 Main Street, Buffalo, New York 14202.



*** The business address of Messrs. Stuelpe, Celebrezze, Sacks and LaRocco is
    800 Superior Avenue, Cleveland, Ohio 44114-2601.


(1) Holberg also owns the Holdings Preferred Stock. See "Certain Relationships and Related Party Transactions--Preferred Stock."

(2) Holdings has exercised the right to repurchase the shares of its common stock held by Delaware North pursuant to the terms of the Put/Call Agreement.

(3) Mr. Holten owns all of the outstanding common stock of the corporate parent of Holberg, which parent entity owns approximately 70% of the outstanding common stock of Holberg, which in turn owns 82.5% of the outstanding common stock of Holdings. The corporate parent of Holberg has an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg, without taking into account any convertible interests of Holberg. Holberg also owns the Holdings Preferred Stock. See "Certain Relationships and Related Party Transactions--Preferred Stock."

(4) Orkla owns approximately 30% of the outstanding common stock of Holberg. Orkla has an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg, without taking into account any convertible interests of Holberg.

                                  THE COMPANY


     The following table sets forth certain information regarding the beneficial ownership of Company Common Stock by (i) each person known to the Company to own beneficially more than 5% of Company Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of APCOA and (iv) all executive officers and directors of the Company, as a group (addresses set forth in the preceding table are not repeated below). All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of the Company. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.



                                                                                       PERCENT
                                                       AMOUNT AND NATURE              OF SHARES
             NAME AND ADDRESS                       OF BENEFICIAL OWNERSHIP          OUTSTANDING
             ----------------                       -----------------------          -----------
Holdings*.................................        26.3 shares of Common Stock           84.0%
John V. Holten............................                    (1)
Orkla.....................................                    (2)
Delaware North............................                    (3)
Dosher Partners, L.P.**...................       2.5 shares of Common Stock(4)           8.0
Myron C. Warshauer**......................                    (4)
SP Associates***..........................       2.5 shares of Common Stock(5)           8.0
G. Walter Stuelpe, Jr. ...................                    (6)
Michael J. Celebrezze.....................                    (7)
Robert N. Sacks...........................                    (8)
James V. LaRocco, Jr. ....................                    (9)
Directors and Executive Officers as a
  Group...................................            (1)(4)(6)(7)(8)(9)


------------------------------

   * The address of Holdings is 800 Superior Avenue, Cleveland, Ohio 44114-2601.



  ** The address of Dosher Partners, L.P. and the business address of Mr.
     Warshauer is 200 East Randolph Drive, Suite 4800, Chicago, Illinois 60601.



 *** The address of SP Associates is 900 North Michigan Avenue, Chicago,
     Illinois 60611.


 (1) Mr. Holten owns all of the outstanding common stock of the corporate parent of Holberg, which parent entity owns approximately 70.0% of the outstanding common stock of Holberg, which in turn owns 82.5% of the outstanding common stock of Holdings. The corporate parent of Holberg has an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg, without taking into account any convertible interests of Holberg. Holberg also owns the Holdings Preferred Stock. See "Certain Relationships and Related Party Transactions--Preferred Stock."

 (2) Orkla owns approximately 30.0% of the outstanding common stock of Holberg. Orkla has an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg, without taking into account any convertible interests of Holberg.

 (3) Delaware North owns 10.0% of the outstanding common stock of Holdings. Holdings has exercised the right to repurchase the shares of its common stock held by Delaware North pursuant to the terms of the Put/Call Agreement.

 (4) All of the interests in Dosher Partners, L.P. are beneficially owned by Myron C. Warshauer and trusts for the benefit of certain members of his family. Mr. Warshauer disclaims beneficial ownership of the assets of Dosher Partners, L.P., including the shares of Common Stock held by it, to the extent those interests are held for the benefit of such trusts.

 (5) SP Associates is a general partnership controlled by affiliates of JMB Realty Corp.

 (6) Mr. Stuelpe owns approximately 3.1% of the common stock of Holdings.

 (7) Mr. Celebrezze owns less than 1.0% of the common stock of Holdings.

 (8) Mr. Sacks owns less than 1.0% of the common stock of Holdings.

 (9) Mr. LaRocco owns approximately 1.6% of the common stock of Holdings.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

COMPANY STOCKHOLDERS AGREEMENT

     Upon consummation of the Combination, the Company entered into a Stockholders Agreement (the "Company Stockholders Agreement") with Dosher Partners, L.P. ("Dosher") and SP Associates (collectively, the "Standard Parties") and Holberg and Holdings (collectively with the Standard Parties, the "Company Stockholders"). The Company Stockholders Agreement provides, among other things, for (i) prior to the earliest of (a) the seventh anniversary of the consummation of the Combination, (b) the termination of Myron C. Warshauer's employment with the Company under certain circumstances and (c) the consummation of an initial public offering of Company Common Stock (as such offering will be defined in the Company Stockholders Agreement), certain obligations of Holberg to allow Dosher the opportunity to acquire all, but not less than all, of the Company Common Stock held by Holberg and/or its affiliates before Holberg may directly or indirectly sell an amount of Company Common Stock which would constitute a Control Transaction (as will be defined in the Company Stockholders Agreement); provided that, under certain circumstances, Holberg may sell such shares to a party other than Dosher if the terms of such other party's offer are more favorable to Holberg, (ii) until the consummation of an initial public offering of Company Common Stock, certain rights of each Standard Party to purchase shares of Company Common Stock to the extent necessary to maintain such Standard Party's percentage ownership of the Company, (iii) the right of the Standard Parties to participate in, and the right of Holberg to require the Standard Parties to participate in, certain sales of Company Common Stock, (iv) following the third anniversary of the consummation of the Combination and prior to an initial public offering of Company Common Stock, certain rights of the Company to purchase, and certain rights of the Standard Parties to require the Company to purchase, shares of Company Common Stock at prices determined in accordance with the Company Stockholders Agreement and (v) certain additional restrictions on the rights of the Standard Parties to transfer shares of Company Common Stock. The Company Stockholders Agreement also contains certain provisions granting the Company Stockholders certain rights in connection with registrations of Company Common Stock in certain offerings and provides for indemnification and certain other rights, restrictions and obligations in connection with such registrations.

HOLDINGS STOCKHOLDERS AGREEMENT


     Holdings is party to a Stockholders Agreement with Holberg, Delaware North and each of the members of APCOA management who is a stockholder of Holdings, and an ancillary Put/Call Option Agreement (the "Put/Call Agreement") between Holberg and Delaware North, which provide for, among other things, (i) a board of directors consisting of three or more Holberg nominees, one Delaware North nominee, and one management nominee, (ii) certain restrictions on the sale, assignment, transfer, encumbrance or other disposition of the Holdings Common Stock, (iii) certain first offer, repurchase and put/call rights with respect to the Holdings Common Stock held by the management investors (a summary of which is set forth below), (iv) certain pre-emptive rights in favor of the management investors with respect to the issuance of Holdings Common Stock, and (v) certain put/call rights with respect to the Holdings Common Stock held by Delaware North (a summary of which is set forth below). Holdings has exercised the right to repurchase the Holdings Common Stock held by Delaware North, and is in negotiations with Delaware North with respect to the price of such repurchase.



     The Holdings Stockholders Agreement provides that, subject to any direct or indirect restrictions imposed by financing agreements or arrangements entered into by Holdings or the Company, upon the termination of employment of a management investor for death, retirement, complete disability, or otherwise,
(a) such management investor, or his estate or heir (in the case of death, retirement or complete disability), shall have the right to cause Holdings to, and (b) Holdings shall have the right to repurchase such management investor's Holdings Common Stock, at a purchase price, which, under some circumstances, is partially payable in subordinated notes, equal to, (X) in the case of a termination of employment for death, retirement or complete disability or by Holdings without Cause (as defined in the Holdings Stockholders Agreement) or a voluntary termination of employment by such management investor, the greatest of, or (Y) in the case of a termination of employment by Holdings for Cause, the lowest of,
(i) the price per share paid by such management investor for such Holdings Common Stock, (ii) the adjusted book value per share of Holdings Common Stock and (iii) the sum, on a per share basis, of (x) product of the cash contribution from operations of Holdings for the immediately preceding four fiscal quarters multiplied by 6.84 minus (y) the amount of debt reflected in Holdings most recent consolidated financial statements.



     The Put/Call Agreement provides that Holdings shall have an option to purchase, and that Delaware North shall have an option to cause Holdings to purchase, the Holdings Common Stock held by Delaware North at certain times or upon the occurrence of certain events. Upon the exercise by either Delaware North or Holdings of its respective option described above, the parties shall, pursuant to a certain procedure, select a nationally-recognized investment bank to determine the fair market value of the Holdings Common Stock held by Delaware North, which, subject to certain adjustments shall be the purchase price (which purchase price may at the option of Holdings be partially payable in the form of a promissory note) for such common stock.


TAX SHARING AGREEMENT

     Holdings is a party to the Tax Sharing Agreement, dated April 28, 1989, by and among Holberg, Holdings and the Company (the "Tax Sharing Agreement"), which applies to each of Holberg's consolidated return years beginning with 1989. The Tax Sharing Agreement provides that each member of Holberg's affiliated group, including Holdings, will pay to Holberg the amount of federal income tax that such member would be required to pay on a separate return basis for the year in question, except that the amount that Holdings is required to pay to Holberg will not exceed the tax liabilities of Holdings on a separate return basis for all taxable years to which the Tax Sharing Agreement applies and for which Holdings joined in the Holberg consolidated return, computed as if Holdings had actually filed separate returns for all such years and taking into account any net operating loss carryforward Holdings would have had if it had filed a separate return for all such years. Holberg is not required to make a payment to Holdings by virtue of the utilization by the Holberg affiliated group of any net operating loss generated by Holdings. In the event that the consolidated federal income tax liability of the Holberg affiliated group is adjusted for any taxable period, whether by means of an amended return, claim for refund, or tax audit by the Internal Revenue Service, the liability of Holdings under the Tax Sharing Agreement will be recomputed to give effect to such adjustments. The Combination Agreement contemplates that the Tax Sharing Agreement may be amended prior to consummation of the Combination as may be agreed by APCOA and the Standard Owners.

PREFERRED STOCK

     Holberg currently owns $25.2 million of Series A Cumulative Preferred Stock of Holdings ("Holdings Preferred Stock"). Dividends on the Holdings Preferred Stock are not payable in cash to the extent prohibited by any agreement of Holdings, including the Indenture. Holdings Preferred Stock is redeemable at the option of Holdings. Prior to the consummation of the Combination, Holberg held $8.7 million of preferred stock of APCOA. A portion of the proceeds of the Senior Subordinated Notes Offering was used to redeem $8.0 million of the preferred stock. The remaining $0.7 million was contributed to the capital of the Company.

     The preferred stock issued by the Company to Holdings in respect of the Preferred Stock Contribution has the same maturity as the New Notes, has an initial liquidation preference equal to the issue price of the New Notes, increases in liquidation preference at the same rate as the New Notes accrue interest, such that the liquidation preference of the preferred stock will at all times be equal to the then principal amount of the New Notes, and accrues cash dividends commencing at such times as the New Notes commence to accrue cash interest, at the same rate as the New Notes.

MANAGEMENT CONTRACTS AND RELATED ARRANGEMENTS WITH AFFILIATES

     The Company has a management contract to operate one parking facility in Chicago with an Illinois land trust which is beneficially owned by a partnership in which Myron C. Warshauer, Steven A. Warshauer and Stanley Warshauer have an equity interest. All expenses that are typically borne by a facility owner under a management contract, such as salaries, wages and benefits associated with employees at the parking facility and an allocable portion of such costs for supervisory management personnel, the cost of uniforms, supplies, insurance, utilities and other direct operating costs ("property-level expenses") are paid by the facility owner. Pursuant to the management contract, the Company is entitled to an annual management fee of approximately $40,700 in 1998. However, certain subordination provisions in the loan agreement between the facility owner and its lender have resulted in the non-payment of all or a portion of the management fee for the past four years. The Company estimates that the management fee to which it is entitled pursuant to this management contract is no less than would normally be obtained through arm's-length negotiations.


     The Company has a management contract with the Buckingham Plaza Limited Partnership ("BPLP") to operate the parking facility at a condominium complex in Chicago of which BPLP was the developer. Myron C. Warshauer and SP Associates own an equity interest in one of BPLP's limited partners. The Company receives an annual management fee of $20,200 pursuant to such management contract. The Company estimates that such management fee is no less than would normally be obtained through arm's-length negotiations.


     The Company has management contracts to operate two surface parking lots in Chicago. Myron C. Warshauer, Steven A. Warshauer, Michael K. Wolf and SP Associates own membership interests in a limited liability company that is a member of the limited liability companies that own such surface parking lots. The Company receives a total of $39,300 in management fees annually under such management contracts. The Company estimates that such management fees are no less than would normally be obtained through arm's-length negotiations.

     The Company operates the Clark Fullerton Self Park, a parking facility in which Myron C. Warshauer has a 50% equity interest. The facility owner pays all of the property-level expenses. The Company does not receive a management fee. The Company estimates that in today's market it reasonably could expect to receive an annual management fee ranging from $15,000 to $20,000 for providing such services.

     The Company provides office and related support services to Auditorium Garage, Inc. ("Auditorium"), an Illinois corporation owned by Stanley Warshauer and his wife, in conjunction with Auditorium's management of a parking facility. Auditorium reimburses the Company for the general and administrative costs associated with providing these services, which reimbursement totaled $32,200 in 1997.

     Myron C., Stanley and Steven A. Warshauer own an equity interest in two parking facilities in Chicago. One of those facilities is leased to the Company on terms that the Company believes are no less favorable to the Company than would normally be obtained through arm's-length negotiations. The Company earned net lease income of $342,000 in 1997 at such facility. The other parking facility (the "Tremont Facility") is leased to Standard/Tremont Parking Corporation ("Standard Tremont"), an Illinois corporation that is owned by Stanley Warshauer, Steven A. Warshauer and Myron C. Warshauer. The Company provides office and related support services to Standard Tremont, in conjunction with Standard Tremont's management of the Tremont Facility. Standard Tremont reimburses the Company for the general and administrative costs associated with providing these services, which reimbursement totaled $13,900 in 1997.

     The Company pays 12.5% of the lease net operating income derived from one parking facility to Warshauer Management Corporation for services rendered in obtaining the right to operate the facility.

LIABILITY INSURANCE

     The Company currently purchases a portion of its casualty insurance from an affiliate of Holberg. The Company estimates that the premiums paid for such insurance are comparable to premiums it would pay for comparable coverage from an unrelated third party. See Note I to the Historical Consolidated Financial Statements of Holdings included herein.

     The Company purchases liability insurance covering certain parking facilities from JMB Insurance Agency, Inc., an affiliate of JMB Realty Corp. The Company estimates that the premiums paid for such insurance are comparable to premiums it would pay for comparable coverage from an unrelated third party.

CONSULTING AGREEMENT WITH SIDNEY WARSHAUER

     Consummation of the Combination was conditioned, among other things, upon the execution of a consulting agreement between the Company and Sidney Warshauer, the father of Myron C. Warshauer. Sidney Warshauer is 83 years old.

     The Consulting Agreement between the Company and Sidney Warshauer (the "Consulting Agreement") provides that Sidney Warshauer render such services as may be requested, from time to time, by the Board of Directors of the Company (the "Board") and/or the Chief Executive Officer of the Company, consistent with Mr. Warshauer's past practices and experience, for a period beginning on the date of the consummation of the Combination and ending on Sidney Warshauer's death (the "Consulting Period"). Sidney Warshauer will receive, during the Consulting Period, an annual consulting fee of $552,000. The Consulting Agreement also provides that Sidney Warshauer will receive certain other benefits during the Consulting Period.

     The Consulting Agreement is not terminable by the Company for any reason other than the death of Sidney Warshauer, or a breach by Sidney Warshauer of his obligations under the Consulting Agreement with respect to non-disclosure of Company confidential information, or his obligation under the Consulting Agreement to refrain from engaging in competition with the Company, as described below.

     The Consulting Agreement provides that, during the Consulting Period, Sidney Warshauer will not, without written consent of the Board, engage in, or become associated with, any business or other endeavor that engages in construction, ownership, leasing, design and/or management of parking lots, parking garages, or other parking facilities or consulting with respect thereto.

CERTAIN OTHER MATTERS RELATING TO HOLBERG

     Holberg has received customary investment banking and advisory fees from APCOA in connection with certain prior transactions, and received a $1.0 million advisory fee (and reimbursement of expenses) upon consummation of the Combination. The Company also may pay an annual management fee to Holberg and otherwise reimburse Holberg for certain expenses incurred by Holberg on behalf of the Company. In addition, the Company currently leases a plane on behalf of Holberg. Holberg pays all costs under the lease other than amounts that may be charged to the Company in connection with use of the plane and indemnifies the Company for all obligations under the lease. All of these fees and other amounts paid to Holberg are subject to the limits and restrictions imposed by the Indenture. See "Description of New Notes--Affiliate Transactions."


     APCOA and Holberg and its affiliates have periodically engaged in bi-lateral loans and advances. These loans and advances were interest bearing at a variable rate that approximated the prime interest rate. The accumulated interest was added to, or deducted from (as appropriate), the balance in the loan or advance account on a monthly basis. In connection with the Combination, APCOA made a $6.5 million non-cash distribution to Holberg of the receivable in such amount due from Holberg to APCOA, thereby eliminating all amounts due from Holberg to APCOA. The Company may from time to time enter into such bi-lateral loans and advances in the future as permitted under the Indenture. See Note 5 to the Unaudited Pro Forma Consolidated Balance Sheet and "Description of New Notes--Permitted Investments."

                          DESCRIPTION OF INDEBTEDNESS


     The following sets forth information concerning the Company's indebtedness.


NEW CREDIT FACILITY

     The Company has entered into the New Credit Facility, pursuant to which the Company has available a new $40 million revolving credit facility with a six-year term. The New Credit Facility is available for working capital and general corporate purposes, including the issuance of letters of credit. At the Closing, the Company issued approximately $4.9 million of letters of credit under the New Credit Facility.

     The initial interest rate for borrowings under the New Credit Facility is, at the option of the Company, LIBOR plus 2.50% or the Alternate Base Rate (as defined below) plus 1.25%. The initial rates may be reduced or increased according to a pricing grid. The Company may elect interest periods of one, two, three or six months for LIBOR borrowings. The "Alternate Base Rate" is the higher of (i) the Agent's corporate base rate and (ii) the federal funds rate plus 1%. LIBOR will at all times include maximum statutory reserves. Indebtedness under the New Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to related breakage) and the Company may reduce or terminate the Lenders' commitments upon such notice and in such amounts as may be agreed upon.

     All of the Company's existing and future wholly-owned domestic subsidiaries guarantee indebtedness under the New Credit Facility. All extensions of credit under the New Credit Facility to the Company and the guarantees of subsidiaries of the Company's indebtedness under the New Credit Facility are secured, subject to certain exceptions, by all existing and after-acquired personal property of the Company and its subsidiaries, including all outstanding capital stock of the Company's subsidiaries, and any intercompany debt obligations, and all existing and after-acquired real property fee and leasehold interests and management contracts, subject to prohibitions in certain of such arrangements relating to collateral assignment. With certain exceptions, the Company and its subsidiaries are prohibited from pledging any of their assets other than under the New Credit Facility. Additionally, Holdings guarantees the Company's obligations under the New Credit Facility and such guarantee is secured by a first priority pledge of all the capital stock of the Company owned by Holdings.

     Under the New Credit Facility, the initial letter of credit fee is 2.50% per annum based upon the amount available for drawing under outstanding standby letters of credit plus customary and reasonable issuing fees. The issuing bank will retain 0.25% per annum from the fee for issuing the standby letters of credit. There may be adjustments in the letter of credit fees described above according to a pricing grid.

     The New Credit Facility contains customary and appropriate representations and warranties, including, without limitation, those relating to due organization and authorization, no conflicts, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, compliance with laws, and full disclosure.

     The New Credit Facility also contains customary and appropriate conditions to all borrowings including requirements relating to prior written notice of borrowing.

     The New Credit Facility also contains customary affirmative and negative covenants (including, where appropriate, certain exceptions and baskets), including but not limited to furnishing information and limitations on asset sales, other indebtedness, liens, investments, guarantees, restricted payments, mergers and acquisitions, capital expenditures, and affiliate transactions. The New Credit Facility also contains financial covenants including, without limitation, those relating to: minimum interest coverage; minimum fixed charge coverage; and maximum leverage.

     Events of default under the New Credit Facility include those relating to:
(a) non-payment of interest, principal or fees payable under the New Credit Facility; (b) non-performance of certain covenants; (c) cross default to other material debt of the Company and its subsidiaries; (d) bankruptcy or insolvency;
(e) judgments in excess of specified amounts; (f) materially inaccurate or false representations or warranties; and (g) change of control.

 ANY NOTES WHICH REMAIN OUTSTANDING FOLLOWING THE EXCHANGE OFFER WILL HAVE THE SAME RIGHT, PRIVILEGES AND LIMITATIONS AS, AND WILL RANK PARI PASSU WITH, THE
                                   NEW NOTES.


                            DESCRIPTION OF NEW NOTES

GENERAL


     The New Notes will be issued pursuant to the indenture (the "Indenture") between Holdings and State Street Bank and Trust Company, as trustee (the "Trustee"), under which the Notes were issued. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Holdings" refers to AP Holdings, Inc. and not to any of its Subsidiaries.



     The New Notes will be general unsecured obligations of Holdings, will rank pari passu in right of payment with all existing and future senior indebtedness of Holdings and will rank senior in right of payment to all existing and future subordinated indebtedness of Holdings. As indebtedness of Holdings, however, the New Notes will be effectively subordinated to all indebtedness of the Company. As of March 31, 1998, on a pro forma basis, after giving effect to the Combination, the related financings and other transactions described herein, including, without limitation, the Note Offering and the application of the net proceeds therefrom, the New Notes would have been effectively subordinate to approximately $150.2 million of indebtedness of the Company.


     The operations of Holdings are conducted through its Subsidiaries, and Holdings, therefore, is dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the New Notes. Under certain circumstances, Holdings is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $120.0 million at maturity of which $70.0 million were issued in the Note Offering and will mature on March 15, 2008. The New Notes will accrete at a rate of 11 1/4% per annum, compounded semi-annually to an aggregate principal amount of $70.0 million. Thereafter, interest on the New Notes will accrue at the rate of 11 1/4% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003, to Holders of record on the immediately preceding March 1 and September 1. No cash interest will be payable prior to September 15, 2003. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional notes may be issued from time to time, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Principal, premium and Liquidated Damages, if any, and interest on the New Notes will be payable at the office or agency of Holdings maintained for such purpose within the City and State of New York or, at the option of Holdings, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to New Notes the Holders of which have given wire transfer instructions to Holdings will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by

Holdings, Holdings' office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at Holdings' option prior to March 15, 2003. Thereafter, the New Notes will be subject to redemption at any time at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003....................................................     105.625%
2004....................................................     103.750%
2005....................................................     101.875%
2006 and thereafter.....................................     100.000%

     Notwithstanding the foregoing, at any time prior to March 15, 2001 Holdings may redeem the New Notes, in whole but not in part, at the option of Holdings, at a redemption price of 111.25% of the Accreted Value (determined at the date of redemption), plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," Holdings is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to March 15, 2003) or 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (if such date of purchase is on or after March 15, 2003) (the "Change of Control Payment"). Within 30 days following any Change of Control, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, Holdings will, to the extent lawful,
(1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by Holdings. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that Holdings repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     Due to Change of Control repayment provisions in certain indebtedness of Holdings' Subsidiaries and the existence of a Change of Control event of default in the New Credit Facility, it is unlikely that Holdings would be able to repurchase all of the New Notes upon the occurrence of a Change of Control. See "Risk Factors -- Change of Control Payment." In addition, the New Notes will rank pari passu in right of payment with other senior Indebtedness of Holdings. The ability of Holdings to redeem all of the New Notes upon a Change of Control may also be limited by restrictions on the ability of Holdings' Subsidiaries to pay dividends to Holdings. Finally, the New Notes will be effectively subordinated to Obligations of Subsidiaries of Holdings, including with respect to Change of Control Payments. See "-- General."

     The Change of Control provision of the Indenture could have the effect of deterring certain acquisition proposals which would constitute a Change of Control even if such acquisition might be beneficial to certain Holders of New Notes, as well as restricting the ability of Holdings to obtain additional financing in the future.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that Holdings repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holdings and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require Holdings to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet), of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holdings may apply such Net Proceeds, at its option, (a) to permanently repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets and parking facility agreements, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, Holdings may temporarily reduce the revolving Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Holdings will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to March 15, 2003) or 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (if such date of purchase is on or after March 15, 2003), in each case, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that from and after the date of the Indenture Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings) or to the direct or indirect holders of Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings;
(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings that is pari passu with or subordinated to the New Notes (other than New Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause
     (ii) and (iii) of the next succeeding paragraph), is less than the sum of
     (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale since the date of the Indenture of Equity Interests of Holdings (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to Holdings or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of Holdings) of, other Equity Interests of Holdings (other than any Disqualified Stock); (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to Holberg in its capacity as a holding company that are attributable to the operations of Holdings and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of Holberg, (b) fees and expenses paid to members of the Board of Directors of Holberg, (c) general corporate overhead expenses of Holberg, (d) foreign, federal, state or local tax liabilities paid by Holberg and (e) management, consulting or advisory fees paid to Holberg not to exceed $2.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holberg held by any member of Holdings' (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (f) does not exceed $8.0 million; (vi) Investments in any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount taken together with all other Investments made pursuant to this clause (vi) that are at that time outstanding not to exceed $5.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $2.0 million; (viii) payments to Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent; (ix) the designation of certain of the Company's Subsidiaries as Unrestricted Subsidiaries immediately prior to the date of the Indenture; (x) the redemption in connection with the Transactions of the preferred stock of the Company held by Holberg; (xi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or the Company held by any member of Holdings' or the Company's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or in connection with the termination of employment of any employees or management of Holdings or the Company or their Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in the aggregate plus the aggregate cash proceeds received by Holdings or the Company after the date of the Indenture from any reissuance of Equity Interests by Holdings or the Company to members of management of Holdings or the Company and their Restricted Subsidiaries; and (xii) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     From and after the date of the Indenture, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Holdings shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Holdings will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Restricted Subsidiaries of Holdings of revolving credit Indebtedness and letters of credit pursuant to New Credit Facility; provided that the aggregate principal amount of all revolving credit Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries of Holdings thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed $40.0 million less the aggregate amount of all Net

Proceeds of Asset Sales applied to repay revolving credit Indebtedness under the New Credit Facility pursuant to the covenant described above under "--Repurchase at the Option of Holders--Asset Sales";

     (ii) the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

     (iii) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness represented by the Notes offered in the Note Offering, the Senior Subordinated Notes and the Senior Subordinated Note Guarantees, respectively;

     (iv) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holdings or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $7.5 million;

     (v) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by Holdings or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Holdings or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

     (vi) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (i), (ii),
(iii), (iv), (v) or (xv) of this paragraph;

     (vii) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if Holdings is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (viii) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (ix) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this covenant;

     (x) the incurrence by Holdings' Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings that was not permitted by this clause (x);

     (xi) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (xii) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by Holdings;

     (xiii) obligations in respect of performance and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

     (xiv) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million; and

     (xv) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xv), not to exceed $35.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. The incurrence of Indebtedness pursuant to the first paragraph of the covenant described above shall not be classified as any of the items in clauses (i) through (xv) above. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  LIENS

     The Indenture provides that Holdings will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables of Holdings that is subordinate to or pari passu with the New Notes (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries, (ii) make loans or advances to Holdings or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture,
(c) the Indenture and the New Notes, (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness; provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that Holdings may not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holdings under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holdings with or into a Wholly Owned Restricted Subsidiary of Holdings, Holdings or the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (ii) Holdings delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (q) any employment agreement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Holdings or such Restricted Subsidiary, (r) transactions between or among

Holdings and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg Industries, Inc. not to exceed $5.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to Holdings and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture or is approved by a majority of the disinterested directors of Holdings, (w) transactions between Holdings or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between the Company or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services, (y) the insurance arrangements between Holdings and its Subsidiaries and an Affiliate of Holberg that are not less favorable to Holdings or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices and
(z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings may enter into a sale and leaseback transaction if (i) Holdings could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

  LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

     The Indenture provides that Holdings (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of Holdings to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of Holdings to any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Holdings or a Wholly Owned Restricted Subsidiary of Holdings.

  BUSINESS ACTIVITIES

     Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, Holdings will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Notes; (iii) failure by the Company to comply with the provisions described under the captions
"-- Change of Control," "-- Asset Sales," or "-- Merger, Consolidation, or Sale of Assets;" (iv) failure by Holdings for 30 days after notice from the Trustee or at least 30% in principal amount of the New Notes then outstanding to comply with the provisions described under the captions "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (v) failure by Holdings for 60 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by Holdings or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to Holdings or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to March 15, 2003, the Accreted Value of) premium, if any, and accrued and unpaid interest on the New Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings or any of its Subsidiaries all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to March 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the New Notes prior to March 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Holdings, as such, shall have any liability for any obligations of Holdings under the New Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such New Notes when such payments are due from the trust referred to below, (ii) Holdings' obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holdings, obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance: (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Holdings must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders of New Notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and (viii) Holdings must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holdings is not required to transfer or exchange any New Note selected for redemption. Also, Holdings is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration),
(v) make any New Note payable in money other than that stated in the New Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or
(viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, Holdings and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of Holdings' obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION


     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to AP Holdings, Inc., 800 Superior Avenue, Cleveland, Ohio 44114; Attention: Robert N. Sacks.


BOOK-ENTRY, DELIVERY AND FORM

     The New Notes initially being issued in exchange for the Notes generally will be represented by one or more fully-registered global notes without interest coupons (collectively, "Global New Notes"). Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form as discussed below. The Global New Notes will be deposited upon issuance with The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global New Notes may be transferred, in whole and not in part, only to another nominee of the DTC or to a successor of the DTC or its nominee. See "-- Exchange of Book-Entry New Notes for Certificated Notes."

     The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.


  DEPOSITARY PROCEDURES


     DTC has advised Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Holdings that pursuant to procedures established by it, (i) upon deposit of the Global New Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global New Notes and (ii) ownership of such interests in the Global New Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Notes).

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NEW NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on a Global New Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Holdings and the Trustee will treat the persons in whose names the New Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Holdings, the Trustee nor any agent of Holdings or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Holdings that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global New Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or Holdings. Neither Holdings nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the New Notes, and Holdings and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     DTC has advised Holdings that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC interests in the Global New Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants have given direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange Global New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global New Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Holdings, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.

  EXCHANGE OF BOOK-ENTRY NEW NOTES FOR CERTIFICATED NEW NOTES

     A Global New Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies Holdings that it is unwilling or unable to continue as depositary for the Global New Note and Holdings thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global New Note may be exchanged for certificated New Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated New Notes delivered in exchange for any Global New Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).


     Subject to the restrictions on the transferability of the New Notes described in "Risk Factors -- Restrictions on Transfer," a New Note in definitive form will be issued (i) in the Exchange Offer solely in exchange for certificated Notes or (ii) following the Exchange Offer, upon the resale, pledge or other transfer of any New Note or interest therein to any person or entity that does not participate in the Depositary. The exchange of certificated Notes in the Exchange Offer may be made only by presentation of the Notes, duly endorsed, together with a duly completed Letter of Transmittal and other required documentation as described under "The Exchange Offer -- Procedures for Tendering" and "-- Guaranteed Delivery Procedures." Transfers of certificated New Notes may be made only by presentation of New Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.



     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.


CERTIFICATED NEW NOTES


     Subject to certain conditions, any person having a beneficial interest in the Global New Notes may, upon request to the Trustee, exchange such beneficial interest for certificated New Notes ("Certificated New Notes"). Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) Holdings notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and Holdings is unable to locate a qualified successor within 90 days or (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Notes in such form will be issued to each person that the Global New Note Holder and the DTC identify as being the beneficial owner of the related Notes.


     Neither Holdings nor the Trustee will be liable for any delay by the Global New Note Holder or the DTC in identifying the beneficial owners of New Notes and Holdings and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global New Note Holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the New Notes represented by the Global New Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, Holdings will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Holdings expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     Holdings and the Initial Purchaser entered into the Registration Rights Agreement on the Closing date. Pursuant to the Registration Rights Agreement, Holdings agreed to file with the Commission the Registration Statement of which this Prospectus is a part on the appropriate form under the Securities Act with respect to the New Notes. Pursuant to the Exchange Offer, Holdings is offering to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If any Holder of Transfer Restricted Securities notifies Holdings prior to the 20th day following consummation of the Exchange Offer that (i) it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Registration Statement is not appropriate or available for such resales or (iii) that it is a broker-dealer and owns Notes acquired directly from Holdings or an affiliate of Holdings, Holdings will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Holdings will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.



     The Registration Rights Agreement provides among other things, that (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Holdings will have commenced the Exchange Offer and used its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, Holdings will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If Holdings (a) fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then Holdings will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder ("Liquidated Damages"). The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by Holdings on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to Holdings (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, for each $1,000 face amount of Notes, as of any date of determination prior to March 15, 2003, the sum of (i) the initial offering price of each Note and (ii) that portion of the excess of the principal amount of each Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each March 15 and September 15 at the rate of 11 1/4% per annum from the date of issuance of the Notes through the date of determination.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Holdings' Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Holdings or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Holdings (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors or (v) Holdings consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) one-time charges related to the Combination, to the extent that such charges were deducted in computing Consolidated Net Income, plus (vi) in connection with any acquisition by Holdings or a Restricted Subsidiary, projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by Holdings or one of its Restricted Subsidiaries, as evidenced by
(A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus (vii) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Holdings or one of its Restricted Subsidiaries for purposes of the covenant described under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holdings who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means The First National Bank of Chicago, in its capacity as Administrative Agent for the lenders party to the New Credit Facility or any successor thereto or any person otherwise appointed.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) to the extent paid by such Person, any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary organized and existing under the laws of a jurisdiction other than those of any state or commonwealth in the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Global Notes" means the Rule 144A Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Holdings" means AP Holdings, Inc., a Delaware corporation and the parent (but not 100% owner) of APCOA, Inc.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption
" -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Agreement, dated as of the date of the Indenture, by and among APCOA, Inc., the lenders and other parties thereto from time to time and The First National Bank of Chicago, as agent, together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is otherwise permitted under the covenant described "Incurrence of Indebtedness and Issuance of Preferred Stock" or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent, lender or group of lenders.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, and in all cases whether now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by Holdings and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (a) any Investment in APCOA or in a Wholly Owned Restricted Subsidiary of Holdings that is engaged in a Permitted Business;
(b) any Investment in Cash Equivalents; (c) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment
(i) such Person becomes a Wholly Owned Restricted Subsidiary of Holdings that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Wholly Owned Restricted Subsidiary of Holdings that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings; (f) loans and advances made after the date of the Indenture to Holberg Industries, Inc. not to exceed $10.0 million at any time outstanding;
(g) make and permit to remain outstanding travel and other like advances in the ordinary course of business consistent with past practices to officers and employees of Holdings or a Subsidiary of Holdings; (h) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause; and (h) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens securing Obligations of Holdings and its Restricted Subsidiaries under the New Credit Facility that were permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of Holdings; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings; (iv) Liens on property existing at the time of acquisition thereof by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of bids, tenders, contracts, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $7.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary; (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) Liens on the daily revenues in favor of Persons other than Holdings and its Restricted Subsidiaries who are parties to parking facility agreements for the amounts due to them pursuant thereto; (xi) Liens arising by applicable law in respect of employees' wages, salaries or commissions not overdue; and (xii) Liens arising out of judgments or awards not in excess of $5.0 million with respect to which the Company or its Subsidiary with respect to which Holdings or such Subsidiaries are prosecuting an appeal or a proceeding or review and the enforcement of such lien is stayed pending such appeal or review.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries; provided that:
(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc. and John V. Holten.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of Holdings that results in net proceeds to the Company of at least $25.0 million.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security, or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the Regulation S Temporary Global Notes or the Regulation S Permanent Global Notes as applicable.

     "Regulation S Permanent Global Notes" means the permanent global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Regulation S Temporary Global Notes" means the temporary global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Rule 144A.


     "Senior Subordinated Notes" means the 9 1/4% Senior Subordinated Notes due 2008 of APCOA/Standard Parking, Inc.


     "Senior Subordinated Note Guarantees" means the guarantees by certain Restricted Subsidiaries of the Company of the Obligations under the Senior Subordinated Notes.

     "Senior Subordinated Note Indenture" means the Indenture relating to APCOA's Senior Subordinated Notes.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following general discussion summarizes the material U.S. federal income and estate tax aspects of the purchase, ownership and disposition of the New Notes. This discussion is a summary of the material income tax consequences only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the New Notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences or ownership of New Notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the New Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the New Notes for cash at their issue price (as defined below) pursuant to the Note Offering. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.


     This discussion is based upon the Code, existing and proposed regulations thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). Holdings has not and will not seek any rulings from the U.S. Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the New Notes which are different from those discussed herein.

     PROSPECTIVE HOLDERS OF NEW NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident of the United States, (ii) a corporation, a partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

  Interest and Original Issue Discount

     The New Notes will be considered to have been issued with original issue discount ("OID") for U.S. federal income tax purposes. OID is the excess of (i) the stated redemption price at maturity of a New Note over (ii) its issue price.

     The "stated redemption price at maturity" of a New Note is the sum of all payments provided by the instrument. The "issue price" of a New Note is the first price at which a substantial amount of the New Notes are sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

     A U.S. Holder is required to include OID in gross income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of accounting. A U.S. Holder will not be required to report separately as taxable income actual distributions of stated interest with respect to the New Notes; such stated interest will be included in income as OID under the method described immediately below. In general, the amount of OID included in income by the holder of a New Note is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such holder held such Note, including the purchase date and excluding the disposition date. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for a Note may be of any length and may vary in length over the term of a New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

     The amount of OID for an accrual period is generally equal to the product of the New Note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a New Note at the beginning of any accrual period is the sum of the issue price of the New Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the New Note. Under those rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of a New Note is the discount rate that, when used in computing the present value of all payments to be made on a New Note, produces an amount equal to the issue price of the New Note.

     In determining the yield and maturity of the New Notes, Holdings will be deemed to exercise the unconditional call option in a manner that minimizes the yield on the New Notes. If the New Notes are not in fact called on a presumed exercise date, then, for purposes of the accrual of OID, the yield and maturity of the New Notes are redetermined by treating the New Notes as retired and reissued on that date for an amount equal to their adjusted issue price on that date.

  Additional Interest

     Under certain circumstances described above, Holdings will be required to pay an additional amount on the New Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement. Although the matter is not free from doubt, Holdings believes that such additional amount should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and the amount of such income may be different.

  Applicable High Yield Discount Obligation

     If the New Notes constitute "applicable high yield discount obligations," the OID on the New Notes will not be deductible by Holdings until paid. An "applicable high yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the AFR (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has "significant original issue discount." The AFR is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest (including OID) that is required to be paid thereunder exceeds the product of the issue price of the instrument and its yield to maturity.

     Moreover, if the New Notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of Holdings' deduction for OID (the "Disqualified OID")(based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) will be characterized as a non-deductible dividend with respect to Holdings to the extent of Holdings' current and accumulated earnings and profits. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated had such amount been distributed by Holdings with respect to its stock.

  Sale, Exchange or Redemption of the New Notes

     Upon the sale, exchange, retirement or other disposition of a New Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) the U.S. Holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note generally will equal the cost of the New Note to the U.S. Holder increased by any OID included in income through the date of disposition and decreased by any payments received on the New Notes. Such gain or loss will generally constitute capital gain or loss. In the case of a U.S. Holder who is an individual, any capital gain will be subject to tax at a maximum rate of 28% if the Note has been held for more than 12 months but not more than 18 months at the time of the sale, exchange, retirement or other disposition thereof, and a maximum rate of 20% if the New Note has been held for more than 18 months.

     A U.S. Holder will not recognize any taxable gain or loss on the exchange of Notes for New Notes pursuant to the Exchange Offer.

  Information Reporting and Backup Withholding

     U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments in respect of principal (and premium, if any), interest (including OID) and the gross proceeds from dispositions of New Notes. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Holdings will furnish annually to the IRS and to record holders of the New Notes (to whom it is required to furnish such information) information relating to the amount of OID and interest, as applicable.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is not a U.S. Holder (a "Non-U.S. Holder").

     Subject to the discussion of backup withholding below, payments of interest (including OID) on a New Note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of Holdings, (ii) a controlled foreign corporation related to Holdings through stock ownership or (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) Holdings or its paying agent receives (i) from the Non-U.S. Holder, a properly completed IRS Form W-8 (or substitute IRS form W-8) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the New Note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the New Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such an IRS Form W-8 (or substitute IRS Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of an IRS Form W-8 (or substitute IRS Form W-8) is furnished to the payor.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest and/or OID on the Notes.

     If the payments of interest and/or OID on a New Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides Holdings or its paying agent with a properly executed IRS Form 4224. Under recently finalized U.S. Treasury regulations (the "Final Regulations"), which generally apply to interest paid on a New Note after December 31, 1998 (and to payments made after such date of proceeds from the sale or exchange of a New Note) subject to certain transaction rules, such a Non-U.S. Holder will be required to provide an IRS Form W-8.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  Sale, Exchange or Redemption of New Notes

     Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or
(iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

  Federal Estate Tax

     New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of Holdings and
(ii) income on the New Note was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

  Information Reporting and Backup Withholding

     Holdings must report annually to the IRS and to each Non-U.S. Holder any interest (including OID) that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect of the New Notes by Holdings to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither Holdings nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) in the case of payments made after December 31, 1998, a foreign partnership (x) at least 50% of the capital or profit interests in which are owned by U.S. persons or (y) that has a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     The Final Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the Final Regulations.


     THE FOREGOING DISCUSSION IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with the initial sales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the sales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. Holdings has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this prospectus for a period not exceeding 120 days after the Expiration Date. In addition,
until           , 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     Holdings will not receive any proceeds from any sales of the New Notes by participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and may profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

     DLJ has, from time to time, provided investment banking and other financial advisory services to affiliates of Holdings for which it has received customary compensation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Notes offered hereby will be passed upon for Holdings by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Holdings at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for each of the three years in the period ended December 31, 1997 included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Standard at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Altschuler, Melvoin and Glasser LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX OF CERTAIN DEFINED TERMS



                                    PAGE NO.
accrual period....................       96
ADA...............................       19
adjusted issue price..............       97
Affiliate Transaction.............       78
Agent.............................       30
Alternate Base Rate...............       69
Annual Base Salary................       61
APCOA.............................        5
applicable high yield discount
  obligation......................       97
Asset Sale Offer..................       73
Auditorium........................       67
Board.............................       61
BPLP..............................       67
CAGR..............................        8
Calculation Date..................       90
Cause.............................       61
Century Parking...................        6
Certificate of Incorporation......       19
Certificated New Notes............       85
Change of Control Offer...........       71
Change of Control Payment.........       71
Change of Control Payment Date....       71
Closing...........................       30
Code..............................       96
Combination.......................        7
Combination Agreement.............       30
Commission........................        4
Company...........................        2
Company Common Stock..............       30
Company Stockholders..............       65
Company Stockholders Agreement....       65
Company Transactions..............       30
Consulting Agreement..............       68
Consulting Period.................       68
Cutoff Date.......................       61
daily portion.....................       96
Delaware North....................       15
Depositary........................        3
Depositor.........................       25
Disability........................       61
Disqualified OID..................       97
DLJ...............................        3
Dosher............................       65
DTC...............................        3
Effectiveness Target Date.........       86



                                    PAGE NO.
Eligible Institution..............       24
Employment Period.................       61
EPI...............................        6
Excess Proceeds...................       73
Exchange Act......................        4
Exchange Agent....................        2
Exchange Offer....................        1
Expiration Date...................        2
financial institution.............       98
Final Regulations.................       98
Financing.........................       30
Global New Notes..................       83
Good Reason.......................       62
Holberg...........................       19
Holdings..........................        5
Holdings Common Stock.............       63
Holdings Preferred Stock..........       66
incur.............................       75
Indenture.........................        1
Indirect Participants.............       84
Initial Purchaser.................        3
IRS...............................       96
Issue Price.......................       96
Legal Defeasance..................       81
Letter of Transmittal.............        1
Liquidated Damages................       86
Named Executive Officers..........       56
New Credit Facility...............       30
New Notes.........................        1
Noncompetition Period.............       62
Non-U.S. Holder...................       98
Notes.............................        1
Note Offering.....................       10
OID...............................       96
Option Plan.......................       62
Orkla.............................       63
Other Acquisitions................        7
Other Real Estate.................       62
Participants......................       83
Participating Broker-Dealer.......      100
Payment Default...................       80
Permitted Debt....................       75
Permitted Investments.............       62
PORTAL............................       22
Preferred Stock Contribution......        6
property-level expenses...........       67

                                    PAGE NO.
Put/Call Agreement................       15
Registration Default..............       86
Registration Rights Agreement.....        1
Registration Statement............        4
Restricted Payments...............       73
S&S Parking.......................        6
SEC...............................        4
Securities Act....................        1
Senior Subordinated Notes
  Offering........................        9
Sentry Parking....................        6
Severance Pay.....................       61
Shelf Registration Statement......       13
significant original issue
  discount........................       97
Standard..........................        5



                                    PAGE NO.
Standard Owners...................       30
Standard Parties..................       65
Standard Tremont..................       67
Tax Sharing Agreement.............       66
TIN...............................       98
Transactions......................        9
Transfer Restricted Securities....       86
Tremont Facility..................       67
Trustee...........................        1
Trust Indenture Act...............       70
U.S. Holder.......................       96
Warshauer Employment Agreement....       61
yield to maturity.................       97

                               AP HOLDINGS, INC.

         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Description of Unaudited Pro Forma Consolidated Financial
  Statements................................................  P-2
Unaudited Pro Forma Consolidated Balance Sheet as of March
  31, 1998..................................................  P-3
Notes to Unaudited Pro Forma Consolidated Balance Sheet as
  of March 31, 1998.........................................  P-4
Unaudited Pro Forma Consolidated Statements of Operations
  for the Year Ended December 31, 1997 and the Three Months
  Ended March 31, 1998......................................  P-5
Notes to Unaudited Pro Forma Consolidated Statements of
  Operations for the Year Ended December 31, 1997 and the
  Three Months Ended March 31, 1998.........................  P-7

                               AP HOLDINGS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1998 and Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 are based on the historical consolidated financial statements of Holdings. The Unaudited Pro Forma Consolidated Balance Sheet is adjusted to give effect to the acquisition of EPI as if this event had occurred on March 31, 1998. The Unaudited Pro Forma Consolidated Statements of Operations is adjusted to give effect to (1) the acquisition of Standard, (2) the Other Acquisitions, including the acquisition of EPI, (3) the sale of the Company's Senior Subordinated Notes,
(4) the sale of the Notes, and (5) the application of the net proceeds therefrom, as described under "Use of Proceeds," as if these events had occurred as of January 1, 1997. The Unaudited Pro Forma Consolidated Statements of Operations combine the historical operations of Holdings with the historical operations of the acquired businesses prior to the date APCOA made such acquisitions, using the purchase method of accounting. The actual allocation of purchase price for each acquisition will be based on management's final determination of the fair value of assets acquired or to be acquired and liabilities assumed or to be assumed. Management believes that the final allocation of the purchase price will not materially differ from the preliminary estimated amounts. The pro forma operating results are not necessarily indicative of the operating results that would have been achieved had the acquisitions actually occurred at January 1, 1997, nor do they purport to indicate the results of future operations.


     The Unaudited Pro Forma Consolidated Financial Statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related consolidated financial statements and notes thereto of Holdings and Standard included elsewhere in this Prospectus.

                               AP HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                 (IN THOUSANDS)


                                                                                       PRO FORMA
                                                                  HISTORICAL          ADJUSTMENTS
                                                              ------------------        FOR EPI        COMBINED
                                                              HOLDINGS     EPI      ACQUISITION(1)     PRO FORMA
                                                              --------    ------    ---------------    ---------
ASSETS
Current assets:
 Cash.......................................................  $60,480     $  598        $(7,000)       $ 54,078
 Notes and accounts receivable, net.........................   19,461        434             --          19,895
 Prepaid expenses...........................................    1,595        235             --           1,830
                                                              --------    ------        -------        --------
       Total current assets.................................   81,536      1,267         (7,000)         75,803
Equipment and leasehold improvements, net...................    9,749        408             --          10,157
Cost of parking contracts, net..............................   12,558         --            935          13,493
Cost in excess of net assets acquired, net..................   95,504         --          6,424         101,928
Intangible and other assets, net............................   12,197         --           (414)         11,783
Advances and deposits.......................................    1,966          6             --           1,972
                                                              --------    ------        -------        --------
                                                              $213,510    $1,681        $   (55)       $215,136
                                                              ========    ======        =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...........................................  $16,578     $  952        $    --        $ 17,530
 Accrued expenses...........................................   36,184        576             --          36,760
 Current portion of long-term debt..........................    1,083         98             --           1,181
                                                              --------    ------        -------        --------
       Total current liabilities............................   53,845      1,626             --          55,471
Long-term liabilities:
 New credit facility........................................      497         --             --             497
 11 1/4% Senior Discount Notes due 2008.....................   40,683         --             --          40,683
 9 1/4% Senior Subordinated Notes due 2008..................  140,000         --             --         140,000
 Other debt.................................................    5,293         --             --           5,293
 Seller notes...............................................    3,250         --             --           3,250
 Other liabilities..........................................   11,059         --             --          11,059
                                                              --------    ------        -------        --------
       Total long-term liabilities..........................  200,782         --             --         200,782
Common stock of subsidiary subject to put/call rights.......    4,589         --             --           4,589
Common stock, subject to put/call rights....................      333         --             --             333
Stockholders' equity (deficit):
 Preferred stock............................................   25,957         --             --          25,957
 Common stock...............................................        1         --             --               1
 Additional paid in capital.................................    2,088         --             --           2,088
 Retained earnings (deficit)................................  (74,085)        --             --         (74,085)
 Owners' equity.............................................       --         55            (55)             --
                                                              --------    ------        -------        --------
       Total stockholders' equity (deficit).................  (46,039)        55            (55)        (46,039)
                                                              --------    ------        -------        --------
                                                              $213,510    $1,681        $   (55)       $215,136
                                                              ========    ======        =======        ========


   See accompanying notes to unaudited pro forma consolidated balance sheet.

                               AP HOLDINGS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                 (IN THOUSANDS)


(1) Represents the following adjustments to reflect the acquisition of EPI on May 1, 1998 (the final purchase price allocation will be based upon a final determination of fair values of the net assets acquired):



Historical net assets of EPI............................  $   55
Less: Current APCOA investment in EPI...................    (414)
                                                          ------
     Net deficit acquired...............................    (359)
Cost of parking contracts...............................     935
Cost in excess of net assets acquired...................   6,424
                                                          ------
Cash consideration payable from excess cash.............  $7,000
                                                          ======

                               AP HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                          HISTORICAL                     FOR                                      COMBINED
                            --------------------------------------     STANDARD                  ADJUSTMENTS     PRO FORMA
                                                        OTHER         AND OTHER      COMBINED        FOR          ADJUSTED
                            HOLDINGS    STANDARD   ACQUISITIONS(1)   ACQUISITIONS    PRO FORMA    OFFERING      FOR OFFERING
                            ---------   --------   ---------------   ------------    ---------   -----------    ------------
Parking services
  revenue.................  $115,676    $63,652        $6,750          $    --       $186,078      $    --        $186,078
Cost and expenses:
  Cost of parking
     services.............    92,818     50,142         3,205               --        146,165           --         146,165
  General and
     administrative.......    13,528      7,857         3,566           (2,987)(2)     20,045           --          20,045
                                                                        (1,919)(3)
  Depreciation and
     amortization.........     3,767        464            --            1,302(4)       7,676         (180)(8)       7,496
                                                                         2,143(5)
                            --------    -------        ------          -------       --------      -------        --------
          Total costs and
            expenses......   110,113     58,463         6,771           (1,461)       173,886         (180)        173,706
                            --------    -------        ------          -------       --------      -------        --------
Operating income..........     5,563      5,189           (21)           1,461         12,192          180          12,372
Other expense (income):
  Interest expense........     3,713         45            --            7,124(6)      10,882        8,808(9)       19,690
  Interest income.........      (470)      (130)           --              351(7)        (249)          --            (249)
                            --------    -------        ------          -------       --------      -------        --------
Income (loss) before
  income taxes and
  minority interest.......     2,320      5,274           (21)          (6,014)         1,559       (8,628)         (7,069)
Minority interest.........       321         --            --               --            321           --             321
Income tax expense........       140         --            --               --            140           --             140
                            --------    -------        ------          -------       --------      -------        --------
Net income (loss).........  $  1,859    $ 5,274        $  (21)         $(6,014)      $  1,098      $(8,628)       $ (7,530)
                            ========    =======        ======          =======       ========      =======        ========



    See accompanying notes to unaudited pro forma consolidated statements of operations.

                               AP HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

                                 (IN THOUSANDS)


                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                          HISTORICAL                     FOR                                      COMBINED
                            --------------------------------------     STANDARD                  ADJUSTMENTS     PRO FORMA
                                                        OTHER         AND OTHER      COMBINED        FOR          ADJUSTED
                            HOLDINGS    STANDARD   ACQUISITIONS(1)   ACQUISITIONS    PRO FORMA    OFFERING      FOR OFFERING
                            ---------   --------   ---------------   ------------    ---------   -----------    ------------
Parking services
  revenue.................  $ 28,804    $14,590        $1,375          $    --       $ 44,769      $    --        $ 44,769
Cost and expenses:
  Cost of parking
     services.............    23,576     11,212           783               --         35,571           --          35,571
  General and
     administrative.......     3,460      2,012           494             (575)(2)      5,131           --           5,131
                                                                          (260)(3)
  Restructuring charge....    14,500         --            --               --         14,500           --          14,500
  Depreciation and
     amortization.........     1,055         52            --              290(4)       1,908          (48)(8)       1,860
                                                                           511(5)
                            --------    -------        ------          -------       --------      -------        --------
          Total costs and
            expenses......    42,591     13,276         1,277              (34)        57,110          (48)         57,062
                            --------    -------        ------          -------       --------      -------        --------
Operating income (loss)...   (13,787)     1,314            98               34        (12,341)          48         (12,293)
Other expense (income):
  Interest expense........     1,037          5            --            1,687(6)       2,729        2,126(9)        4,855
  Interest income.........      (149)        (7)           --              113(7)         (43)          --             (43)
                            --------    -------        ------          -------       --------      -------        --------
Income (loss) before
  income taxes, minority
  interest and
  extraordinary item......   (14,675)     1,316            98           (1,766)       (15,027)      (2,078)        (17,105)
Minority interest.........       143         --            --               --            143           --             143
Income tax expense........        30         --            --               --             30           --              30
                            --------    -------        ------          -------       --------      -------        --------
Income (loss) before
  extraordinary item......  $(14,848)   $ 1,316        $   98          $(1,766)      $(15,200)     $(2,078)       $(17,278)
                            ========    =======        ======          =======       ========      =======        ========



    See accompanying notes to unaudited pro forma consolidated statements of operations.

                               AP HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


       YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998

                                 (IN THOUSANDS)


 (1) The historical consolidated statement of operations data for the Other Acquisitions for the year ended December 31, 1997 represents the results of operations of such companies from January 1, 1997 to the earlier of their respective dates of acquisition or December 31, 1997. The historical consolidated statement of operations data for the Other Acquisitions for the three months ended March 31, 1998 represents the results of operations of such companies (to the extent the company was acquired in 1998) from January 1, 1998 to the earlier of their respective dates of acquisitions or March 31, 1998. The Other Acquisitions and their respective acquisition dates include: (i) Colonial Richmond (March 1, 1997); (ii) Metropolitan Parking (June 1, 1997); (iii) the remaining 50% interest in APCOA Parking Management & Development, Ltd. (November 1, 1997); (iv) Dixie Parking (January 22, 1998); and (v) the remaining 76% interest in EPI (May 1,
     1998). Each of the Other Acquisitions has been or will be accounted for as a purchase. Accordingly, the results of the operations of each such acquired company are or will be included in APCOA's results of operations from the date of acquisition.


 (2) Represents the net reduction in costs in accordance with the Company's business plan to integrate Standard:


                                                        FISCAL    THREE MONTHS
                                                         1997         1998
                                                        ------    ------------
Payroll reductions for the elimination of duplicative
  administrative and operations personnel.............  $1,461        $365
Reduction in salaries of certain Standard executives
  pursuant to post-acquisition employment
  agreements..........................................   1,139         113
Reductions in management information systems costs....     387          97
                                                        ------        ----
                                                        $2,987        $575
                                                        ======        ====



      In addition, there are $3,289 of anticipated annual cost savings ($1,883 represents personnel reduction savings at APCOA and $1,406 represents purchasing efficiencies) that have not been reflected in the pro forma statements of operations because they are not directly attributable to the acquisition of Standard. APCOA recorded a $14,500 charge in the first quarter of 1998 related to its planned restructuring of existing operations. This charge is composed of $10,800 in employee severance and relocation costs, $2,400 in writedowns of long-term assets to current fair value, and $1,300 in other restructuring costs. See Note M to the historical financial statements of Holdings included elsewhere herein.


 (3) Represents the net reduction in costs in accordance with APCOA's business plans to integrate the Other Acquisitions:


                                                        FISCAL    THREE MONTHS
                                                         1997         1998
                                                        ------    ------------
Payroll reductions for the elimination of duplicative
  administrative and operations personnel:
       EPI............................................  $  331        $ 83
       Other..........................................     428          12
Reduction in salaries of certain EPI executives
  pursuant to post-acquisition employment
  agreements..........................................     577         144
Reduction in management fees paid to third parties
  which will be eliminated upon acquisition...........     583          21
                                                        ------        ----
                                                        $1,919        $260
                                                        ======        ====



 (4) Represents the incremental depreciation and amortization due to the application of purchase accounting. Equipment and leasehold improvements and cost of parking contracts are being amortized over 3 to 7 years. The cost of parking contracts are being amortized over their contract term. Depreciation and

                               AP HOLDINGS, INC.

     amortization has been increased to reflect each acquisition as if it had occurred on January 1, 1997 as follows:


                                                        FISCAL    THREE MONTHS
                                                         1997         1998
                                                        ------    ------------
Amortization of cost of parking contracts acquired
  from Standard.......................................  $1,014        $254
Amortization of cost of parking contracts acquired
  from the Other Acquisitions.........................     347          51
Net reduction in depreciation of property and
  equipment acquired from Standard....................     (59)        (15)
                                                        ------        ----
                                                        $1,302        $290
                                                        ======        ====


 (5) Represents the incremental amortization, due to the application of purchase accounting, for amortization of the excess cost over the fair value of net assets acquired over 40 years. Amortization has been increased to reflect each acquisition as if it had occurred on January 1, 1997 as follows:


                                                        FISCAL       THREE MONTHS
                                                         1997            1998
                                                      -----------    ------------
Amortization of excess cost over fair value of net
  assets acquired for Standard......................    $1,854           $464
Amortization of excess cost over fair value of net
  assets acquired for the Other Acquisitions........       289             47
                                                        ------           ----
                                                        $2,143           $511
                                                        ======           ====


 (6) Represents the incremental interest expense for the additional financing required for the acquisitions. Interest expense has been increased to reflect each acquisition as if it had occurred on January 1, 1997. The interest rate used for the additional financing for the Standard acquisition and the proposed EPI acquisition was 9 1/4%, the actual rate of the Senior Subordinated Notes, the proceeds from which will be partially used to finance such acquisitions. The interest expense is as follows:


                                                           INCREMENTAL INTEREST EXPENSE
                                                           -----------------------------
                                 PRINCIPAL                    FISCAL       THREE MONTHS
                                  AMOUNT        RATE           1997            1998
                                 ---------   -----------   ------------    -------------
Standard.......................   $65,000      9 1/4%         $6,013          $1,503
EPI............................     7,000      9 1/4%            648             162
Seller notes for Dixie
  acquisition..................     3,250      8 1/4%            268              22
Other borrowings (pro-rated)...     3,128    8.0% - 9.0%         195              --
                                                              ------          ------
                                                              $7,124          $1,687
                                                              ======          ======


 (7) Represents the elimination of interest income from Holberg Industries, Inc. on the outstanding amount due from Holberg Industries, Inc.

 (8) Represents the elimination of historical amortization expense related to the deferred financing costs on the existing credit facilities.

                               AP HOLDINGS, INC.

 (9) Represents the change in interest expense related to the Offering and Subordinated Notes Offering:


                                                   PRINCIPAL
                                                    AMOUNT        FISCAL      THREE MONTHS
                                                    OF DEBT        1997           1998
                                                   ---------   ------------   ------------
Recording of pro forma interest expense:
  9 1/4% Senior Subordinated Notes due 2008......  $140,000      $12,950         $3,238
  Nonrecourse third party debt at 11.0% to
     15.0%.......................................     5,523          660            150
  Seller notes for Dixie acquisition at 8 1/4%...     3,250          268             67
  Letters of credit..............................     4,905          123             31
  Capital leases.................................                    168             29
  Other debt.....................................                     56              6
                                                                 -------         ------
  Cash interest expense..........................                 14,225          3,521
  11 1/4% Senior Discount Notes due 2008.........    40,683        4,706          1,144
  Amortization of deferred financing costs.......                    759            190
                                                                 -------         ------
          Total interest expense.................                 19,690          4,855
Less: Combined pro forma interest expense........                 10,882          2,729
                                                                 -------         ------
Pro forma interest adjustment after the Offering
  and Senior Subordinated Notes Offering.........                $ 8,808         $2,126
                                                                 =======         ======

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS


AP HOLDINGS, INC.
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1997, and as of March 31, 1998 (unaudited)................   F-3
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1997, and for the
  three months ended March 31, 1997 and 1998 (unaudited)....   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the three years in the period ended December
  31, 1997, and for the three months ended March 31, 1998
  (unaudited)...............................................   F-5
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1997, and for the
  three months ended March 31, 1997 and 1998 (unaudited)....   F-6
Notes to Consolidated Financial Statements..................   F-7

STANDARD PARKING
Report of Altschuler, Melvoin and Glasser LLP, Independent
  Auditors..................................................  F-18
Balance Sheets as of December 31, 1996 and 1997.............  F-19
Statements of Income for each of the three years in the
  period ended December 31, 1997............................  F-20
Statements of Changes in Equity for each of the three years
  in the period ended December 31, 1997.....................  F-21
Statements of Cash Flows for each of the three years in the
  period ended December 31, 1997............................  F-22
Notes to Financial Statements...............................  F-23

                          REPORT OF ERNST & YOUNG LLP,
                              INDEPENDENT AUDITORS

Board of Directors
AP Holdings, Inc.
Cleveland, Ohio

     We have audited the accompanying consolidated balance sheets of AP Holdings, Inc. and subsidiaries, as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AP Holdings, Inc. at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 3, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 3, 1998

                               AP HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                 DECEMBER 31         MARCH 31
                                                              ------------------    -----------
                                                               1996       1997         1998
                                                                                    (UNAUDITED)
                           ASSETS
Current assets:
  Cash......................................................  $ 2,532    $ 3,322     $ 60,480
  Notes and accounts receivable, less allowances of $315 in
    1996 and $443 in 1997...................................   10,241     13,806       19,461
  Prepaid expenses and supplies.............................    1,343      1,126        1,595
                                                              -------    -------     --------
Total current assets........................................   14,116     18,254       81,536
Leaseholds and equipment:
  Equipment.................................................    9,296     10,024       10,153
  Leasehold improvements....................................   15,804     13,981       14,214
  Leaseholds................................................   31,446     31,293       38,543
  Construction in progress..................................       36        417        2,611
                                                              -------    -------     --------
                                                               56,582     55,715       65,521
  Less accumulated depreciation and amortization............   44,906     43,375       43,214
                                                              -------    -------     --------
                                                               11,676     12,340       22,307
Other assets:
  Advances and deposits.....................................    1,011      1,509        1,966
  Cost in excess of net assets acquired, less accumulated
    amortization of $2,979 and $3,412 in 1996 and 1997,
      respectively..........................................   17,118     18,457       95,504
  Intangible and other assets, less accumulated amortization
    of $3,081 and $3,433 in 1996 and 1997, respectively.....    3,381      4,013       12,197
  Due from affiliate........................................    5,521      4,522           --
                                                              -------    -------     --------
                                                               27,031     28,501      109,667
                                                              -------    -------     --------
         Total assets.......................................  $52,823    $59,095     $213,510
                                                              =======    =======     ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $15,742    $16,401     $ 16,578
  Accrued rent..............................................    6,023      5,649        5,578
  Compensation and payroll withholdings.....................    2,057      1,924        2,275
  Property, payroll and other taxes.........................    3,004      3,111        3,454
  Accrued insurance and expenses............................    6,079      4,126        8,377
  Accrued restructuring costs...............................       --         --       16,500
  Current portion of long-term borrowings...................      666      4,102        1,083
                                                              -------    -------     --------
Total current liabilities...................................   33,571     35,313       53,845
Long-term borrowings, excluding current portion:
  Obligation under credit agreements........................   25,261     27,729      181,180
  Other.....................................................    6,868      6,452        8,543
                                                              -------    -------     --------
                                                               32,129     34,181      189,723
Other long-term liabilities.................................    2,513      3,132       11,059
Redeemable preferred stock of subsidiary....................    7,841      8,728           --
Common stock of subsidiary subject to put/call rights.......       --         --        4,589
Common stock, 880 shares issued and outstanding, subject to
  put/call rights, at stated value on date of issuance......      333        333          333
Stockholders' equity (deficit):
  Preferred stock, 12% quarterly, cumulative, par value $.01 per share, 10,000 shares authorized; 2,487.94 shares in
    1996 and 2,800.20 shares in 1997 issued and
    outstanding.............................................   22,391     25,201       25,957
  Common stock, par value $.01 per share, 20,000 shares
    authorized; 7,898 shares in 1996 and 7,920 shares in
    1997 issued and outstanding.............................        1          1            1
  Additional paid-in capital................................    7,871      7,871        2,088
  Accumulated deficit.......................................  (53,827)   (55,665)     (74,085)
                                                              -------    -------     --------
Total stockholders' equity (deficit)........................  (23,564)   (22,592)     (46,039)
                                                              -------    -------     --------
         Total liabilities and stockholders' equity
           (deficit)........................................  $52,823    $59,095     $213,510
                                                              =======    =======     ========


                See Notes to Consolidated Financial Statements.

                               AP HOLDINGS, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)



                                                                              THREE MONTHS
                                           YEARS ENDED DECEMBER 31           ENDED MARCH 31
                                       --------------------------------    -------------------
                                         1995        1996        1997       1997        1998
                                                                               (UNAUDITED)
Parking services revenue:
  Lease contracts....................  $128,745    $120,286    $ 99,594    $23,371    $ 24,663
  Management contracts...............    12,795      15,466      16,082      3,648       4,141
                                       --------    --------    --------    -------    --------
                                        141,540     135,752     115,676     27,019      28,804
Costs and expenses:
  Cost of parking services:
     Lease contracts.................   113,337     104,718      83,327     20,158      21,315
     Management contracts............     6,878       8,783       9,491      2,389       2,261
                                       --------    --------    --------    -------    --------
                                        120,215     113,501      92,818     22,547      23,576
  General and administrative.........    12,121      13,017      13,528      2,940       3,460
  Restructuring charge...............        --          --          --         --      14,500
  Depreciation and amortization......     8,772       4,888       3,767      1,110       1,055
                                       --------    --------    --------    -------    --------
Total costs and expenses.............   141,108     131,406     110,113     26,597      42,591
                                       --------    --------    --------    -------    --------
Operating income (loss)..............       432       4,346       5,563        422     (13,787)
Other expenses (income):
  Interest expense...................     3,101       3,409       3,713        869       1,037
  Interest income....................      (396)       (532)       (470)      (102)       (149)
                                       --------    --------    --------    -------    --------
                                          2,705       2,877       3,243        767         888
                                       --------    --------    --------    -------    --------
Income (loss) before minority
  interest, income taxes and
  extraordinary item.................    (2,273)      1,469       2,320       (345)    (14,675)
Minority interest....................       604         424         321         38         143
Income tax expense...................       240         106         140         60          30
                                       --------    --------    --------    -------    --------
Income (loss) before extraordinary
  item...............................    (3,117)        939       1,859       (443)    (14,848)
Extraordinary loss...................        --          --          --         --       2,816
                                       --------    --------    --------    -------    --------
Net income (loss)....................  $ (3,117)   $    939    $  1,859    $  (443)   $(17,664)
                                       ========    ========    ========    =======    ========


                See Notes to Consolidated Financial Statements.

                               AP HOLDINGS, INC.


           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                  PREFERRED STOCK       COMMON STOCK
                                -------------------   -----------------   ADDITIONAL
                                 NUMBER       PAR      NUMBER      PAR     PAID-IN     ACCUMULATED
                                OF SHARES    VALUE    OF SHARES   VALUE    CAPITAL       DEFICIT      TOTAL
Balance (deficit) at January
  1, 1995.....................  1,964.01    $17,676     7,898      $1       $7,871      $(45,423)    $(19,875)
Net loss......................                                                            (3,117)      (3,117)
Preferred stock dividend......    246.50      2,218                                       (2,933)        (715)
                                --------    -------    ------      --       ------      --------     --------
Balance (deficit) at December
  31, 1995....................  2,210.51     19,894     7,898       1        7,871       (51,473)     (23,707)
Net income....................                                                               939          939
Preferred stock dividend......    277.43      2,497                                       (3,293)        (796)
                                --------    -------    ------      --       ------      --------     --------
Balance (deficit) at December
  31, 1996....................  2,487.94     22,391     7,898       1        7,871       (53,827)     (23,564)
Net income....................                                                             1,859        1,859
Preferred stock dividend......    312.26      2,810                                       (3,697)        (887)
Issuance of common stock......                             22                                              --
                                --------    -------    ------      --       ------      --------     --------
Balance (deficit) at December
  31, 1997....................  2,800.20     25,201     7,920       1        7,871       (55,665)     (22,592)
Net loss (unaudited)..........                                                           (17,664)     (17,664)
Preferred stock dividend
  (unaudited).................     84.01        756                                         (756)          --
Non-cash distribution to
  affiliate (unaudited).......                                              (6,511)                    (6,511)
Contribution to capital
  (unaudited).................                                                 728                        728
                                --------    -------    ------      --       ------      --------     --------
Balance (deficit) at March 31,
  1998 (unaudited)............  2,884.21    $25,957     7,920      $1       $2,088      $(74,085)    $(46,039)
                                ========    =======    ======      ==       ======      ========     ========


                See Notes to Consolidated Financial Statements.

                               AP HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31           MARCH 31
                                                 ----------------------------   ------------------
                                                  1995       1996      1997      1997       1998
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..............................  $(3,117)  $    939   $ 1,859   $  (443)  $(17,664)
Adjustment to reconcile net income (loss) to
  net cash provided by (used in) operations:
  Depreciation and amortization................    8,772      4,888     3,767     1,110      1,055
  Restructuring charge.........................                                             14,500
  Changes in operating assets and liabilities:
     (Increase) decrease in notes and accounts
       receivable..............................     (686)     1,041    (3,495)   (1,120)    (2,968)
     (Increase) decrease in prepaid assets.....       (2)       163       273       (88)      (319)
     (Increase) decrease in other assets.......     (452)    (1,071)      216        95     (1,321)
     Increase (decrease) in accounts payable...    2,067       (845)      294    (3,661)       176
     Increase (decrease) in accrued
       liabilities.............................   (1,340)    (1,209)   (2,982)      960      3,413
     (Increase) decrease in due from
       affiliate...............................     (902)    (1,864)      999    (1,069)    (1,889)
                                                 -------   --------   -------   -------   --------
Net cash provided by (used in) operating
  activities...................................    4,340      2,042       931    (4,216)    (5,017)

INVESTING ACTIVITIES
Purchase of leaseholds and equipment...........   (2,782)    (2,552)   (2,357)     (257)    (1,600)
Purchase of leaseholds and equipment by joint
  ventures.....................................   (1,930)    (1,181)     (480)                 (24)
Increase in other assets.......................     (100)                (906)     (270)      (491)
Businesses acquired, net of cash, and including
  direct acquisition costs.....................     (227)                 151      (131)   (70,754)
Proceeds from disposition of leaseholds and
  equipment....................................      122        384
                                                 -------   --------   -------   -------   --------
Net cash used in investing activities..........   (4,917)    (3,349)   (3,592)     (658)   (72,869)

FINANCING ACTIVITIES
Proceeds from refinancing......................              11,217
Payments due to refinancing....................             (11,071)
Proceeds from long-term borrowings.............               1,027     4,269     6,508    189,632
Payments on long-term borrowings...............   (1,183)      (412)     (829)      (85)   (40,584)
Proceeds from joint venture borrowings.........    2,430      2,665       400
Payments on joint venture borrowing............     (140)    (1,414)     (389)     (119)      (105)
Payments of debt issuance costs................                (724)                        (5,899)
Redemption of redeemable preferred stock of
  subsidiary...................................                                             (8,000)
                                                 -------   --------   -------   -------   --------
Net cash provided by financing activities......    1,107      1,288     3,451     6,304    135,044
                                                 -------   --------   -------   -------   --------
Increase (decrease) in cash....................      530        (19)      790     1,430     57,158
Cash at beginning of period....................    2,021      2,551     2,532     2,532      3,322
                                                 -------   --------   -------   -------   --------
CASH AT END OF PERIOD..........................  $ 2,551   $  2,532   $ 3,322   $ 3,962   $ 60,480
                                                 =======   ========   =======   =======   ========


                See Notes to Consolidated Financial Statements.

                               AP HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

NOTE A.  ORGANIZATION

     AP Holdings, Inc. (the Company), is a subsidiary of Holberg Industries, Inc. (Holberg). The Company is a holding company which owns APCOA, Inc. and its subsidiaries (APCOA) which manages, operates and develops parking properties throughout the United States and Canada.

NOTE B.  SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION--The Company's consolidated financial statements include the accounts of APCOA, its wholly owned subsidiaries, and joint ventures in which APCOA has more than 50% ownership interest. Minority interest recorded in the consolidated statement of operations is APCOA's noncontrolling interest in consolidated joint ventures. Minority interest included in the consolidated balance sheet was $49 and $276 at December 31, 1996 and 1997, respectively. Investments in joint ventures of 50% or less ownership interest are reported on the equity method. Investments in joint ventures accounted for using the equity method in the consolidated balance sheet was $217 and $273 at December 31, 1996 and 1997, respectively. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

     GROSS CUSTOMER COLLECTIONS--Gross customer collections represent gross receipts collected at all leased and managed properties, including unconsolidated affiliates. Gross customer collections were $408,952, $430,696 and $476,183 in 1995, 1996 and 1997.


     PARKING REVENUE --APCOA recognizes gross receipts from leased locations and management fees earned from management contract properties as parking revenue as the related services are provided. Also included in parking revenue is $850 in 1995, $147 in 1996 and $1,207 in 1997 from gains on sales of parking contracts in the ordinary course of business.


     COST OF PARKING SERVICES--APCOA recognizes costs for leases and nonreimbursed costs from managed facilities as cost of parking services. Cost of parking services consists primarily of rent and payroll related costs.


     LEASEHOLDS AND EQUIPMENT--Leaseholds, equipment and leasehold improvements are stated at cost. Leaseholds (cost of parking contracts) are amortized on a straight-line basis over the average contract life of 7 years. Equipment is depreciated on the straight-line basis over the estimated useful lives of approximately 5 years on average. Leasehold improvements are amortized on the straight-line basis over the terms of the respective leases or the service lives of the improvements, whichever is shorter (average of approximately 7 years). Depreciation and amortization includes losses on abandonments of leaseholds of $184, $481 and $478 in 1995, 1996 and 1997, respectively.


     ADVERTISING COSTS--Advertising costs are expensed as incurred and are included in general and administrative expenses. Advertising expenses were $246, $414 and $440 for 1995, 1996 and 1997, respectively.

     COST IN EXCESS OF NET ASSETS ACQUIRED (GOODWILL)--Cost in excess of net assets acquired arising from acquisitions is amortized using the straight-line method over 40 years. The carrying value of goodwill is evaluated if circumstances indicate a possible impairment in value. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced by the estimated shortfall of cash flows on a discounted basis.

     INTANGIBLE ASSETS--Organization and start-up costs of $633 and $1,296 at December 31, 1996 and 1997, respectively, are amortized over 7 years using the straight-line method. Debt issuance costs of $900 and $775 at December 31, 1996 and 1997, respectively, are amortized over the terms of the credit agreements using the straight-line method.

                               AP HOLDINGS, INC.

     FINANCIAL INSTRUMENTS--The carrying values of cash, accounts receivable and accounts payable are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Other long-term assets and debt have a carrying value that approximates fair value.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


     NEW ACCOUNTING PRONOUNCEMENT--In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131, which becomes effective in 1998, establishes standards for reporting segment information in annual and interim financial statements including disclosures about services, geographic areas and major customers. The Company has not yet determined the impact of adopting Statement No. 131 on its financial statement disclosures. Effective January 1, 1998, the Company adopted Statement No. 130, Reporting Comprehensive Income, which establishes the standards for reporting and displaying comprehensive earnings and its components as part of a full set of financial statements. Since the statement applies only to the presentation of comprehensive income, it did not have any impact on the Company's results of operations, financial position or cash flows. In addition, the Company does not have any elements of comprehensive income.



     INTERIM FINANCIAL DATA--The unaudited consolidated balance sheet as of March 31, 1998, and the related consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the consolidated statement of stockholders' equity (deficit) for the three months ended March 31, 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that might be expected for the year ending December 31, 1998.


NOTE C.  BORROWING ARRANGEMENTS

     Long-term borrowings consist of:

                                                                          AMOUNT OUTSTANDING
                                                                             DECEMBER 31
                                          INTEREST           DUE          ------------------
                                          RATE(S)            DATE          1996       1997
Prudential term note..................     9.18%         April, 2003      $18,000    $18,000
Prudential term note..................     8.92%         March, 2005        5,000      5,000
Key Bank revolver.....................  7.82--8.75%      April, 2000        2,261      6,529
Joint venture debentures..............  11.00--15.00%   December, 2006      5,512      5,523
Capital leases and other..............    Various          Various          2,022      3,231
                                                                          -------    -------
                                                                           32,795     38,283
Less current portion..................                                        666      4,102
                                                                          -------    -------
                                                                          $32,129    $34,181
                                                                          =======    =======

     APCOA has a term facility with the Prudential Insurance Company of America in the amount of $23 million. The facility, with semi-annual principal payments beginning in 1998 contains two term notes. In March 1996, APCOA refinanced its revolving credit facility with KeyBank, as agent, which provides for borrowings and letters of credit of up to $20 million and bears interest at LIBOR plus 2% or prime plus .25% as selected by APCOA. These facilities are secured by substantially all of the assets of APCOA. The terms of

                               AP HOLDINGS, INC.

the credit agreements call for, among other things, meeting defined net worth, income and debt coverage ratios as well as restrictions on the payment of dividends on common stock and capital expenditures.

     Consolidated joint ventures have entered into four agreements for stand-alone development projects providing nonrecourse funding. These joint venture debentures are collateralized by the specific contracts that were funded and approximate the net book value of the related assets.

     APCOA has entered into capital leases and various financing agreements, which were used for the purchase of equipment and on November 1, 1997, APCOA signed interest free promissory notes in the amount of $1,123 to purchase the remaining interest of an unconsolidated subsidiary. The notes were paid in January, 1998.

     APCOA paid interest of $3,174, $3,230 and $3,878 in 1995, 1996, and 1997,
respectively.

     The aggregate maturities of borrowings outstanding at December 31, 1997 are as follows:

1998...............................................  $ 4,102
1999...............................................    4,849
2000...............................................   11,162
2001...............................................    4,466
2002...............................................    4,587
2003 and thereafter................................    9,117
                                                     -------
                                                     $38,283
                                                     =======

NOTE D.  INCOME TAXES

     The Company is included in the consolidated federal income tax return filed with its affiliates and has a tax sharing agreement with the affiliates. The Company's income tax provision is determined on a separate return basis. Income tax expense consists of state and local taxes.


     At December 31, 1997, APCOA has net operating loss carryforwards of $23.2 million for income tax purposes that expire in years 2004 through 2012. Net operating loss carryforwards have been utilized to eliminate federal income tax expense in 1996 and 1997.



     A reconciliation of the Company's reported income tax expense to the amount computed by multiplying income (loss) before minority interest and income taxes by the effective federal income tax rate is as follows:



                                                     1995     1996     1997
Statutory amount (benefit).........................  $(773)   $ 499    $ 789
Benefit from carryforward of net operating
  losses...........................................     --     (499)    (789)
Reduction in benefit due to inability to carryback
  operating losses.................................    773       --       --
State and local income taxes.......................    240      106      140
                                                     -----    -----    -----
Income tax expense.................................  $ 240    $ 106    $ 140
                                                     =====    =====    =====

                               AP HOLDINGS, INC.

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of APCOA's deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                            1996       1997
Net operating loss carryforwards.........................  $ 7,736    $ 8,111
Book over tax depreciation and amortization..............    2,042      1,234
Casualty/liability insurance.............................      674        699
Accrued compensation.....................................      433        (55)
Other, net...............................................      280        361
                                                           -------    -------
                                                            11,165     10,350
Less: valuation allowance for deferred tax assets........   11,165     10,350
                                                           -------    -------
Net deferred tax assets..................................  $     0    $     0
                                                           =======    =======

     For financial reporting purposes, a valuation allowance for deferred tax assets will continue to be recorded until realization is certain.

NOTE E.  BENEFIT PLANS


     APCOA offers deferred compensation arrangements for certain key executives and sponsors an employees' savings and retirement plan in which certain employees are eligible to participate. Subject to their continued employment by APCOA, employees offered deferred compensation arrangements will receive a defined monthly benefit upon attaining age 65. At December 31, 1996 and 1997, APCOA has accrued $1,668 and $1,733, respectively, representing the present value of the future benefit payments. Participants in the savings and retirement plan may elect to contribute a portion of their compensation to the plan. APCOA, in turn, contributes an amount in cash or other property as required by the plan. Expenses related to these plans amounted to $441, $473 and $461 in 1995, 1996 and 1997, respectively.


     APCOA also contributes to two multi-employer defined contribution and nine multi-employer defined benefit plans which cover certain union employees. Expenses related to these plans were $562, $561 and $418 in 1995, 1996 and 1997, respectively.

NOTE F.  LEASES

     APCOA operates parking facilities under operating leases expiring on various dates, generally prior to the year 2012. Certain of the leases contain options to renew at APCOA's discretion.

     At December 31, 1997, APCOA was committed to install in future years, at an estimated cost of $1,063, certain capital improvements at leased facilities.

     Future annual rent expense is not determinable due to the application of percentage factors based on revenues. At December 31, 1997, APCOA's minimum rental commitments, under all non-cancelable leases with remaining terms of more than one year, are as follows:

1998...............................................  $28,036
1999...............................................   16,117
2000...............................................   12,301
2001...............................................    7,925
2002...............................................    6,443
2003 and thereafter................................   25,216
                                                     -------
                                                     $96,038
                                                     =======

                               AP HOLDINGS, INC.

     Rent expense, including percentage rents, was $97,343, $90,419 and $69,113 in 1995, 1996 and 1997, respectively.


NOTE G.  REDEEMABLE PREFERRED STOCK OF SUBSIDIARY


     APCOA has 400 shares of preferred stock authorized, of which 78 and 87 shares are outstanding at December 31, 1996 and 1997, respectively. The preferred shareholder, Holberg, was issued 60 shares of preferred stock of APCOA in 1994 for $6,000. Holberg is entitled to 11% annual dividends payable semiannually in cash or additional preferred shares. The preferred stock is recorded at its $100,000 per share liquidation value plus unpaid dividends. Subject to the approval of the Board of Directors, APCOA has the right to redeem for cash all or any part of the preferred shares then outstanding at a redemption price equal to the per share liquidation value. All of the then outstanding preferred shares will be mandatorily redeemed for cash on February 25, 2004 at a redemption price equal to the per share liquidation value.


NOTE H.  STOCKHOLDERS' EQUITY (DEFICIT)


     The Company has a put/call agreement with a 10% stockholder that permits the stockholder to put its shares of common stock to the Company at fair market value on the put date, as determined by an independent appraisal. As of December 31, 1997, no determination has been made of the current fair market value.



     The Company's preferred shareholder, Holberg, was issued 1,000 shares of preferred stock in 1989 for $9,000. Holberg is entitled to 12% annual dividends payable quarterly in cash or additional preferred shares. The preferred stock, which includes accrued stock dividends, is recorded at its $9,000 per share liquidation value. As of December 31, 1997, the preferred stock dividends distributable during 1997 have not been declared or issued.


NOTE I.  RELATED PARTIES TRANSACTIONS

     Due from affiliate represents amounts due from Holberg as the result of various transactions between APCOA and Holberg including net cash transferred, investment income and insurance premiums. Interest is recorded on amounts due based on current investment rates of return.


     APCOA participates in a master insurance program with Holberg which serves to reduce the insurance costs of the combined group. The program provides APCOA with a stop loss for each insurance policy year. Insurance premium for the coverage is included in the cost of parking services and reflects APCOA's estimated cost indicative of the ongoing entity on a stand alone basis through the purchase of insurance and related costs for self-insured retention amounts consistent with the limits used in the 1997 policy year and expected to be followed in the future.


NOTE J.  ACQUISITIONS

     During the year ended December 31, 1997, APCOA completed three acquisitions. In January 1998, APCOA acquired Dixie Parking Services, Inc. located in New Orleans, Louisiana. The aggregate purchase price of the four acquisitions was $2.0 million in cash and $4.4 million in notes payable. Additional consideration of up to $875 for one acquisition is contingent upon the operating results of the acquired company. The excess purchase price over the fair value of the net assets acquired, primarily cost of contracts, was recorded as goodwill for all acquisitions.

     All acquisitions have been accounted for under the purchase method of accounting, and the consolidated results of operations include the results of each business from the date of acquisition. Unaudited pro forma data for the year ended December 31, 1996 and 1997 as though APCOA had purchased all of the above

                               AP HOLDINGS, INC.

businesses at the beginning of 1996 and 1997 are set forth below. The pro forma operating results are not necessarily indicative of what would have occurred had the transactions taken place on January 1, 1996.

                                                           1996        1997
Parking revenue........................................  $142,091    $116,935
Net income.............................................     1,454       2,025

NOTE K.  COMMITMENTS AND CONTINGENCIES

     As a result of its day-to-day operations, APCOA is involved in several disputes, generally regarding the terms of lease agreements. In the opinion of management, the outcome of these disputes and litigation will not have a material adverse effect on the consolidated financial position or operating results of APCOA.


NOTE L.  SUBSEQUENT ACQUISITIONS AND FINANCINGS (UNAUDITED)



     In January 1998, APCOA entered into a definitive Combination Agreement to acquire all of the outstanding capital stock, partnership and other equity interests of Standard Parking Corporation and certain affiliates (Standard). On March 30, 1998, APCOA acquired Standard for consideration consisting of $65 million in cash, 16% of the common stock of APCOA outstanding as of January 15, 1998 and the assumption of certain liabilities. In addition, on March 30, 1998, APCOA paid to the Standard owners $2.8 million, generally representing Standard's earnings through the date of acquisition and Standard's cash on hand at such time.



     The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements of APCOA from the date of acquisition. Following is the preliminary purchase price allocation (the final purchase price allocation will be based on a final determination of the fair value of assets acquired and liabilities assumed). Management believes that the final allocation of the purchase price will not materially differ from the preliminary estimated amounts.



Cash consideration..........................................  $65,000
5.0095230 shares of common stock of subsidiary issued, at
  calculated put/call value.................................    4,589
Closing distribution to the Standard owners.................    2,822
Direct acquisition costs....................................    5,219
                                                              -------
Total purchase price........................................  $77,630
                                                              =======
Cash........................................................  $ 1,711
Notes and accounts receivable...............................    2,687
Prepaid expenses............................................      150
Property and equipment......................................    1,118
Cost of parking contracts...................................    6,853
Cost in excess of net assets acquired.......................   74,162
Other assets................................................      991
Accounts payable and accrued expenses.......................   (1,872)
Restructuring reserves......................................   (2,000)
Long-term severance liabilities.............................   (5,000)
Other liabilities...........................................   (1,170)
                                                              -------
                                                              $77,630
                                                              =======



     The put/call value is based primarily upon a multiple of EBITDA of APCOA. For financial reporting purposes, APCOA believes that the put/call value is the best measure of fair value of the common stock

                               AP HOLDINGS, INC.

issued in connection with the acquisition because such value was negotiated at arm's length and there is no active market for APCOA's common stock. Direct acquisition costs incurred in connection with the acquisition include investment banking fees of $3,289 and legal and other professional fees of $1,930.



     The restructuring reserves represent the estimated costs to integrate existing information and operating systems of Standard in connection with APCOA's business plan.



     In connection with the Standard acquisition, on March 30, 1998, APCOA issued $140 million principal amount of 9 1/4% Senior Subordinated Notes due 2008 in a Rule 144A private placement and entered into a $40 million senior credit facility. In addition, the Company received proceeds of approximately $40.7 million from issuance of $70 million principal amount of 11 1/4% Senior Discount Notes due 2008 in a Rule 144A private placement. The Company contributed the proceeds from the offering of the Senior Discount Notes to APCOA in exchange for redeemable preferred stock of APCOA. The net proceeds from the offerings were used by APCOA to fund the cash portion of the consideration for the acquisition of Standard, to repay certain existing debt of APCOA and Standard, for general corporate purposes and to redeem preferred stock held by an affiliate.



     In connection with the early extinguishment of debt in March 1998, APCOA recorded an extraordinary loss of $2,816. The extraordinary loss represents the unamortized balance of debt issuance costs related to the Company's previous credit agreement of $727 and a prepayment penalty of $2,089 related to APCOA's previous credit agreement.



     The following unaudited pro forma results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume the acquisition of Standard and related transactions occurred at the beginning of each period presented:



                                               YEAR ENDED           THREE MONTHS
                                            DECEMBER 31, 1997   ENDED MARCH 31, 1998
                                            -----------------   --------------------
Net sales.................................      $186,078              $ 44,769
Loss before extraordinary item............        (7,530)              (17,278)



     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.



     On May 1, 1998, APCOA acquired the remaining 76% interest in Executive Parking Industries LLC (EPI), through the acquisition of all of the outstanding capital stock of S&S Parking, Inc., the sole asset of which was such 76% interest in EPI, for $7 million in cash. In addition, on June 1, 1998, APCOA acquired all of the outstanding capital stock of Century Parking, Inc., and Sentry Parking Corporation, for $5.2 million in cash at closing and $1.0 million payable on the third anniversary of the closing date. These acquisitions will be accounted for under the purchase method. The operating results of the businesses are not material to the consolidated results of the Company.



NOTE M.  RESTRUCTURING CHARGE



     Included in the "restructuring charge" in the accompanying consolidated statements of operations for the three months ended March 31, 1998 are the following:



Employee severance costs....................................  $ 5,800
Employee relocation costs...................................    5,000
Impairment of assets that will no longer be used............    2,400
Other restructuring costs...................................    1,300
                                                              -------
                                                              $14,500
                                                              =======

                               AP HOLDINGS, INC.

     During the first quarter of 1998, management performed a thorough analysis of the costs associated with implementing the business plan of consolidating APCOA's headquarters in Chicago and costs related to APCOA staff reductions. During the first quarter of 1998, all affected employees were notified of APCOA's plans. It is expected that substantially all actions related to the restructuring will be completed during 1998.



NOTE N.  SUBSIDIARY GUARANTORS



     All of APCOA'S direct or indirect wholly-owned domestic subsidiaries, including Standard, other than inactive subsidiaries, fully, unconditionally, jointly and severally guarantee the Senior Subordinated Notes discussed in Note
L. Separate financial statements of the guarantor subsidiaries are not separately presented because, in the opinion of management, such financial statements are not material to investors. The non-guarantor subsidiaries include joint ventures, wholly owned subsidiaries of APCOA organized under the laws of foreign jurisdictions and inactive subsidiaries, all of which are included in the consolidated financial statements. The following is summarized combining financial information for APCOA, Inc., the guarantor subsidiaries of APCOA and the non-guarantor subsidiaries of APCOA:



                                                 APCOA,     GUARANTOR     NON-GUARANTOR
                                                  INC.     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
                                                 ------    ------------   -------------   ------------    -----
1995
Income Statement Data:
  Parking revenue.............................   $73,720     $  1,901        $65,919        $     --     $141,540
  Gross profit................................    17,588          360          3,377              --       21,325
  Depreciation and amortization...............     7,996           51            725              --        8,772
  Operating income (loss).....................    (1,828)         182          2,078              --          432
  Interest expense (income), net..............     2,289          (34)           450              --        2,705
  Equity in earnings of subsidiaries..........     1,240           --             --          (1,240)          --
  Net income (loss)...........................    (3,117)         216          1,024          (1,240)      (3,117)
Statement of Cash Flows Data:
  Net cash provided by (used in) operating
    activities................................     4,515           10           (185)             --        4,340
  Investing activities:
    Purchase of leaseholds and equipment......    (2,769)         (13)        (1,930)             --       (4,712)
    Other.....................................      (205)          --             --              --         (205)
                                                --------     --------        -------        --------     --------
  Net cash used in investing activities.......    (2,974)         (13)        (1,930)             --       (4,917)
  Financing activities:
    Proceeds from long-term borrowings........        --           --          2,430              --        2,430
    Payments on long-term borrowings..........    (1,183)          --           (140)             --       (1,323)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) financing
    activities................................    (1,183)          --          2,290              --        1,107
1996
Balance Sheet Data:
  Notes and accounts receivable...............     7,489         (146)         2,898              --       10,241
  Current assets..............................    10,327           93          3,696              --       14,116
  Leaseholds and equipment, net...............     5,925          146          5,605              --       11,676
  Cost in excess of net assets acquired,
    net.......................................    16,479          639             --              --       17,118
  Investment in subsidiaries..................     3,357           --             --          (3,357)          --
  Total assets................................    44,186          977         11,017          (3,357)      52,823
  Accounts payable............................    13,603          241          1,898              --       15,742
  Current liabilities.........................    26,303          377          6,891              --       33,571
  Long-term borrowings, excluding current
    portion...................................    27,006           --          5,123              --       32,129
  Redeemable preferred stock..................     7,841           --             --              --        7,841
  Total stockholders' equity (deficit)........   (19,053)         600         (1,421)         (3,357)     (23,231)
  Total liabilities and stockholders'
    equity....................................    44,186          977         11,017          (3,357)      52,823
Income Statement Data:
  Parking revenue.............................    73,140        2,914         59,698              --      135,752
  Gross profit................................    18,412          669          3,170              --       22,251
  Depreciation and amortization...............     3,745          166            977              --        4,888
  Operating income............................     2,722          198          1,426              --        4,346
  Interest expense (income), net..............     2,340          (18)           555              --        2,877
  Equity in earnings of subsidiaries..........       663           --             --            (663)          --
  Net income (loss)...........................       939          216            447            (663)         939

                               AP HOLDINGS, INC.

                                                 APCOA,     GUARANTOR     NON-GUARANTOR
                                                  INC.     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
                                                 ------    ------------   -------------   ------------    -----
Statement of Cash Flows Data:
  Net cash provided by (used in) operating
    activities................................  $  2,012     $    286        $  (256)       $     --     $  2,042
  Investing activities:
    Purchase of leaseholds and equipment......    (2,481)         (71)        (1,181)             --       (3,733)
    Other.....................................       384           --             --              --          384
                                                --------     --------        -------        --------     --------
  Net cash used in investing activities.......    (2,097)         (71)        (1,181)             --       (3,349)
  Financing activities:
    Proceeds from refinancing.................    11,217           --             --              --       11,217
    Payments due to refinancing...............   (11,071)          --             --              --      (11,071)
    Proceeds from long-term borrowings........     1,027           --          2,665              --        3,692
    Payments on long-term borrowings..........      (412)          --         (1,414)             --       (1,826)
    Payments of debt issuance costs...........      (724)          --             --              --         (724)
                                                --------     --------        -------        --------     --------
  Net cash provided by financing activities...        37           --          1,251              --        1,288
1997
Balance Sheet Data:
  Notes and accounts receivable...............    10,587          326          2,893              --       13,806
  Current assets..............................    12,801        1,292          4,161              --       18,254
  Leaseholds and equipment, net...............     6,246          227          5,867              --       12,340
  Cost in excess of net assets acquired,
    net.......................................    16,190        1,432            835              --       18,457
  Investment in subsidiaries..................     3,652           --             --          (3,652)          --
  Total assets................................    46,000        3,477         13,270          (3,652)      59,095
  Accounts payable............................    13,574        1,756          1,071              --       16,401
  Current liabilities.........................    26,593        2,178          6,542              --       35,313
  Long-term borrowings, excluding current
    portion...................................    28,747           --          5,434              --       34,181
  Redeemable preferred stock..................     8,728           --             --              --        8,728
  Total stockholders' equity (deficit)........   (20,229)       1,219            403          (3,652)     (22,259)
  Total liabilities and stockholders'
    equity....................................    46,000        3,477         13,270          (3,652)      59,095
Income Statement Data:
  Parking revenue.............................    78,051        3,439         34,186              --      115,676
  Gross profit................................    18,400          940          3,518              --       22,858
  Depreciation and amortization...............     2,836           65            866              --        3,767
  Operating income............................     4,451          419            693              --        5,563
  Interest expense (income), net..............     2,654           --            589              --        3,243
  Equity in earnings of subsidiaries..........       202           --             --            (202)          --
  Net income (loss)...........................     1,859          419           (217)           (202)       1,859
Statement of Cash Flows Data:
  Net cash provided by (used in) operating
    activities................................      (173)         704            400              --          931
  Investing activities:
    Purchase of leaseholds and equipment......    (2,357)          --           (480)             --       (2,837)
    Other.....................................    (1,467)          81            631              --         (755)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) investing
    activities................................    (3,824)          81            151              --       (3,592)
  Financing activities:
    Proceeds from long-term borrowings........     4,269           --            400              --        4,669
    Payments on long-term borrowings..........      (685)          --           (533)             --       (1,218)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) financing
    activities................................     3,584           --           (133)             --        3,451
THREE MONTHS ENDED MARCH 31, 1997
Income Statement Data:
  Parking revenue.............................    17,437          524          9,058              --       27,019
  Gross profit................................     3,600           27            845              --        4,472
  Depreciation and amortization...............       928           12            170              --        1,110
  Operating income (loss).....................       260          (85)           247              --          422
  Interest expense (income), net..............       612           --            155              --          767
  Equity in earnings of subsidiaries..........       (31)          --             --              31           --
  Net income (loss)...........................      (443)         (85)            54              31         (443)

                               AP HOLDINGS, INC.

                                                 APCOA,     GUARANTOR     NON-GUARANTOR
                                                  INC.     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
                                                 ------    ------------   -------------   ------------    -----

Statement of Cash Flows Data:
  Net cash provided by (used in) operating
    activities................................  $ (4,686)    $    125        $   345        $     --     $ (4,216)
  Investing activities:
    Purchase of leaseholds and equipment......      (213)         (44)            --              --         (257)
    Other.....................................      (243)        (158)            --              --         (401)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) investing
    activities................................      (456)        (202)            --              --         (658)
  Financing activities:
    Proceeds from long-term borrowings........     6,508           --             --              --        6,508
    Payments on long-term borrowings..........       (85)          --           (119)             --         (204)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) financing
    activities................................     6,423           --           (119)             --        6,304
THREE MONTHS ENDED MARCH 31, 1998
Balance Sheet Data:
  Cash and cash equivalents...................    56,537        2,961            982              --       60,480
  Notes and accounts receivable...............    10,929        4,458          4,074              --       19,461
  Current assets..............................    68,698        7,535          5,303              --       81,536
  Leaseholds and equipment, net...............     8,551        8,203          5,553              --       22,307
  Cost in excess of net assets acquired,
    net.......................................    19,470       75,204            830              --       95,504
  Investment in subsidiaries..................    90,472           --             --         (90,472)          --
  Total assets................................   196,981       92,925         14,076         (90,472)     213,510
  Accounts payable............................    13,955        1,483          1,140              --       16,578
  Current liabilities.........................    43,786        3,957          6,102              --       53,845
  Long-term borrowings, excluding current
    portion...................................   142,615          321          6,104              --      149,040
  Redeemable preferred stock..................    40,683           --             --              --       40,683
  Common stock subject to put/call rights.....     4,589           --             --              --        4,589
  Total stockholders' equity (deficit)........   (43,939)      87,727            978         (90,472)     (45,706)
  Total liabilities and stockholders'
    equity....................................   196,981       92,925         14,076         (90,472)     213,510
Income Statement Data:
  Parking revenue.............................    17,847        1,054          9,903              --       28,804
  Gross profit................................     3,673          331          1,224              --        5,228
  Restructuring charge........................    14,500           --             --              --       14,500
  Depreciation and amortization...............       766           28            261              --        1,055
  Operating income (loss).....................   (14,466)         194            485              --      (13,787)
  Interest expense (income), net..............       732           --            156              --          888
  Equity in earnings of subsidiaries..........       383           --             --            (383)          --
  Net income (loss)...........................   (17,664)         194            189            (383)     (17,664)

Statement of Cash Flows Data:
  Net cash provided by (used in) operating
    activities................................    (5,311)         231             63              --       (5,017)
  Investing activities:
    Purchase of leaseholds and equipment......    (1,600)          --            (24)             --       (1,624)
    Businesses acquired.......................   (72,465)       1,711             --              --      (70,754)
    Other.....................................      (491)          --             --              --         (491)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) investing
    activities................................   (74,556)       1,711            (24)             --      (72,869)
  Financing activities:
    Proceeds from long-term borrowings........   148,949           --             --              --      148,949
    Payments on long-term borrowings..........   (40,584)          --           (105)             --      (40,689)
    Payments of debt issuance costs...........    (5,899)          --             --              --       (5,899)
    Proceeds from issuance of preferred
      stock...................................    40,683           --             --              --       40,683
    Redemption of redeemable preferred
      stock...................................    (8,000)          --             --              --       (8,000)
                                                --------     --------        -------        --------     --------
  Net cash provided by (used in) financing
    activities................................   135,149           --           (105)             --      135,044

                               AP HOLDINGS, INC.

     The following pro forma income statement reflects the Combination with Standard and the Other Acquisitions as if they had occurred as of the beginning of the periods presented. The pro forma balance sheet data as of March 31, 1998 reflects the acquisition of EPI as if it had occurred on that date.



                                                 APCOA,     GUARANTOR     NON-GUARANTOR
                                                  INC.     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
                                                 ------    ------------   -------------   ------------    -----
1997 (PRO FORMA)
Income Statement Data:
  Parking revenue.............................    78,051       73,841         34,186              --      186,078
  Gross profit................................    18,400       17,995          3,518              --       39,913
  Depreciation and amortization...............     2,656        3,974            866              --        7,496
  Operating income............................  $  4,631     $  7,048        $   693        $     --     $ 12,372
  Interest expense (income), net..............    14,245         (130)           620              --       14,735
  Equity in earnings of subsidiaries..........     6,930           --             --          (6,930)          --
  Net income (loss)...........................    (2,824)       7,178           (248)         (6,930)      (2,824)
THREE MONTHS ENDED MARCH 31, 1998 (PRO FORMA)
Balance Sheet Data:
  Cash and cash equivalents...................    49,537        3,559            982              --       54,078
  Notes and accounts receivable...............    10,929        4,892          4,074              --       19,895
  Current assets..............................    61,698        8,802          5,303              --       75,803
  Leaseholds and equipment, net...............     8,551        9,546          5,553              --       23,650
  Cost in excess of net assets acquired,
    net.......................................    19,470       81,628            830              --      101,928
  Investment in subsidiaries..................    97,886           --             --         (97,886)          --
  Total assets................................   196,981      101,965         14,076         (97,886)     215,136
  Accounts payable............................    13,955        2,435          1,140              --       17,530
  Current liabilities.........................    43,786        5,583          6,102              --       55,471
  Long-term borrowings, excluding current
    portion...................................   142,615          321          6,104              --      149,040
  Redeemable preferred stock..................    40,683           --             --              --       40,683
  Common stock subject to put/call rights.....     4,589           --             --              --        4,589
  Total stockholders' equity (deficit)........   (43,939)      95,141            978         (97,886)     (45,706)
  Total liabilities and stockholders'
    equity....................................   196,981      101,965         14,076         (97,886)     215,136
Income Statement Data:
  Parking revenue.............................    17,847       17,019          9,903              --       44,769
  Gross profit................................     3,673        4,301          1,224              --        9,198
  Restructuring charge........................    14,500           --             --              --       14,500
  Depreciation and amortization...............       737          862            261              --        1,860
  Operating income (loss).....................   (14,404)       1,626            485              --      (12,293)
  Interest expense (income), net..............     3,519           (7)           156              --        3,668
  Equity in earnings of subsidiaries..........     1,822           --             --          (1,822)          --
  Income (loss) before extraordinary item.....   (16,134)       1,633            189          (1,822)     (16,134)



     The consolidated financial statements of the Company differ from the consolidated financial statements of APCOA due to the proceeds of approximately $40.7 million that the Company received on March 30, 1998 from the issuance of the Senior Discount Notes being recorded as long-term debt on the Company's consolidated balance sheet and recorded as redeemable preferred stock on APCOA's consolidated balance sheet. In addition, the Company will record interest expense on the Senior Discount Notes, whereas APCOA will increase the amount of the redeemable preferred stock for the preferred stock dividend.

                 REPORT OF ALTSCHULER, MELVOIN AND GLASSER LLP,
                              INDEPENDENT AUDITORS

To the Owners of Standard Parking

     We have audited the accompanying balance sheets of STANDARD PARKING as of December 31, 1996 and 1997 and the related statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Standard Parking. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Parking as of December 31, 1996 and 1997, and the combined results of its operations, changes in equity and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Altschuler, Melvoin and Glasser LLP

Chicago, Illinois
February 3, 1998

                                STANDARD PARKING

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1996      1997
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $2,968    $ 2,478
  Management fees receivable and due from managed
     facilities.............................................   1,357      1,843
  Accounts receivable--other................................   1,143      2,041
  Current maturities of notes receivable....................      60        116
  Due from related parties..................................     879        919
  Prepaid expenses..........................................     168        150
                                                              ------    -------
          Total current assets..............................   6,575      7,547
                                                              ------    -------
Property and Equipment (at cost, net of accumulated
  depreciation).............................................   1,014      1,170
                                                              ------    -------
Other Assets:
  Management contracts (net of accumulated amortization of
     $58 and $85)...........................................     456        328
  Due from related parties..................................     168        218
  Notes receivable--long term...............................     296        184
  Cash value of life insurance..............................     621        729
                                                              ------    -------
          Total other assets................................   1,541      1,459
                                                              ------    -------
               Total Assets.................................  $9,130    $10,176
                                                              ======    =======
LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................  $1,608    $ 2,413
  Due to related parties....................................      70         75
  Key card security and lease deposits......................     167        198
  Accrued basic and percentage rents........................     755        792
  Deferred rent.............................................     136         28
  Line of credit borrowings.................................       0        330
  Current maturities of long-term debt......................     185        133
  Funds held on behalf of managed facilities................     201        129
                                                              ------    -------
          Total current liabilities.........................   3,122      4,098
                                                              ------    -------
Long-term Liabilities:
  Deferred rent.............................................     265        395
  Deferred compensation.....................................     423        417
  Long-term debt............................................     203         70
  Long-term related party debt..............................      82         57
  Other.....................................................     123        123
                                                              ------    -------
          Total long-term liabilities.......................   1,096      1,062
                                                              ------    -------
Total Liabilities...........................................   4,218      5,160
                                                              ------    -------
Equity......................................................   4,912      5,016
                                                              ------    -------
               Total Liabilities and Equity.................  $9,130    $10,176
                                                              ======    =======

         The accompanying notes are an integral part of this statement.

                                STANDARD PARKING

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)


                                                               1995       1996       1997
Revenue:
  Leased facilities.........................................  $38,418    $41,770    $54,801
  Management and consulting fees and other parking services
     revenue................................................    6,783      8,505      8,851
                                                              -------    -------    -------
Total revenue...............................................   45,201     50,275     63,652
Cost and expenses:
  Cost of parking services -- leased facilities.............   35,168     37,838     50,142
  General and administrative expenses.......................    6,390      7,547      7,857
  Depreciation and amortization.............................      316        376        464
  Loss on office relocation.................................      408
                                                              -------    -------    -------
Total costs and expenses....................................   42,282     45,761     58,463
                                                              -------    -------    -------
Operating income............................................    2,919      4,514      5,189
Other expense (income):
  Interest income...........................................      (96)      (110)      (130)
  Interest expense..........................................       37         54         45
                                                              -------    -------    -------
                                                                  (59)       (56)       (85)
                                                              -------    -------    -------
Net income..................................................  $ 2,978    $ 4,570    $ 5,274
                                                              =======    =======    =======
Pro Forma Data (unaudited):
  Income before provision for income taxes (from above).....  $ 2,978    $ 4,570    $ 5,274
  Income tax provision......................................    1,191      1,828      2,110
                                                              -------    -------    -------
  Net income................................................  $ 1,787    $ 2,742    $ 3,164
                                                              =======    =======    =======


         The accompanying notes are an integral part of this statement.

                                STANDARD PARKING

                        STATEMENTS OF CHANGES IN EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

Equity, January 1, 1995.....................................  $ 3,894
Capital Contribution........................................       10
Net Income for Year.........................................    2,978
Distributions...............................................   (3,482)
                                                              -------
Equity, December 31, 1995...................................    3,400
Net Income for Year.........................................    4,570
Distributions...............................................   (3,058)
                                                              -------
Equity, December 31, 1996...................................    4,912
Net Income for Year.........................................    5,274
Distributions...............................................   (5,170)
                                                              -------
Equity, December 31, 1997...................................  $ 5,016
                                                              =======

         The accompanying notes are an integral part of this statement.

                                STANDARD PARKING

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995       1996       1997
OPERATING ACTIVITIES
  Net income................................................  $ 2,978    $ 4,570    $ 5,274
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      316        376        464
     Increase (decrease) in cash arising from changes in:
       Management fees receivable and amounts due from
          managed facilities................................      275       (166)      (486)
       Accounts receivable and prepaid expenses.............      292       (407)      (881)
       Related party receivables/payables...................   (1,375)       287       (103)
       Accrued basic and percentage rents...................     (441)       236         37
       Deferred compensation................................      141        149         (6)
       Deferred rent........................................      377         24         22
       Other current liabilities............................      280        262        765
                                                              -------    -------    -------
Net cash provided by operating activities...................    2,843      5,331      5,086
                                                              -------    -------    -------
INVESTING ACTIVITIES
  Increase in cash value of life insurance..................     (120)       (31)      (108)
  Management contracts acquired.............................     (561)         0          0
  Capital expenditures......................................     (547)      (336)      (492)
  Proceeds from sale of fixed assets........................        0        100          0
  Increase in notes receivable..............................      (50)      (305)         0
  Other, net................................................      (25)        76         71
                                                              -------    -------    -------
Net cash used in investing activities.......................   (1,303)      (496)      (529)
                                                              -------    -------    -------
FINANCING ACTIVITIES
  Principal payments on debt................................      (70)      (187)      (207)
  Proceeds from bank loans..................................      476        130        330
  Distributions.............................................   (3,472)    (3,058)    (5,170)
                                                              -------    -------    -------
Net cash used in financing activities.......................   (3,066)    (3,115)    (5,047)
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........   (1,526)     1,720       (490)
Cash at beginning of year...................................    2,774      1,248      2,968
                                                              -------    -------    -------
Cash at end of year.........................................  $ 1,248    $ 2,968    $ 2,478
                                                              =======    =======    =======

         The accompanying notes are an integral part of this statement.

                                STANDARD PARKING

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

NOTE 1--NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation--The financial statements of Standard Parking have been prepared in connection with the Combination Agreement dated January 15, 1998 between the owners of Standard Parking and APCOA, Inc. The financial statements include the accounts and activities of the following entities, exclusive of certain assets not included in the acquisition, as specified and defined in the Combination Agreement:

          Standard Parking, L.P. and consolidated entities:
            Central Parking Entities:
               Standard Parking I, L.L.C.
           Standard Parking II, L.L.C.
           Standard Parking/Marina, L.L.C. (ceased operations during 1997)
            Standard Parking of Canada, L.P.
          Standard Parking Corporation
        Standard Auto Park, Inc.
        Standard Parking Corporation, MW
        Standard Parking Corporation, IL
        Standard/Wabash Parking Corporation

     Certain business interests, defined as excluded assets in the Combination Agreement, have not been included in these financial statements as follows:

          Standard Parking, L.P.:

         Interests in Buckingham Investors Partnership (a partnership) and Standard Parking/Courthouse, L.L.C. (a limited liability company), including associated debt of $142.

        Standard Parking Corporation:

         All assets and liabilities, except for investments in Standard Parking L.P., Standard Parking I, L.L.C., Standard Parking II, L.L.C., Standard Parking/Marina L.L.C. and Standard Parking of Canada, L.P.

     Because all of the above entities are under the common control and management of Standard Parking, the financial statements have been combined based on the historical costs of the underlying entities. All significant intercompany balances and transactions have been eliminated in the combined presentation.

     In addition, certain other entities under common control are not subject to the Combination Agreement and have not been included in these financial statements.

     The Combination Agreement states that APCOA, Inc. will acquire the defined business for $65 million plus 16% of APCOA, Inc.'s common stock.

     Standard Parking leases and manages parking facilities located throughout North America from regional offices in Chicago, Houston, Boston, Los Angeles and Canada. Standard Parking, L.P. (the "Partnership") was formed pursuant to an Agreement of Limited Partnership dated January 1, 1994 between Standard Parking Corporation, as general (and a limited) partner, and SP Associates, as a limited partner. On formation, the partners contributed to the Partnership cash and certain assets, net of assumed liabilities, including the rights to management contracts and parking facility leases previously owned by the general partner. At December 31, 1997, Standard Parking leased and managed 379 parking facilities.

     Revenue consists primarily of gross receipts from facilities leased by Standard Parking with terms varying from one to several years and basic and incentive management fees received from managing parking facilities owned by related and third parties.

                                STANDARD PARKING

     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of other significant accounting policies is as follows:

          Depreciation--For both financial and tax reporting purposes, depreciation is computed using both the straight-line and accelerated methods over the estimated useful lives of the assets.

          Amortization of Management Contracts--Management contracts acquired valued at acquisition cost of $561 in accordance with the purchase agreement are being amortized on the straight-line basis over the average 15 years of expected economic lives of the contracts. The management contracts are reviewed for impairment based on an assessment of future operations.

          Statement of Cash Flows--For purposes of the statement of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are reflected as cash equivalents.

          Deferred Compensation--Standard Parking is contractually committed to pay additional compensation to certain key employees for a defined period of time after retirement. The liability for deferred compensation represents the present value of the payments required to meet the contractual requirements earned by the employees.

          Funds Held on Behalf of Managed Facilities--Standard Parking holds funds as a deposit for certain managed facilities which usually represents one month's payroll to be incurred by Standard Parking on behalf of the facility.

          Financial Instruments--Standard Parking believes the book value of its cash equivalents, current receivables, accounts payable and accrued expenses and other current liabilities approximates fair value due to their short-term nature. The book value of its long-term receivables and obligations approximates their fair value as the current interest rates approximate rates at which similar types of borrowing arrangements could be currently obtained.

NOTE 2--PROPERTY AND EQUIPMENT:

     Office and parking facility equipment and leasehold improvements consisted of the following:

                                                        ESTIMATED
                                                       USEFUL LIFE      1996      1997
Furniture, fixtures and vehicles....................  1 to 7 years     $  570    $  577
Machinery and equipment.............................  1 to 5 years        359       395
Computer equipment and software.....................  1 to 5 years        500       878
Improvements........................................  1 to 13 years       281       268
                                                                       ------    ------
                                                                        1,710     2,118
Accumulated depreciation............................                      696       948
                                                                       ------    ------
                                                                       $1,014    $1,170
                                                                       ======    ======

     Depreciation expense was $273 in 1995, $314 in 1996 and $336 in 1997. Depreciation expense includes loss on sale/abandonment of fixed assets of $40 in 1995, $15 in 1996 and $53 in 1997.

                                STANDARD PARKING

NOTE 3--NOTES RECEIVABLE:

     Notes receivable at December 31, 1996 and 1997 were as follows:

                                                              1996    1997
(a) Relating to the financing of parking facility
    maintenance equipment utilized at facilities managed by
    Standard Parking. The notes, secured by the equipment,
    call for monthly payments of principal and interest (at
    rates ranging from 7.5% to 10.5%) with final payments
    being due in 2001.......................................  $306    $250
(b) Unsecured note from a third party calling for monthly
    payments of interest (at 7%) with entire balance being
    due in 1998.............................................    50      50
                                                              ----    ----
                                                               356     300
Less current portion........................................    60     116
                                                              ----    ----
                                                              $296    $184
                                                              ====    ====

     Future scheduled receipts are $76 in 1999, $78 in 2000 and $30 in 2001.

NOTE 4--ACCOUNTS RECEIVABLE--OTHER:

     Accounts receivable--other at December 31, 1996 and 1997 were as follows:

                                                               1996      1997
Customer receivables........................................  $  165    $  588
Insurance receivables.......................................     715       885
Other accounts receivable...................................     263       568
                                                              ------    ------
                                                              $1,143    $2,041
                                                              ======    ======

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses at December 31, 1996 and 1997 were as follows:

                                                               1996      1997
Accrued payroll.............................................  $  412    $  673
Accrued payroll--managed facilities.........................       0       633
Parking tax withheld........................................     288       387
Accrued real estate tax.....................................     277       199
Other accounts payable and accrued expenses.................     631       521
                                                              ------    ------
                                                              $1,608    $2,413
                                                              ======    ======

     Accrued payroll for managed facilities represents funds held by Standard Parking as of December 31, 1997 which were expended in January 1998 on behalf of its managed facilities.

NOTE 6--DEBT ARRANGEMENTS:

     During 1995, Standard Parking borrowed $476 from LaSalle National Bank to finance the acquisition of management contracts. The note is payable in monthly installments of $13, plus interest at the prime rate over three years, with the final payment being due in 1998.

     Additionally, Standard Parking borrowed $130 from Amalgamated Bank of Chicago during 1996. The proceeds were loaned to one of Standard Parking's managed facilities to finance the purchase of equipment (see Note 3). The unsecured note is payable in monthly installments of $2 plus interest at the prime rate over five years, with the final payment being due in 2001.

                                STANDARD PARKING

     During 1997, Standard Parking borrowed $330 from LaSalle National Bank under a $500 line of credit. The line is due on July 8, 1998 with payments of interest at the prime rate, which was 8.5% during 1997, being due monthly.

     The prime rates of interest in effect pertaining to the above bank debt at December 31, 1996 and 1997 were 8.25% and 8.5%, respectively.

     Future payments on the installment loans are $26 in 1999 and 2000 and $18 in 2001.

NOTE 7--RELATED-PARTY TRANSACTIONS:

     Amounts due from related parties were as follows:

                                                               1996      1997
Relating to the financing of parking facility maintenance
  equipment utilized at a facility managed by Standard
  Parking and owned by a related party. The note, secured by the equipment, calls for monthly payments of principal and interest at 9.25%, with a final payment being due in
  1999......................................................  $   30    $   15
Advances to affiliates and employees, no stated repayment
  terms.....................................................     153       211
Management fees and other amounts due from related party
  managed and leased facilities, due currently..............     864       911
                                                              ------    ------
                                                               1,047     1,137
Less current maturities.....................................     879       919
                                                              ------    ------
                                                              $  168    $  218
                                                              ======    ======

     Amounts due to related parties were as follows:

                                                              1996    1997
Short term operating advances payable.......................  $ 48    $ 50
Unsecured loan payable. The loan terms call for monthly
  repayment of principal and interest at 12% per year with
  final payment being due in 2000...........................   104      82
                                                              ----    ----
                                                               152     132
Less current maturities.....................................    70      75
                                                              ----    ----
                                                              $ 82    $ 57
                                                              ====    ====

     Future payments pertaining to the unsecured loan payable are $27 in 1999 and $30 in 2000.

     Management and consulting fee income relating to management of facilities controlled by related parties amounted to $1,801, $1,332 and $1,329 during 1995, 1996 and 1997, respectively. These amounts are included with "management and consulting fees and other parking services revenue" on the statement of income.

     Rent expense incurred relating to parking facilities leased from related parties under short term leases renewable annually amounted to $5,464, $7,628 and $13,403 during 1995, 1996 and 1997, respectively. These expenses are included with cost of parking services on the statement of income. Minimum lease payments relating to these leases will approximate $15,808 during 1998.

                                STANDARD PARKING

NOTE 8--LEASE COMMITMENTS:

     Standard Parking leases several parking and office facilities throughout North America from both related and third parties under leases expiring over various dates through 2010. Future minimum lease payments are approximately as follows:

1998...............................................  $23,326
1999...............................................    5,555
2000...............................................      997
2001...............................................      413
2002...............................................      333
Thereafter.........................................    1,887
                                                     -------
                                                     $32,511
                                                     =======

     In addition to the minimum rental payments, Standard Parking, as designated in certain of the leases, is responsible for the payment of percentage rent, real estate taxes, maintenance and operating costs. Total rent expense for 1995, 1996 and 1997 was $20,969, $24,428, and $34,589, respectively, of which $5,173,
$6,753 and $7,634, respectively, related to percentage rent.

     Standard Parking relocated its Chicago administrative headquarters to new leased offices in November 1995. The loss on vacating the old leased space of approximately $408, which includes rent due until the scheduled lease expiration date, net of sublease income, was charged to operations during 1995. The new headquarters office lease requires minimum annual rentals (exclusive of escalation charges) on an increasing scale. Such total minimum rentals payable for the lease period from October 1, 1995 through September 30, 2010 are being amortized to expense in approximately equal installments each month.

     A summary of deferred rent as of December 31, 1996 and 1997 relating to the old and new facilities is as follows:

                                                              1996    1997
Rent accrued on the vacated leased space net of sublease
  income....................................................  $205    $ 69
Deferred rent on new leased space...........................   196     354
                                                              ----    ----
                                                               401     423
  Less amount due currently.................................   136      28
                                                              ----    ----
Deferred rent--long-term portion............................  $265    $395
                                                              ====    ====

NOTE 9--EMPLOYEE BENEFIT PLAN:

     Standard Parking maintains a qualified Section 401(k) Plan which benefits all eligible employees. Under the plan, Standard Parking partially matches employee contributions. For 1995, 1996 and 1997, management authorized an employer match of employee contributions at the rate of 50% of the first 4% of eligible wages. Standard Parking contributions to the plan were $41, $42 and $53 for 1995, 1996 and 1997, respectively.

NOTE 10--INCOME TAXES:

     Under the provisions of the Internal Revenue Code, the affiliated companies combined herein, which are all partnerships or Subchapter S corporations, pay no federal income taxes and their net income and losses (including the distributive shares resulting from its ownership as a member in the subsidiary limited liability companies, which file partnership income tax returns) are reportable in the tax returns of the respective partners and shareholders. However, the partnerships and the affiliated companies are subject to state income taxes.

                                STANDARD PARKING

     Unaudited Pro Forma Net Income. The unaudited pro forma net income represents the results of operations adjusted to reflect a provision for income tax on historical income as if Standard Parking were a C corporation. The difference between the pro forma income tax rates utilized and federal statutory rate of 34% relates primarily to state income taxes (approximately 6%, net of federal tax benefit).

======================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
Available Information.................    4
Prospectus Summary....................    5
Risk Factors..........................   16
The Exchange Offer....................   22
Certain Federal Income Tax
  Consequences of the Exchange
  Offer...............................   29
The Transactions......................   30
Use of Proceeds.......................   31
Capitalization........................   32
Selected Historical Financial Data of
  Holdings............................   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Holdings...........   34
Selected Historical Financial Data of
  Standard............................   42
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Standard...........   43
Business..............................   46
Management............................   54
Security Ownership of Certain
  Beneficial Holders and Management...   63
Certain Relationships and Related
  Party Transactions..................   65
Description of Indebtedness...........   69
Description of New Notes..............   70
Description of Certain Federal Income
  Tax Consequences....................   96
Plan of Distribution..................  100
Legal Matters.........................  101
Experts...............................  101
Index of Certain Defined Terms........  102
Index to Unaudited Pro Forma
  Consolidated Financial Statements...  P-1
Index to Historical Financial
  Statements..........................  F-1


======================================================
======================================================

                                  $70,000,000

                               AP HOLDINGS, INC.
                 ---------------------------------------------

                               OFFER TO EXCHANGE

                 ---------------------------------------------

                   11 1/4% NEW SENIOR DISCOUNT NOTES DUE 2008
                                          , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockbrokers,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article SEVENTH, paragraph
(a) of Holdings' Restated Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article SEVENTH, paragraph (b) of the Restated Certificate of Incorporation of Holdings provides that Holdings shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

     Article SEVENTH, paragraph (b) of Holdings' Restated Certificate of Incorporation also provides that Holdings shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. Any rights to indemnification conferred in paragraph (b) are contract rights, and include the right to be paid by Holdings the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to Holdings of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under paragraph (b) or otherwise. By action of the board of directors, Holdings may extend such indemnification to employees and agents of Holdings.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


  1.1   Purchase Agreement, by and among Holdings and Donaldson,
        Lufkin & Jenrette Securities Corporation, dated as of March
        25, 1998.*
  2.1 Combination Agreement, dated as of January 15, 1998, by and between APCOA, Inc. and the Standard Owners.**
  3.1   Restated Certificate of Incorporation of Holdings.***
  3.2   By-Laws of Holdings.***
  4.1 Indenture, dated as of March 30, 1998, by and among Holdings and State Street Bank and Trust Company, with respect to the New Notes.*
  4.2   Form of New Note (included as Exhibit A to Exhibit 4.1).*
  5.1   Opinion of Wachtell, Lipton, Rosen & Katz.***

    10.1   Registration Rights Agreement, dated as of March 30, 1998, by and between Holdings and Donaldson, Lufkin
           & Jenrette Securities Corporation.*
    10.2   Credit Agreement, dated as of March 30, 1998, by and among the Company, The First National Bank of
           Chicago, as Agent and Lender, and the Other Financial Institutions party thereto.**
    10.3   Stockholders Agreement, dated as of March 30, 1998, by and among Dosher Partners, L.P. and SP Associates and Holberg, Holdings and the Company.**
    10.4   Stockholders Agreement, dated as of April 14, 1989, by and among Holdings, Holberg, Delaware North and each member of the management of the Company who is a stockholder of Holdings.**
    10.5   Tax Sharing Agreement, dated as of April 28, 1989, as amended as of March 30, 1998, by and among Holberg,
           Holdings and the Company.**
    10.6   Employment Agreement between the Company and Myron C. Warshauer.**
    10.7   Employment Agreement between the Company and G. Walter Stuelpe, Jr.**
    10.8   Executive Transition Agreement between the Company and James V. LaRocco, Jr.**
    10.9   Severance Agreement between the Company and Trevor R. Van Horn.**
    10.10  Employment Agreement between the Company and Herbert W. Anderson, Jr.**
    10.11  Employment Agreement between the Company and Michael J. Celebrezze.**
    10.12  Employment Agreement between the Company and Michael K. Wolf.**
    10.13  Deferred Compensation Agreement between the Company and Michael K. Wolf.**
    10.14  Company Retirement Plan For Key Executive Officers.**
    10.15  Consulting Agreement between the Company and Sidney Warshauer.**
    10.16  Put/Call Option Agreement, dated as of April 14, 1989, between Holdings and Delaware North.***
    12.1   Statements re computation of ratios.***
    21.1   Subsidiaries of Holdings.***
    23.1   Consent of Ernst & Young LLP.***
    23.2   Consent of Altschuler, Melvoin and Glasser LLP.***
    23.3   Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).***
    24.1   Power of Attorney (see signature page).*
    25.1   Statement of Eligibility and Qualification of Trustee on Form T-1 of State Street Bank and Trust Company
           under the Trust Indenture Act of 1939.*
    27.1   Financial Data Schedule.***
    99.1   Form of Letter of Transmittal for the 11 1/4% New Senior Discount Notes due 2008.***
    99.2   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
    99.3   Form of Notice of Guaranteed Delivery.*


---------------

*   Previously filed.



** Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-50437) of APCOA, Inc. filed with the SEC on April 17, 1998, as amended on June 9, 1998.



*** Filed herewith.


(b) Financial Statement Schedule.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on June 9, 1998.


                                          AP HOLDINGS, INC.

                                          By                  *
                                            ------------------------------------
                                                   G. Walter Stuelpe, Jr.
                                             Chief Executive Officer, President
                                                        and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert N. Sacks and Michael K. Wolf his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on June 9, 1998.



                        NAME                                                 TITLE
                        ----                                                 -----

                          *                              Chief Executive Officer, President and
-----------------------------------------------------    Director (Principal Executive Officer)
               G. Walter Stuelpe, Jr.

                          *                              Treasurer (Principal Financial and Accounting
-----------------------------------------------------    Officer)
                Michael J. Celebrezze

                          *                              Chairman and Director
-----------------------------------------------------
                   John V. Holten

                          *                              Assistant Secretary and Director
-----------------------------------------------------
                 Gunnar E. Klintberg

              *By: /s/ ROBERT N. SACKS
  ------------------------------------------------
                   Robert N. Sacks
                  Attorney-in-Fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of AP Holdings, Inc. (the Company) as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 3, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule for each of the three years in the period ended December 31, 1997, listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 3, 1998

                                  SCHEDULE II
                               AP HOLDINGS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                           ADDITIONS
                                                    ------------------------
                                     BALANCE AT      CHARGED TO     CHARGED                      BALANCE
                                     BEGINNING       COSTS AND      TO OTHER                     AT END
           DESCRIPTION                OF YEAR         EXPENSES      ACCOUNTS    DEDUCTIONS(1)    OF YEAR
           -----------              ------------    ------------    --------    -------------    -------
Year ended December 31, 1995:
  Deducted from asset accounts
     Allowance for doubtful
       accounts...................     $  369          $  101        $   --        $  (68)       $  402
                                       ======          ======        ======        ======        ======
Year ended December 31, 1996:
  Deducted from asset accounts
     Allowance for doubtful
       accounts...................     $  402          $    7        $   --        $  (94)       $  315
                                       ======          ======        ======        ======        ======
Year ended December 31, 1997:
  Deducted from asset accounts
     Allowance for doubtful
       accounts...................     $  315          $  139        $   --        $  (11)       $  443
                                       ======          ======        ======        ======        ======

---------------
(1) Represents uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
  1.1     Purchase Agreement, by and among Holdings and Donaldson,
          Lufkin & Jenrette Securities Corporation, dated as of March
          25, 1998.*
  2.1     Combination Agreement, dated as of January 15, 1998, by and between APCOA, Inc. and the Standard Owners.**
  3.1     Restated Certificate of Incorporation of Holdings.***
  3.2     By-Laws of Holdings.***
  4.1     Indenture, dated as of March 30, 1998, by and among Holdings and State Street Bank and Trust Company, with respect to the
          New Notes.*
  4.2     Form of New Note (included as Exhibit A to Exhibit 4.1).*
  5.1     Opinion of Wachtell, Lipton, Rosen & Katz.***
 10.1     Registration Rights Agreement, dated as of March 30, 1998, by and between Holdings and Donaldson, Lufkin & Jenrette
          Securities Corporation.*
 10.2     Credit Agreement, dated as of March 30, 1998, by and among the Company, The First National Bank of Chicago, as Agent
          and Lender, and the Other Financial Institutions party
          thereto.**
 10.3     Stockholders Agreement, dated as of March 30, 1998, by and among Dosher Partners, L.P. and SP Associates and Holberg,
          Holdings and the Company.**
 10.4     Stockholders Agreement, dated as of April 14, 1989, by and among Holdings, Holberg, Delaware North and each member of the management of the Company who is a stockholder of
          Holdings.**
 10.5     Tax Sharing Agreement, dated as of April 28, 1989, as
          amended as of March 30, 1998, by and among Holberg, Holdings and the Company.**
 10.6     Employment Agreement between the Company and Myron C.
          Warshauer.**
 10.7     Employment Agreement between the Company and G. Walter
          Stuelpe, Jr.**
 10.8     Executive Transition Agreement between the Company and James
          V. LaRocco, Jr.**
 10.9     Severance Agreement between the Company and Trevor R. Van
          Horn.**
 10.10    Employment Agreement between the Company and Herbert W.
          Anderson, Jr.**
 10.11    Employment Agreement between the Company and Michael J.
          Celebrezze.**
 10.12    Employment Agreement between the Company and Michael K.
          Wolf.**
 10.13    Deferred Compensation Agreement between the Company and
          Michael K. Wolf.**
 10.14    Company Retirement Plan For Key Executive Officers.**
 10.15    Consulting Agreement between the Company and Sidney
          Warshauer.**
 10.16    Put/Call Option Agreement, dated as of April 14, 1989,
          between Holdings and Delaware North.***
 12.1     Statements re computation of ratios.***
 21.1     Subsidiaries of Holdings.***
 23.1     Consent of Ernst & Young LLP.***
 23.2     Consent of Altschuler, Melvoin and Glasser LLP.***
 23.3     Consent of Wachtell, Lipton, Rosen & Katz (contained in
          Exhibit 5.1).***
 24.1     Power of Attorney (see signature page).*
 25.1     Statement of Eligibility and Qualification of Trustee on
          Form T-1 of State Street Bank and Trust Company under the
          Trust Indenture Act of 1939.*
 27.1     Financial Data Schedule.***
 99.1     Form of Letter of Transmittal for the 11 1/4% New Senior
          Discount Notes due 2008.***
 99.2     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 99.3     Form of Notice of Guaranteed Delivery.*


---------------

*   Previously filed.



** Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-50437) of APCOA, Inc. filed with the SEC on April 17, 1998, as amended on June 9, 1998.



*** Filed herewith.


(b) Financial Statement Schedule.